     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES

   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                            ------------------------

                            EXCEL LEGACY CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                 33-0781747
  (State of Incorporation or     (I.R.S. Employer
        Organization)             Identification
                                       No.)

                         16955 VIA DEL CAMPO, SUITE 100
                          SAN DIEGO, CALIFORNIA 92127

         (Address, Including Zip Code, of Principal Executive Offices)

                                 (619) 485-9400
              (Registrant's Telephone Number, Including Area Code)

                            ------------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10


           ITEM
ITEM NO.   CAPTION                                                 LOCATION IN INFORMATION STATEMENT
---------  --------------------------------------  ------------------------------------------------------------------

       1.  Business..............................  "SUMMARY"; "THE DISTRIBUTION--Background and Reasons for the
                                                     Distribution"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "THE COMPANY"
                                                     and "BUSINESS AND PROPERTIES."

       2.  Financial Information.................  "SUMMARY"; "RISK FACTORS"; "PRO FORMA COMBINED CAPITALIZATION";
                                                     "UNAUDITED PRO FORMA FINANCIAL INFORMATION"; "MANAGEMENT'S
                                                     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                     OPERATIONS" and "FINANCIAL STATEMENTS."

       3.  Properties............................  "BUSINESS AND PROPERTIES."

       4.  Security Ownership of Certain           "MANAGEMENT" and "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
           Beneficial Owners and Management......    OWNERS AND MANAGEMENT."

       5.  Directors and Executive Officers......  "SUMMARY"; "RISK FACTORS"; "THE COMPANY" and "MANAGEMENT."

       6.  Executive Compensation................  "MANAGEMENT--Executive Officer Compensation."

       7.  Certain Relationships and Related       "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
           Transactions..........................

       8.  Legal Proceedings.....................  "BUSINESS AND PROPERTIES--Legal Proceedings."

       9.  Market Price of and Dividends on the    "SUMMARY"; "RISK FACTORS--Dividend Policy" and "THE
           Registrant's Common Equity and Related    DISTRIBUTION--Quotation and Trading of Company Common Stock;
           Stockholder Matters...................    Dividend Policy."

      10.  Recent Sales of Unregistered            None.
           Securities............................

      11.  Description of Registrant's Securities  "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS" and "DESCRIPTION
           to be Registered......................    OF THE COMPANY'S CAPITAL STOCK."

      12.  Indemnification of Directors and        "MANAGEMENT--Indemnification Agreements"; "LEGACY CERTIFICATE OF
           Officers..............................    INCORPORATION AND BYLAWS--Indemnification and Advancement of
                                                     Expenses" and "LIABILITY AND INDEMNIFICATION OF OFFICERS AND
                                                     DIRECTORS OF THE COMPANY."

           ITEM
ITEM NO.   CAPTION                                                 LOCATION IN INFORMATION STATEMENT
---------  --------------------------------------  ------------------------------------------------------------------
      13.  Financial Statements and Supplementary  "SUMMARY"; "PRO FORMA COMBINED CAPITALIZATION"; "UNAUDITED PRO
           Data..................................    FORMA FINANCIAL INFORMATION"; "MANAGEMENT'S DISCUSSION AND
                                                     ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and
                                                     "FINANCIAL STATEMENTS."

      14.  Changes in and Disagreements with       None.
           Accountants on Accounting and
           Financial Disclosure..................

      15.  Financial Statements and Exhibits.....

           (a)  Financial Statements and
                Schedules

           (1)  Financial Statements:              "FINANCIAL STATEMENTS."

           (b)  Exhibits:

           EXHIBIT
           NUMBER                                                             DESCRIPTION
           --------------------------------------  ------------------------------------------------------------------

           3.1(2)                                  Form of Amended and Restated Certificate of Incorporation of Excel
                                                     Legacy Corporation (included as Annex I to Information Sheet).

           3.2(2)                                  Form of Amended and Restated Bylaws of Excel Legacy Corporation
                                                     (included as Annex II to Information Statement).

           4.1(2)                                  Form of Common Stock Certificate.

           4.2(2)                                  Form of Certificate of Designation of Series A Preferred Stock.

           4.3(1)                                  Form of Warrant to Purchase Series A Preferred Stock to be issued to Southeastern Asset Management, Inc.

           4.4(1)                                  Form of Warrant to Purchase Series A Preferred Stock to be issued to BancBoston Capital Inc.

           10.1(2)                                 Form of 1998 Stock Option Plan of Excel Legacy Corporation
                                                     (included as Annex III to Information Statement).

           10.2(2)                                 Form of Intercompany Agreement.

           10.3(2)                                 Form of Distribution Agreement.

           10.4(2)                                 Form of Administrative Services Agreement.

           10.5(2)                                 Form of Tax Sharing Agreement.

           10.6(2)                                 Form of Transitional Services Agreement.

           10.7(2)                                 Form of Indemnity Agreement.

           10.8(2)                                 Lease dated as of March 26, 1997, between MBK Southern
                                                     California/MBK Mountain States Ventures and American
                                                     Multi-Cinema, Inc. (including Assignment and Assumption of AMC
                                                     Lease dated as of December 31, 1997, between MBK Southern
                                                     California/MBK Mountain States Ventures and Excel Legacy
                                                     Corporation).

           EXHIBIT
           NUMBER                                                             DESCRIPTION
           --------------------------------------  ------------------------------------------------------------------
           10.9(2)                                 Lease dated as of March 26, 1997, between MBK Southern
                                                     California/MBK Mountain States Ventures and American
                                                     Multi-Cinema, Inc. (including Assignment and Assumption of AMC
                                                     Lease dated as of December 31, 1997, between MBK Southern
                                                     California/MBK Mountain States Ventures and Excel Legacy
                                                     Corporation).

           21.1(2)                                 Subsidiaries of Excel Legacy Corporation.

           23.1(1)                                 Consent of Coopers & Lybrand L.L.P.

           23.2(1)                                 Consent of Latham & Watkins.

           27.1(2)                                 Financial Data Schedule.


------------------------

(1) Filed herewith.


(2) Previously filed.

                               PRELIMINARY COPIES

                                                        EXCEL REALTY TRUST, INC.

                                                        16955 Via Del Campo,
                                                        Suite 100
                                                        San Diego, California
                                                        92127
                                                        (619) 485-9400
                                                                   , 1998

Dear Stockholder:

    The Board of Directors of Excel Realty Trust, Inc. ("Excel") has approved the distribution (the "Distribution") to holders of Excel common stock, through a special dividend, of the common stock of Excel Legacy Corporation ("Legacy"). Legacy was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses.

    The Board of Directors of Excel believes that the Distribution is in the best interests of Excel stockholders. The completion of the Distribution will permit each of Legacy and Excel to concentrate on its core business. The Board of Directors of Excel believes that the Distribution also will allow financial markets to better understand and recognize the merits of the two businesses. The common stock of Excel will continue to be listed on the New York Stock Exchange. Legacy initially intends to apply to have the shares of Legacy common stock approved for quotation and trading on the OTC Bulletin Board.


    If you are a holder of Excel common stock of record at the close of business on March 2, 1998, you will receive as a dividend one share of Legacy common stock for each share of Excel common stock you hold. The Distribution will be a taxable transaction to the stockholders of Excel. The Distribution is scheduled
to occur on or about            , 1998. We expect to mail the Legacy common
stock certificates shortly thereafter. Stockholders of Excel on the record date must retain their Excel share certificates which will continue to represent shares of Excel common stock.


    The enclosed Information Statement contains information about the Distribution and about Legacy. We urge you to read it carefully. Holders of Excel common stock are not required to take any action to participate in the Distribution. A stockholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

    We are optimistic about the prospects for Excel and Legacy and appreciate your continued support.

                                          Sincerely,

                                          Gary B. Sabin
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          EXCEL REALTY TRUST, INC.

                             INFORMATION STATEMENT
                            EXCEL LEGACY CORPORATION
                                  COMMON STOCK

    This Information Statement (the "Information Statement") is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $.01 per share ("Excel Common Stock"), of Excel Realty Trust, Inc., a Maryland corporation ("Excel"), of all of the outstanding shares of common stock, par value $.01 per share ("Company Common Stock"), of Excel Legacy Corporation, a Delaware corporation ("Legacy" or the "Company"), pursuant to the terms of a Distribution Agreement to be entered into between Excel and Legacy (the "Distribution Agreement"). Legacy was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. See "RISK FACTORS"; "THE COMPANY" and "BUSINESS AND PROPERTIES."


    Shares of Company Common Stock will be distributed to holders of record of Excel Common Stock as of the close of business on March 2, 1998 (the "Record Date"). Each such holder will receive one share of Company Common Stock for each share of Excel Common Stock held on the Record Date. The Distribution will be a taxable event to the stockholders of Excel. See "THE DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution." The Distribution is
scheduled to occur on or about            , 1998 (the "Distribution Date"). No
consideration will be paid by holders of Excel Common Stock for shares of Company Common Stock. See "THE DISTRIBUTION--Manner of Effecting the Distribution."



    There is no current trading market for the Company Common Stock, although a "when issued" market may develop prior to the Distribution Date. The Company initially intends to apply to have the shares of Company Common Stock approved
for quotation and trading on the OTC Bulletin Board under the symbol "    ." See
"THE DISTRIBUTION--Quotation and Trading of Company Common Stock; Dividend Policy."


                            ------------------------

       NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                            ------------------------

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                            ------------------------

    Stockholders of Excel with inquiries related to the Distribution should contact Graham R. Bullick, Ph.D., Senior Vice President, Excel Realty Trust, Inc., 16955 Via Del Campo, Suite 100, San Diego, California 92127, telephone:
(619) 485-9400; or Excel's stock transfer agent, BankBoston, N.A., c/o Boston EquiServe, P.O. Box 1666, Boston, Massachusetts 02105, telephone: (800) 730-6001. BankBoston, N.A. is also acting as distribution agent for the Distribution.

          THE DATE OF THIS INFORMATION STATEMENT IS            , 1998.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1
SUMMARY OF INFORMATION.....................................................................................          2
RISK FACTORS...............................................................................................         11
  Recently Formed Entity; Lack of Independent Operating History............................................         11
  Possible Conflicts with Excel After the Distribution.....................................................         11
  Failure of Excel to Qualify as a REIT Would Allow Excel to Compete with the Company......................         12
  Reliance on Major Tenants................................................................................         12
  Control by Executive Officers and Directors..............................................................         12
  Tax Consequences of the Distribution.....................................................................         13
  Absence of Future Funding Commitments; Need for Future Capital...........................................         13
  Dilution.................................................................................................         14
  Absence of Prior Trading Market for Company Common Stock; Potential Volatility...........................         14
  Shares Eligible for Future Sale..........................................................................         14
  Potential Adverse Effect on Excel Common Stock of Distribution...........................................         15
  Difficulty of Locating Suitable Investments; Competition.................................................         15
  Acquisition, Development, Construction and Renovation Activities.........................................         15
    Acquired Properties May Fail to Perform as Expected and Capital Expenditures May Exceed Estimates......         15
    Uncertainty of Cash Flow from Development, Construction and Renovation Activities......................         15
  Operating Risks..........................................................................................         16
    Potential Increases in Operating Costs.................................................................         16
    Dependence on Real Estate Conditions...................................................................         16
    Fixed Costs Do Not Vary with Revenues..................................................................         16
  Dependence on Rental Income from Real Property...........................................................         16
  Potential Adverse Consequences of Debt Financing.........................................................         17
    Use of Leverage Could Adversely Affect the Company.....................................................         17
    Inability to Repay or Refinance Indebtedness at Maturity; Foreclosures.................................         17
    Rising Interest Rates Could Increase the Company's Interest Expense....................................         17
    Restrictive Covenants Could Adversely Affect the Company's Borrowings..................................         17
    No Limitation on Debt..................................................................................         17
  Equity Investments in and with Third Parties.............................................................         18
    Dependence on Third Parties............................................................................         18
    Potential Lack of Control of Management................................................................         18
    Potential Conflicts and Increased Bankruptcy, Liability and Other Risks................................         18
  Illiquidity of Real Estate Investments...................................................................         18
  Disadvantages of Investments in Debt Instruments.........................................................         18
    Dependence on Borrowers to Preserve Value of Collateral; Possibility of Nonpayment.....................         18
    Unrated Debt Instruments...............................................................................         18
  Limited Remedies Upon Default of Mortgage Loans..........................................................         19
  Disadvantages of Investments in Commercial Mortgage-Backed Securities....................................         19
    Investments in Commercial Mortgage-Backed Securities Subject to Real Estate Risks Applicable to
     Underlying Properties.................................................................................         19
    Credit Support for Commercial Mortgage-Backed Securities May Prove Inadequate..........................         19
    Subordinated Securities May Not Be Repaid Upon Default.................................................         19

                                                                                                               PAGE
                                                                                                             ---------
  Limitations on Remedies Upon Default.....................................................................         20
  Third-Party Bankruptcy Risks.............................................................................         20
  Costs of Compliance with the Investment Company Act......................................................         20
  Uninsured Losses.........................................................................................         20
  Potential Environmental Liability Related to the Properties..............................................         21
  Changes in Policies Without Stockholder Approval.........................................................         21
  Hedging Policies/Risks...................................................................................         21
  Dividend Policy..........................................................................................         21
  Certain Anti-Takeover Features Affecting a Change in Control of the Company..............................         22
  Dependence on Key Personnel..............................................................................         22
  Costs of Compliance with the Americans with Disabilities Act and Similar Laws............................         22
  Noncompliance with Other Laws............................................................................         22
THE DISTRIBUTION...........................................................................................         23
  Background and Reasons for the Distribution..............................................................         23
  Distribution Agent.......................................................................................         24
  Manner of Effecting the Distribution.....................................................................         24
  Results of the Distribution..............................................................................         25
  Material Federal Income Tax Consequences of the Distribution.............................................         25
  Quotation and Trading of Company Common Stock; Dividend Policy...........................................         28
  Conditions; Termination..................................................................................         29
  Reasons for Furnishing the Information Statement.........................................................         29
RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION...............................................         30
  Distribution Agreement...................................................................................         30
  Administrative Services Agreement........................................................................         30
  Tax Sharing Agreement....................................................................................         31
  Transitional Services Agreement..........................................................................         31
  Intercompany Agreement...................................................................................         31
  Policies and Procedures for Addressing Conflicts.........................................................         32
REGULATORY APPROVALS.......................................................................................         33
PRO FORMA COMBINED CAPITALIZATION..........................................................................         34
EXCEL LEGACY CORPORATION UNAUDITED PRO FORMA FINANCIAL INFORMATION.........................................         35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         39
  Nature of Business.......................................................................................         39
  Liquidity................................................................................................         39
  Results of Operations....................................................................................         39
  Capital Resources........................................................................................         41
THE COMPANY................................................................................................         42
  General..................................................................................................         42
  Business Strategy........................................................................................         44
  Intercompany Agreement...................................................................................         47
  Initial Capital and Financing............................................................................         47
BUSINESS AND PROPERTIES....................................................................................         48
  Properties...............................................................................................         48
  Notes Receivable.........................................................................................         57
  Principal Tenants........................................................................................         59
  Environmental Matters....................................................................................         59
  Employees................................................................................................         60
  Corporate Headquarters...................................................................................         60

                                                                                                               PAGE
                                                                                                             ---------
  Legal Proceedings........................................................................................         60
MANAGEMENT.................................................................................................         61
  Board of Directors.......................................................................................         61
  Committees of the Board of Directors.....................................................................         62
  Compensation of the Board of Directors...................................................................         62
  Executive Officers.......................................................................................         62
  Executive Officer Compensation...........................................................................         63
  Legacy Stock Option Plan.................................................................................         64
  Indemnification Agreements...............................................................................         66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................         68
  Interests Relating to Excel..............................................................................         68
  Private Placements.......................................................................................         68
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT...............................................................................................         69
LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS.............................................................         71
  Authorized Stock.........................................................................................         71
  Directors................................................................................................         71
  Liability for Monetary Damages...........................................................................         71
  Anti-Takeover Effect of Authorized But Undesignated Preferred Stock......................................         71
  Indemnification and Advancement of Expenses..............................................................         72
  Amendment of the Company Certificate and Bylaws..........................................................         73
  Transactions With Interested Officers or Directors.......................................................         73
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK.................................................................         74
  General..................................................................................................         74
  Common Stock.............................................................................................         74
  Series A Preferred Stock.................................................................................         75
  Warrants.................................................................................................         77
  Registration Rights......................................................................................         77
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY.....................................         78
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1
  ANNEX I-- AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LEGACY
  ANNEX II--AMENDED AND RESTATED BYLAWS OF LEGACY
  ANNEX III--LEGACY STOCK OPTION PLAN

                             AVAILABLE INFORMATION

    Legacy has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material also should be available through the Internet by using "Quick Forms Lookup" at the SEC EDGAR Archive, the address of which is http:// www.sec.gov.

    Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

    NO PERSON IS AUTHORIZED BY EXCEL OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                             SUMMARY OF INFORMATION

    THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS INFORMATION STATEMENT TO THE COMPANY OR LEGACY PRIOR TO CONSUMMATION OF THE DISTRIBUTION INCLUDE THE ASSETS TO BE TRANSFERRED TO LEGACY PURSUANT TO THE DISTRIBUTION AGREEMENT, AND REFERENCES IN THIS INFORMATION STATEMENT TO EXCEL INCLUDE ITS CONSOLIDATED SUBSIDIARIES.

                                THE DISTRIBUTION


Distributing Company..............  Excel Realty Trust, Inc., a Maryland corporation
                                    ("Excel"). Prior to the Distribution, Excel and ERT
                                    Development Corporation, a Delaware corporation of which
                                    Excel owns 100% of the outstanding preferred shares
                                    ("EDV"), will transfer to the Company certain real
                                    properties, notes receivable and related assets and
                                    liabilities currently held by Excel and EDV. See "BUSI-
                                    NESS AND PROPERTIES."
Distributed Company...............  Excel Legacy Corporation, a recently-formed Delaware corporation ("Legacy" or the "Company"). The Company
                                    currently owns three properties, two of which are single
                                    tenant properties that represent an aggregate of 220,000
                                    square feet of gross leasable area ("GLA") and
                                    approximately $4.9 million in annual base rental income.
                                    The remaining property is a parcel of vacant land
                                    currently being redeveloped by the Company. See "THE
                                    COMPANY" and "BUSINESS AND PROPERTIES."
Distribution Ratio................  One share of Company Common Stock for each share of
                                    Excel Common Stock held on the Record Date.
Shares to be Outstanding Following
  the Distribution................  Based on 23,160,757 shares of Excel Common Stock outstanding on the Record Date, approximately 23,160,757
                                    shares of Company Common Stock. In addition, the Company
                                    has obtained commitments to buy, effective upon
                                    consummation of the Distribution, (i) 9,195,224 shares
                                    of Company Common Stock in a private placement to
                                    certain of the Company's officers, and (ii) 16,425,000
                                    shares of Series A Cumulative Convertible Preferred
                                    Stock of the Company ("Series A Preferred Stock") in a
                                    private placement to certain qualified institutional
                                    buyers ("QIBs") (as such term is defined in Rule 144A
                                    under the Securities Act of 1933, as amended (the
                                    "Securities Act")), which shares will be convertible, on
                                    a one-for-one basis, by the holders thereof at any time
                                    and by the Company under certain circumstances into
                                    shares of Company Common Stock. The Company has agreed
                                    to grant warrants to purchase shares of Series A
                                    Preferred Stock to two QIBs in connection with their
                                    purchase of Series A Preferred Stock described above.
                                    One of the QIBs will be granted warrants to purchase
                                    4,256,000 shares of Series A Preferred Stock, which will
                                    be exercisable at any time for a period of up to two
                                    years following the date of issuance. The other QIB will
                                    be granted warrants to purchase 241,000 shares of Series
                                    A Preferred Stock, which will be exercisable at any time
                                    until               ,

                                    1998. The Company also has agreed to loan to certain of
                                    its officers, in connection with their purchase of
                                    Company Common Stock described above, 50.0% of the
                                    purchase price therefor (an aggregate amount of
                                    approximately $11.0 million). See "CERTAIN RELATIONSHIPS
                                    AND RELATED TRANSACTIONS."
Record Date.......................  March 2, 1998 (5:00 p.m. Eastern Standard Time).
Distribution Date.................  , 1998.
Mailing Date......................  Certificates representing the shares of Company Common
                                    Stock to be distributed pursuant to the Distribution
                                    will be delivered to the Distribution Agent on the
                                    Distribution Date. The Distribution Agent will mail
                                    certificates representing the shares of Company Common
                                    Stock to holders of Excel Common Stock as soon as
                                    practicable thereafter. Holders of Excel Common Stock
                                    should not send stock certificates to Excel, the Company
                                    or the Distribution Agent. See "THE DISTRIBUTION--Manner
                                    of Effecting the Distribution."
Conditions to the Distribution....  The Distribution is conditioned upon, among other things, declaration of the special dividend by the Board
                                    of Directors of Excel (the "Excel Board"). The Excel
                                    Board has reserved the right to waive any conditions to
                                    the Distribution or, even if the conditions to the
                                    Distribution are satisfied, to abandon, defer or modify
                                    the Distribution at any time prior to the Distribution
                                    Date. See "THE DISTRIBUTION--Conditions; Termination."
Reasons for the Distribution......  Excel is a self-administered, self-managed real estate investment trust ("REIT"). Because investors are seeking
                                    a consistent and growing income stream from their REIT
                                    investments, REITs are under constant pressure to (i)
                                    grow recurring cash flow, known as funds from operations
                                    ("FFO"), an indicator of performance in the REIT
                                    industry, and (ii) maintain a low leverage ratio (debt
                                    to total capitalization, one measure used to determine
                                    the relative risk of that cash flow stream, as rising
                                    interest rates can diminish FFO and impact dividends).
                                    As a result, REITs have generally been hesitant to
                                    participate in long-term, higher-risk development
                                    projects or to bring their leverage ratios to above
                                    40.0%. In addition, the tax laws governing REITs include
                                    limitations on (i) the types of assets that REITs may
                                    own and the time period that real estate may be held,
                                    restricting REITs from investing in operating companies
                                    and equity and debt securities, and participating in
                                    short-term trading opportunities, and (ii) the ability
                                    of REITs to retain earnings, requiring REITs to
                                    distribute 95.0% of net taxable income, excluding
                                    capital gains, each year. Further, because gains on the
                                    sales of properties are not included in the calculation
                                    of FFO, REITs are dissuaded from buying distressed
                                    assets which may have substantial long-term appreciation
                                    potential but lack immediate cash flow. The Excel Board
                                    believes that significant opportunities are available to
                                    those investors that are not restricted by the tax laws
                                    governing REITs or influenced by public market
                                    perception. Thus, the Excel Board determined that it is
                                    in the best interests of

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
                                    Excel and its stockholders to organize the Company to
                                    pursue such opportunities, to transfer to the Company
                                    certain real properties, notes receivable and related
                                    assets and liabilities currently held by Excel and EDV,
                                    and to spin-off the Company to the Excel stockholders.
                                    The Distribution will enable investors who own both
                                    Excel Common Stock and Company Common Stock to
                                    participate in the benefits of the REIT operations of
                                    Excel and the non-REIT operations of the Company. See
                                    "THE DISTRIBUTION--Background and Reasons for the
                                    Distribution."
                                    Eleven of the properties to be transferred to the
                                    Company by Excel and EDV are single tenant properties
                                    subject to long-term leases. Although ownership of these
                                    properties by Excel is consistent with the limitations
                                    on REITs described above, the management of Excel
                                    believes that optimal yields on investments in such
                                    properties can only be obtained when the ratio of debt
                                    to equity exceeds 80.0% of a given property's fair
                                    market value. As described above, such leverage ratios
                                    far exceed the expectations for a REIT. Thus, Excel
                                    believes that it is in the best interests of Excel and
                                    its stockholders to transfer these properties to the
                                    Company.
                                    The remaining properties to be transferred to the
                                    Company by Excel and EDV are those that will involve
                                    long-term restructuring or redevelopment activities or
                                    are currently undeveloped (i.e., raw land). Because
                                    these properties have no or limited cash flow as a
                                    result of required rehabilitation or development or are
                                    not being substantially leased, substantial value
                                    appreciation from these investments is not immediately
                                    realized. As discussed above, the mandatory distribution
                                    requirements applicable to REITs make ownership of such
                                    properties less desirable for a REIT because of their
                                    limited cash flow. Thus, Excel believes that such
                                    properties represent high return opportunities that the
                                    Company will be better positioned to pursue. See
                                    "BUSINESS AND PROPERTIES--Properties."
                                    The Company is also receiving four notes receivable from
                                    EDV. The management of Excel believes that the projects
                                    underlying these notes receivable are consistent with
                                    the Company's strategy to obtain long-term, mixed-use
                                    development projects which may take three to five years
                                    to fully develop. In addition, these projects will not
                                    generate short-term cash flow and are therefore not as
                                    attractive to Excel because of the mandatory
                                    distribution requirements applicable to REITs. See
                                    "BUSINESS AND PROPERTIES--Notes Receivable."
                                    The Company and Excel will enter into the Intercompany
                                    Agreement (as defined below) on or prior to the
                                    Distribution Date to provide each other with rights to
                                    participate in certain transactions. See "RISK
                                    FACTORS--Possible Conflicts with Excel After the
                                    Distribution"; "RELATIONSHIP BETWEEN LEGACY AND EXCEL
                                    AFTER THE DISTRIBUTION--Policies and Procedures for
                                    Addressing Conflicts" and "THE COMPANY--Intercompany
                                    Agreement."

Assets to be Transferred to the
  Company.........................  Prior to the Distribution, Excel and EDV will transfer to the Company a total of 16 properties and four notes
                                    receivable. Eleven of the properties to be transferred
                                    to the Company are single tenant properties and
                                    represent an aggregate of 984,966 square feet of GLA and
                                    approximately $5.0 million in annual base rental income.
                                    Each of these properties is subject to a long-term,
                                    triple net lease, the earliest of which expires in 2002.
                                    The remaining five properties to be transferred to the
                                    Company consist of (i) a leasehold interest in a parcel
                                    of vacant land containing approximately 0.5 acres
                                    currently being redeveloped, (ii) a parcel of vacant
                                    land containing approximately 3.6 acres currently being
                                    redeveloped, (iii) a parcel of vacant land containing
                                    approximately 27,000 square feet currently being
                                    redeveloped, (iv) an office building containing 64,262
                                    square feet of GLA with an annual base rental income of
                                    approximately $1.1 million and (v) an enclosed shopping
                                    mall containing 520,481 square feet of GLA currently
                                    being redeveloped. The aggregate principal amount of the
                                    notes receivable to be transferred to the Company totals
                                    approximately $22.1 million. As of the Distribution
                                    Date, AMC Multi-Cinema, Inc. ("AMC"), Wal-Mart Stores,
                                    Inc. ("Wal-Mart") and Lowe's Home Centers, Inc.
                                    ("Lowe's") will be the Company's largest tenants,
                                    representing approximately 45.2%, 34.2% and 11.1% of the
                                    Company's total revenue as of such date, respectively.
                                    See "RISK FACTORS-- Reliance on Major Tenants" and
                                    "BUSINESS AND PROPERTIES."
Business Strategy of the            The Company intends to pursue a variety of real
  Company.........................  estate-related activities, including (i) developing long-term, mixed-use development/entertainment projects
                                    that have the potential for substantial capital gains
                                    but which may take three to five years to fully develop,
                                    (ii) acquiring single tenant properties that can be
                                    highly leveraged with fixed rate debt that amortizes
                                    over the term of the property's tenant leases, (iii)
                                    purchasing portfolios of properties on a wholesale
                                    basis, then selling the properties individually on a
                                    retail basis, (iv) investing in properties requiring
                                    significant restructuring or redevelopment in order to
                                    create substantial value, such as changing the use,
                                    tenant mix or focus of a property, and (v) acquiring
                                    debt or equity securities in real estate operating
                                    companies, including defaulted debt at a discount to the
                                    value of the underlying asset securing the debt. See
                                    "THE COMPANY--Business Strategy."
Federal Income Tax Consequences to
  Excel Stockholders..............  The Distribution will be a taxable event to Excel's stockholders for Federal income tax purposes. The amount
                                    of the Distribution received by each Excel stockholder
                                    will be treated as a dividend (i.e., as ordinary income)
                                    to such stockholder to the extent of such stockholder's
                                    pro rata share of Excel's current and accumulated
                                    earnings and profits. The amount of the Distribution
                                    received by each Excel stockholder that is not treated
                                    as a dividend will first be treated as a nontaxable
                                    return of capital to

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
                                    the extent of such stockholder's basis in his Excel
                                    Common Stock, and then generally as capital gain. The
                                    amount of the Distribution received by each Excel
                                    stockholder for Federal income tax purposes will be the
                                    fair market value of the Company Common Stock received
                                    by such stockholder as of the Distribution Date. Excel
                                    will make a determination of the fair market value of
                                    the Company Common Stock as of the Distribution Date.
                                    Excel will report the amount of the Distribution
                                    received by each stockholder to such stockholder and to
                                    the Internal Revenue Service (the "IRS") on IRS Form
                                    1099-DIV. There can be no assurance that the IRS or the
                                    courts will agree with the amount determined by Excel.
                                    Excel stockholders are urged to consult their own tax
                                    advisors as to the specific tax consequences to them of
                                    the Distribution. See "THE DISTRIBUTION--Material
                                    Federal Income Tax Consequences of the Distribution."
Federal Income Tax Consequences to
  Excel...........................  Excel will recognize taxable gain as a result of the transfer of certain properties and assets to the Company
                                    in exchange for Company Common Stock. Such gain will be
                                    in an amount equal to the lesser of (i) the excess of
                                    the fair market value of the properties and assets
                                    contributed over Excel's adjusted basis in such
                                    properties and assets or (ii) $21.4 million, which is
                                    the principal balance of a promissory note issued by the
                                    Company to Excel as part of the consideration for such
                                    asset-transfers. See "CERTAIN RELATIONSHIPS AND RELATED
                                    TRANSACTIONS--Interests Relating to Excel.". Excel will
                                    recognize gain upon the Distribution equal to the
                                    excess, if any, of the fair market value of the Company
                                    Common Stock on the Distribution Date over Excel's tax
                                    basis in such stock. See "THE DISTRIBUTION--Material
                                    Federal Income Tax Consequences of the Distribution."
Trading Market....................  There is currently no public market for the Company
                                    Common Stock. The Company initially intends to apply to
                                    have the Company Common Stock approved for quotation and
                                    trading on the OTC Bulletin Board under the symbol
                                    "    ." See "RISK FACTORS--Absence of Prior Trading
                                    Market for Company Common Stock; Potential Volatility"
                                    and "THE DISTRIBUTION--Quotation and Trading of the
                                    Company Common Stock; Dividend Policy."
Distribution Agent and Transfer
  Agent for the Company
  Common Stock....................  BankBoston, N.A.
Dividends.........................  The Company's dividend policy will be established by the
                                    Board of Directors of the Company (the "Company Board")
                                    from time to time based on the results of operations and
                                    financial condition of the Company and such other
                                    business considerations as the Company Board considers
                                    relevant. The Company presently intends to retain future
                                    earnings to finance the growth and development of its
                                    business; and, therefore, the Company does not currently
                                    anticipate paying any cash dividends. Any future

                                    determination relating to dividend policy will be made
                                    at the discretion of the Company Board. See "RISK
                                    FACTORS-- Dividend Policy" and "THE
                                    DISTRIBUTION--Quotation and Trading of Company Common
                                    Stock; Dividend Policy."
Anti-Takeover Provisions..........  The Amended and Restated Certificate of Incorporation of
                                    the Company (the "Company Certificate") and the Amended
                                    and Restated Bylaws of the Company (the "Company
                                    Bylaws"), as well as Delaware statutory law, contain
                                    provisions that may have the effect of discouraging an
                                    acquisition of control of the Company not approved by
                                    the Company Board. Such provisions include Article
                                    Fourth of the Company Certificate which authorizes the
                                    Company Board to issue additional shares of preferred
                                    stock of the Company, in one or more series, without
                                    further action by Company stockholders, and to establish
                                    the rights and preferences (including the convertibility
                                    of such shares of preferred stock into Company Common
                                    Stock) of any series of preferred stock so issued. These
                                    provisions have been designed to enable the Company to
                                    develop its business and foster its long-term growth
                                    without disruptions caused by the threat of a takeover
                                    not deemed by the Company Board to be in the best
                                    interests of the Company and its stockholders. Such
                                    provisions also may have the effect of discouraging
                                    third parties from making proposals involving an
                                    acquisition or change of control of the Company,
                                    although such proposals, if made, might be considered
                                    desirable by a majority of the Company's stockholders.
                                    Such provisions could further have the effect of making
                                    it more difficult for third parties to cause the
                                    replacement of the current management of the Company
                                    without the concurrence of the Company Board. See "RISK
                                    FACTORS--Certain Anti-Takeover Features Affecting a
                                    Change in Control of the Company"; "LEGACY CERTIFICATE
                                    OF INCORPORATION AND BYLAWS" and "DESCRIPTION OF THE
                                    COMPANY'S CAPITAL STOCK."
Risk Factors......................  See "RISK FACTORS" for a discussion of factors that should be considered in connection with the Company
                                    Common Stock received in the Distribution.
Relationship with Excel after the
  Distribution....................  Excel will have no stock ownership in the Company upon consummation of the Distribution. For purposes of
                                    governing certain ongoing relationships between the
                                    Company and Excel after the Distribution and to provide
                                    for an orderly transition, the Company and Excel have
                                    entered into or will enter into certain agreements. Such
                                    agreements include: (i) the Distribution Agreement
                                    providing for, among other things, the Distribution and
                                    the division between the Company and Excel of certain
                                    assets and liabilities; (ii) an Administrative Services
                                    Agreement, providing for certain allocations of
                                    responsibilities with respect to employee compensation,
                                    benefits and labor matters; (iii) a Tax Sharing
                                    Agreement pursuant to which the Company and Excel will
                                    agree to allocate tax liabilities that relate to periods
                                    prior to the Distribution Date; and (iv) a Transitional
                                    Services

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
                                    Agreement pursuant to which Excel will provide certain
                                    property acquisition, management and other services to
                                    the Company on a transitional basis. See "RELATIONSHIP
                                    BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION."
Policies and Procedures for
  Addressing Conflicts............  The Company and Excel intend to pursue separate and distinct business strategies to minimize potential
                                    conflicts of interest between the two companies.
                                    Nonetheless, the on-going relationships between the
                                    Company and Excel may present conflict situations for
                                    certain officers and directors. Certain persons will
                                    serve as officers and/or directors of both the Company
                                    and Excel, and also will own (or have options or other
                                    rights to acquire) a significant number of shares of
                                    common stock in both companies. The Company and Excel
                                    will adopt appropriate policies and procedures on or
                                    prior to the Distribution Date to be followed by the
                                    Board of Directors of each company to address potential
                                    conflicts. Such procedures include requiring the persons
                                    serving as directors of both companies to abstain from
                                    voting as directors with respect to matters that present
                                    a significant conflict of interest between the
                                    companies. In addition, the Company Certificate contains
                                    a specific purpose clause which identifies at the outset
                                    which types of opportunities will be pursued by the
                                    Company. This clause provides that the Company's purpose
                                    includes performing an agreement between the Company and
                                    Excel (the "Intercompany Agreement"), which prohibits
                                    the Company from engaging in certain activities or
                                    making certain investments unless Excel was first
                                    offered the opportunity and declined to pursue such
                                    activities or investments. See "RISK FACTORS--Possible
                                    Conflicts with Excel After the Distribution";
                                    "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE
                                    DISTRIBUTION--Policies and Procedures for Addressing
                                    Conflicts" and "THE COMPANY--Intercompany Agreement."
Interests of Certain Persons in
  the Distribution................  As of the Distribution Date, the Company Board will consist of Gary B. Sabin, who is currently Chairman,
                                    President and Chief Executive Officer of Excel and who
                                    will serve in the same positions with the Company,
                                    Richard B. Muir, who is currently Executive Vice
                                    President and Secretary of Excel and who will serve in
                                    the same positions with the Company, John H. Wilmot and
                                    Robert E. Parsons, Jr., who are currently directors of
                                    Excel, and Richard J. Nordlund and Robert S. Talbot, who
                                    are not affiliated with Excel. As of the Distribution
                                    Date, the executive officers of the Company will include
                                    Mr. Sabin, Mr. Muir, Graham R. Bullick, who is currently
                                    Senior Vice President-- Capital Markets of Excel and who
                                    will serve in the same position with the Company, Ronald
                                    H. Sabin, who is currently Senior Vice President--Asset
                                    Management of Excel and who will serve in the same
                                    position with the Company, David A. Lund, who is
                                    currently Chief Financial Officer of Excel and who will
                                    serve in the same position with the Company, S. Eric
                                    Ottesen, who is

                                    currently Senior Vice President, General Counsel and
                                    Assistant Secretary of Excel and who will serve in the
                                    same positions with the Company, and Mark T. Burton, who
                                    is currently Senior Vice President--Acquisitions of
                                    Excel and who will serve in the same position with the
                                    Company. See "MANAGEMENT."
                                    Based solely on their ownership of Excel Common Stock
                                    and options to acquire Excel Common Stock as of the
                                    Record Date, the executive officers and directors of the
                                    Company will beneficially own an aggregate of 1,162,375
                                    shares, or approximately 5.0%, of the outstanding
                                    Company Common Stock immediately following the
                                    Distribution. In addition, certain officers of the
                                    Company (i) have agreed to purchase, effective upon
                                    consummation of the Distribution, 9,195,224 shares of
                                    Company Common Stock in a private placement at a price
                                    per share of $2.39 (the estimated market value of the
                                    Company Common Stock as of the Distribution Date based
                                    upon the value of the assets being transferred to the
                                    Company), for an aggregate purchase price of
                                    approximately $22.0 million, and (ii) will be granted
                                    options to acquire 3,100,000 shares of Company Common
                                    Stock under the 1998 Stock Option Plan of Excel Legacy
                                    Corporation (the "Legacy Stock Option Plan") upon
                                    consummation of the Distribution. As a result, the
                                    executive officers and directors of the Company will
                                    beneficially own or have the right to acquire an
                                    aggregate of 10,157,599 shares, or approximately 31.4%,
                                    of the outstanding Company Common Stock immediately
                                    following the Distribution. The Company has agreed to
                                    loan to certain of its officers, in connection with
                                    their purchase of Company Common Stock described above,
                                    50.0% of the purchase price therefor (an aggregate
                                    amount of approximately $11.0 million). See "RISK
                                    FACTORS--Control by Executive Officers and Directors";
                                    "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN
                                    RELATIONSHIPS AND RELATED TRANSACTIONS" and "SECURITIES
                                    OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                        SUMMARY SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)



    The following table sets forth selected financial data for the planned real estate assets to be transferred from Excel and EDV to Legacy (the "Excel Legacy Corporation Asset Group") and should be read in conjunction with the Combined Financial Statements of the Excel Legacy Corporation Asset Group included elsewhere in this document. The financial data of the Excel Legacy Corporation Asset Group as of and for the six months ended January 31, 1998 and 1997, in the opinion of management, include all normal recurring adjustments for a fair statement of the results for the interim periods. The financial data for the each of the three years ended July 31, 1997, 1996 and 1995 and as of July 31, 1997 and 1996 are derived from the Excel Legacy Corporation Asset Group's financial statements for similar periods, which are included elsewhere in this Information Statement and have been audited by Coopers & Lybrand LLP. All of the other financial data is unaudited.



                                            SIX MONTHS
                                        ENDED JANUARY 31,                     YEAR ENDED JULY 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Total revenue........................  $   4,136  $   2,762  $   6,395  $   5,032  $   5,897  $   5,348  $   2,064
Total operating expenses.............      2,361      2,417      4,565      4,513      4,603      4,034      1,806
Income before income taxes...........      1,775        345      1,830        519      1,294      1,314        258
Provision for income taxes...........        707        138        729        207        515        523        103
Net income...........................      1,068        207      1,101        312        779        791        155

BALANCE SHEET DATA (AT END OF
  PERIOD):
Real estate after accumulated
  depreciation.......................  $  71,798  $  60,514  $  60,350  $  61,048  $  56,184  $  57,191  $  43,466
Total assets.........................     96,522     78,526     83,687     62,169     59,388     59,012     43,466
Mortgages payable....................     36,803     35,978     35,115     36,754     38,224     39,590     36,351
Total liabilities....................     37,213     36,218     35,343     37,007     38,485     39,915     36,600
Investment by Excel Realty Trust,
  Inc................................     59,309     42,308     48,344     25,162     20,903     19,097      6,866

                                  RISK FACTORS

    This Information Statement contains forward-looking statements within the meaning of the Securities Act. Discussions containing such forward-looking statements may be found throughout this Information Statement, including without limitation in the materials set forth under "SUMMARY"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "THE COMPANY" and "BUSINESS AND PROPERTIES." Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in this Information Statement generally.

RECENTLY FORMED ENTITY; LACK OF INDEPENDENT OPERATING HISTORY

    It should be noted that the Company is a recently-formed entity with no prior operating history. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of operating history or inability to rely on the financial and other resources of Excel. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. The Company expects to be able to access capital markets or to seek other financing, but there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. The Company also expects to establish a working line of credit for the acquisition and development of properties, but there can be no assurance that such a line will be obtained at all or in amounts or on terms acceptable to the Company.

POSSIBLE CONFLICTS WITH EXCEL AFTER THE DISTRIBUTION


    As of the Distribution Date, the Company Board will consist of Gary B. Sabin, who is currently Chairman, President and Chief Executive Officer of Excel and who will serve in the same positions with the Company, Richard B. Muir, who is currently Executive Vice President and Secretary of Excel and who will serve in the same positions with the Company, John H. Wilmot and Robert E. Parsons, Jr., who are currently directors of Excel, and Richard J. Nordlund and Robert S. Talbot, who are not affiliated with Excel. As of the Distribution Date, the executive officers of the Company will include Mr. Sabin, Mr. Muir, Graham R. Bullick, who is currently Senior Vice President--Capital Markets of Excel and who will serve in the same position with the Company, Ronald H. Sabin, who is currently Senior Vice President--Asset Management of Excel and who will serve in the same position with the Company, David A. Lund, who is currently Chief Financial Officer of Excel and who will serve in the same position with the Company, S. Eric Ottesen, who is currently Senior Vice President, General Counsel and Assistant Secretary of Excel and who will serve in the same positions with the Company, and Mark T. Burton, who is currently Senior Vice President--Acquisitions of Excel and who will serve in the same position with the Company. See "MANAGEMENT." None of the members of management of the Company is committed to spending a particular amount of time on the Company's affairs, nor will any of them devote his full time to the Company. As a result of these dual roles, there is the potential for a lack of management attention to the Company which could have an adverse effect on the Company. The members of senior management of the Company will not receive a salary from the Company, but instead will receive payment from Excel based upon the amount of time spent on Company matters pursuant to the Transitional Services Agreement (as defined below). See "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Transitional Services Agreement."


    The Company and Excel have entered into certain agreements providing for (i) the orderly separation of the Company and Excel and the making of the Distribution, (ii) the sharing of certain facilities and services, and (iii) the allocation of certain tax and other liabilities. Because the management of both the Company and Excel will be largely the same following the Distribution, conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse effect on the Company if not properly resolved. More specifically, members of the Board and senior management of the

Company and Excel may be presented with conflicts of interest with respect to certain matters affecting the Company and Excel, such as the determination of which company may take advantage of potential business opportunities, decisions concerning the business focus of each company (including decisions concerning the types of properties and geographic locations in which such companies make investments), potential competition between the business activities conducted, or sought to be conducted, by such companies (including competition for properties and tenants), possible corporate transactions (such as acquisitions), and other strategic decisions affecting the future of such companies. Conflicts also may arise with respect to the restriction on the Company's right to engage in certain activities or make certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments (as described below). In this regard, the Company and Excel will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Policies and Procedures for Addressing Conflicts" and "THE COMPANY--Intercompany Agreement."


FAILURE OF EXCEL TO QUALIFY AS A REIT WOULD ALLOW EXCEL TO COMPETE WITH THE
  COMPANY



    The Company and Excel will enter into the Intercompany Agreement on or prior to the Distribution Date to provide each other with rights to participate in certain transactions. See "THE COMPANY-- Intercompany Agreement." The Intercompany Agreement prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities and investments. As a REIT, Excel is required to focus principally on investment in certain real estate assets and is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. If Excel in the future should fail to qualify as a REIT, it would thereafter have the ability to participate in a broader range of investments and activities that are presented to it by the Company under the Intercompany Agreement. As a result, Excel's ability to engage in non-REIT activities could (i) significantly restrict the opportunities the Company may pursue, and/or (ii) allow Excel to compete with the Company for non-REIT investments. Accordingly, if Excel should fail to qualify as a REIT, that failure could have a material adverse effect on the Company.


RELIANCE ON MAJOR TENANTS

    As of the Distribution Date, the Company's largest tenants will be AMC, Wal-Mart and Lowe's, which will account for approximately 45.2%, 34.2% and 11.1% of the Company's total revenue as of such date, respectively. See "BUSINESS AND PROPERTIES--Principal Tenants." The financial position of the Company may be adversely affected by financial difficulties experienced by any of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS


    Based solely on their ownership of Excel Common Stock and options to acquire Excel Common Stock as of the Record Date, the executive officers and directors of the Company will beneficially own an aggregate of 1,162,375 shares, or approximately 5.0%, of the outstanding Company Common Stock immediately following the Distribution. In addition, certain officers of the Company (i) have agreed to purchase, effective upon consummation of the Distribution, 9,195,224 shares of Company Common Stock in a private placement, and (ii) will be granted options to acquire 3,100,000 shares of Company Common

Stock under the Legacy Stock Option Plan upon consummation of the Distribution. As a result, the executive officers and directors of the Company will beneficially own or have the right to acquire an aggregate of 10,157,599 shares, or approximately 31.4%, of the outstanding Company Common Stock immediately following the Distribution. See "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Such persons will have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval. In addition, such ownership could discourage acquisition of Company Common Stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of the Company Common Stock.


TAX CONSEQUENCES OF THE DISTRIBUTION


    Excel will recognize gain for Federal income tax purposes as a result of the transfer of certain properties and assets to the Company in exchange for Company Common Stock. Such gain will be in an amount equal to the lesser of (i) the excess of the fair market value of the properties and assets contributed over Excel's adjusted basis in such properties and assets or (ii) $21.4 million, which is the principal balance of a promissory note issued by the Company to Excel as part of the consideration for such asset transfers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Interests Relating to Excel." Excel will recognize gain upon the Distribution equal to the excess, if any, of the fair market value of the Company Common Stock on the Distribution Date over Excel's tax basis in such stock. Because of the factual nature of the issue of the value of the Company Common Stock received by Excel as a result of the transfer of assets and then distributed by Excel, Tax Counsel is unable to render an opinion on the amount of gain recognized as a result of these transactions. For a more detailed explanation, see "THE DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution."


    The Distribution will be treated as a distribution, the amount of which equals the value of the Company Common Stock distributed plus any cash in lieu of fractional shares, and Excel stockholders will receive a basis in Company Common Stock equal to the value thereof at the time of the Distribution. Because of the factual nature of the issue of the value of the Company Common Stock distributed, Tax Counsel is unable to render an opinion on it. The Distribution will be taxable to Excel stockholders to the same extent as any other distribution made by Excel to its stockholders. As long as Excel qualifies as a REIT, distributions (including the Distribution) made to Excel's taxable U.S. stockholders out of Excel's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable as ordinary income and, for corporate stockholders, will not be eligible for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits will not be taxable to Excel's taxable U.S. stockholders to the extent they do not exceed the adjusted basis of the stockholder's shares of Excel Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of the stockholder's shares of Excel Common Stock, such distributions generally will be taxable as capital gain. For a more detailed explanation, see "THE DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution."

ABSENCE OF FUTURE FUNDING COMMITMENTS; NEED FOR FUTURE CAPITAL

    The success of the Company's business strategy is dependent upon being able to obtain significant amounts of equity capital and proceeds from borrowings on terms financially advantageous to the Company. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. The Company expects to be able to access capital markets or to seek other financing, but there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition and development plans and could have a material adverse effect on the Company. In the absence of such financing, there can be no assurance that the Company will have sufficient working capital to finance future acquisitions or to pursue additional opportunities. Excel currently is not obligated to provide any additional funds to the Company or to assist it in obtaining additional financing.

DILUTION

    The Company may from time to time raise additional capital from the issuance and sale of equity securities. Any such issuances may significantly dilute the interests of the existing holders of Company securities, including the Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET FOR COMPANY COMMON STOCK; POTENTIAL VOLATILITY


    There is no existing market for the Company Common Stock. Although the Company initially intends to apply for quotation and trading of the Company Common Stock on the OTC Bulletin Board, no assurance can be given that an active trading market for the Company Common Stock will develop following the Distribution or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. Prices at which the Company Common Stock may trade cannot be predicted. Nothing herein should be construed to suggest that the trading price of Excel Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. The depth and liquidity of the market for the Company Common Stock may be affected by the aggregate beneficial ownership by executive officers and directors of the Company of approximately 31.4% of the Company Common Stock immediately following the Distribution. See "--Control by Executive Officers and Directors." The prices at which the Company Common Stock trades also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an anti-takeover effect. See "--Certain Anti-Takeover Features Affecting a Change in Control of the Company."


SHARES ELIGIBLE FOR FUTURE SALE


    The approximately 23,160,757 shares of Company Common Stock distributed to Excel stockholders in the Distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates will be permitted to sell their shares of Company Common Stock pursuant to Rule 144 under the Securities Act beginning 90 days after the Distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company. In addition, immediately following the Distribution, (i) 9,195,224 shares of Company Common Stock will be purchased by certain of the Company's officers in a private placement, (ii) 16,425,000 shares of Series A Preferred Stock will be purchased by certain QIBs in a private placement, which shares will be convertible, on a one-for-one basis, by the holders thereof at any time and by the Company under certain circumstances into shares of Company Common Stock, (iii) warrants to purchase 4,497,000 shares of Series A Preferred Stock will be granted to certain QIBs in connection with their purchase of Series A Preferred Stock described above, and (iv) options to purchase 3,100,000 shares of Company Common Stock will be granted to the Company's executive officers under the Legacy Stock Option Plan. See "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock" and "--Warrants." Shares of Company Common Stock and Series A Preferred Stock issued in (or pursuant to conversion rights granted in) the private placements may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144. In this regard, the Company will grant the purchasers of the Series A

Preferred Stock certain registration rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Registration Rights." Shares issued pursuant to the exercise of options granted under the Legacy Stock Option Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

    The Company is unable to estimate the number of shares that may be sold in the future by its stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Company Common Stock prevailing from time to time. Sales of substantial amounts of Company Common Stock, or the prospect of such sales, could adversely affect the market price of the Company Common Stock.

POTENTIAL ADVERSE EFFECTS ON EXCEL COMMON STOCK OF DISTRIBUTION

    After the Distribution, the Excel Common Stock will continue to be traded on the New York Stock Exchange. As a result of the Distribution, the trading price of Excel Common Stock is expected to be lower than the trading price of Excel Common Stock prior to the Distribution to reflect the value of the assets transferred to the Company. The combined trading prices of Excel Common Stock and Company Common Stock after the Distribution may be less than, equal to or greater than the trading prices of Excel Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of Excel without the Company's assets, the price at which the Excel Common Stock trades may fluctuate significantly.

DIFFICULTY OF LOCATING SUITABLE INVESTMENTS; COMPETITION

    Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. The Company will be competing for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. There can be no assurance that the Company will be able to locate and complete investments which satisfy the Company's rate of return objective or realize upon their value or that it will be able to fully invest its available capital.

    Many of those with whom the Company will compete for investments are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company.


ACQUISITION, DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES



    ACQUIRED PROPERTIES MAY FAIL TO PERFORM AS EXPECTED AND CAPITAL EXPENDITURES MAY EXCEED ESTIMATES. The Company intends to acquire existing properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.



    UNCERTAINTY OF CASH FLOW FROM DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES. The Company also intends to pursue the selective development, construction and renovation of properties for its own account or the account of, or through, entities in which it owns an equity interest as opportunities arise, including without limitation long-term, higher-risk, mixed-use retail entertainment projects. Risks associated with the Company's development, construction and renovation activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction and renovation costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; and development, construction, renovation and lease-up may not be completed on schedule (including risks beyond the control of the

Company, such as weather or labor conditions or material shortages) resulting in increased debt service expense and construction costs. Development, construction and renovation activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development, construction and renovation activities once undertaken, any of which could adversely affect the financial condition and results of operations of the Company. Properties under development or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion. In addition, new development and renovation activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

    Any properties developed and renovated by the Company will be subject to the risks associated with the ownership and operation of real estate described elsewhere in this section entitled "RISK FACTORS."

OPERATING RISKS


    POTENTIAL INCREASES IN OPERATING COSTS. If the properties of the Company, the properties of those entities in which it invests or the properties of those entities to which it will lend (collectively, the "Properties") do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of the Company may be adversely affected. The Properties are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance.



    DEPENDENCE ON REAL ESTATE CONDITIONS. The Company's financial condition and results of operations also may be adversely affected by a number of other factors, including international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants.



    FIXED COSTS DO NOT VARY WITH REVENUES. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of the Company and its financial condition may be adversely affected.


DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

    The Company's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations or if the Company or the owner of a Property were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant also may seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15.0% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the Properties will not experience significant tenant defaults in the future.


POTENTIAL ADVERSE CONSEQUENCES OF DEBT FINANCING



    USE OF LEVERAGE COULD ADVERSELY AFFECT THE COMPANY. Some of the Company's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to the Company receiving a return. As a result of such leverage, the Company would be subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to the Company, and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by the Company, it also will increase the risk of loss on a leveraged investment. If the Company defaults on secured indebtedness, the lender may foreclose and the Company could lose its entire investment in the security for such loan. Because the Company may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which the Company reserves the right to obtain, may subject other assets of the Company to risk of loss.



    INABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY; FORECLOSURES. The Company anticipates that only a portion of the principal of the Company's indebtedness outstanding from time to time will be repaid prior to maturity. However, the Company may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties or other assets upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for further investment.



    RISING INTEREST RATES COULD INCREASE THE COMPANY'S INTEREST EXPENSE. The Company may incur indebtedness in the future that bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense and adversely affect the financial condition and results of operations of the Company.



    RESTRICTIVE COVENANTS COULD ADVERSELY AFFECT THE COMPANY'S
BORROWINGS. Various credit facilities or other debt obligations may require the Company to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company's ability to borrow funds or may cause a default under its then-existing indebtedness.


    NO LIMITATION ON DEBT. The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. The Company also has the ability to use a more highly leveraged business strategy than typically used by REITs. Accordingly, the Company could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on the Company's indebtedness.

EQUITY INVESTMENTS IN AND WITH THIRD PARTIES



    DEPENDENCE ON THIRD PARTIES. The Company may invest in shares of REITs or other entities that invest in real estate assets, including debt instruments and equity interests. In such cases, the Company will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate and investment in debt set forth in this section entitled "RISK FACTORS."



    POTENTIAL LACK OF CONTROL OF MANAGEMENT. The Company also may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.



    POTENTIAL CONFLICTS AND INCREASED BANKRUPTCY, LIABILITY AND OTHER
RISKS. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that the Company's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives. Such investments also may have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners or co-venturers.


ILLIQUIDITY OF REAL ESTATE INVESTMENTS

    Equity and debt investments in real estate may be relatively illiquid. Such illiquidity limits the ability of the Company to modify its portfolio in response to changes in economic or other conditions and may have a material adverse effect on the Company. Illiquidity may result from the absence of an established market for the investments as well as legal or contractual restrictions on their resale by the Company.

DISADVANTAGES OF INVESTMENTS IN DEBT INSTRUMENTS


    DEPENDENCE ON BORROWERS TO PRESERVE VALUE OF COLLATERAL; POSSIBILITY OF NONPAYMENT. The Company may originate debt investments and may acquire performing or nonperforming debt investments. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than the Company's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which the Company is seeking to obtain control of the underlying real estate. The Company is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this section entitled "RISK FACTORS." Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.



    UNRATED DEBT INSTRUMENTS. It is anticipated that a substantial portion of the debt in which the Company invests will not be rated by any nationally-recognized rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. The Company's acquisition of credit supported classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings may increase the risk of nonpayment or of a significant delay in payments on these classes. Should rated assets be downgraded, it may adversely affect their value and may adversely affect the Company.


LIMITED REMEDIES UPON DEFAULT OF MORTGAGE LOANS


    To the extent the Company invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, the Company may have to foreclose its mortgage or protect its interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/ or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the property may prevent the Company from realizing an amount equal to its mortgage loan upon foreclosure.

    The Company may participate in loans originated by other financing institutions. As a participant, the Company may not have the sole authority to declare a default under the mortgage or to control the property or any foreclosure.

    Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, the Company may make payments to prevent foreclosure on the senior mortgage without necessarily improving the Company's position with respect to the subject real property. In such event, the Company would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.


DISADVANTAGES OF INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES



    INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES SUBJECT TO REAL ESTATE RISKS APPLICABLE TO UNDERLYING PROPERTIES. As noted above, the Company may seek to invest in real estate-related debt instruments, which may include commercial mortgage-backed securities. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of commercial mortgage securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of commercial mortgage loans. See "--Disadvantages of Investments in Mortgage Loans."



    CREDIT SUPPORT FOR COMMERCIAL MORTGAGE-BACKED SECURITIES MAY PROVE INADEQUATE. The risks of investing in commercial mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing commercial mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.



    SUBORDINATED SECURITIES MAY NOT BE REPAID UPON DEFAULT. The Company may acquire subordinated tranches of commercial mortgage-backed securities issuances. In general, subordinated tranches of commercial mortgage-backed securities are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly, such subordinated commercial mortgage-backed securities may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

LIMITATIONS ON REMEDIES UPON DEFAULT


    Although the Company will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of the Company to effectively exercise such remedies.

    The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory provisions.

THIRD-PARTY BANKRUPTCY RISKS

    Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and the Company could be liable to third parties in such circumstances. Furthermore, distributions made to the Company in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of the Company to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.


COSTS OF COMPLIANCE WITH THE INVESTMENT COMPANY ACT


    The Company is currently not registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since management believes that the Company either is not within the definition of "investment company" thereunder or, alternatively, is excluded from regulation under the Investment Company Act by one or more exemptions. In the future, the Company will seek to continue to conduct its operations so as to avoid registration under the Investment Company Act. Therefore, the assets that the Company may acquire or sell may be limited by the provisions of the Investment Company Act. If the Company were to become an investment company under the Investment Company Act and if it failed to qualify for an exemption thereunder, it would be unable to conduct its business as presently conducted which could have a material adverse effect on the Company and the market price for the Company Common Stock.

UNINSURED LOSSES

    The Company will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of the Company.

    With respect to those properties in which the Company holds an interest through a mortgage, as well as those properties owned by entities to whom the Company makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for the Company to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than the Company would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on the Company's cash flow or financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

    Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. The operation and subsequent removal of certain underground storage tanks also are regulated by Federal and state laws. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances, and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. See "BUSINESS AND PROPERTIES-- Environmental Matters."

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

    The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the Company Board. Although it has no present intention to do so, the Company Board may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations and the market price of the Company Common Stock.

HEDGING POLICIES/RISKS

    In connection with the financing of certain real estate investments, the Company may employ hedging techniques designed to protect the Company against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while the Company may benefit from the use of these hedging mechanisms generally, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for the Company than if it had not entered into such hedging transactions. See "THE COMPANY--Financing Policies."

DIVIDEND POLICY

    The future payment of dividends by the Company will depend on decisions that will be made by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "THE DISTRIBUTION--Quotation and Trading of Company Common Stock; Dividend Policy."

    In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many companies and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of the Company Common Stock.


CERTAIN ANTI-TAKEOVER FEATURES AFFECTING A CHANGE IN CONTROL OF THE COMPANY



    Upon consummation of the Distribution, certain provisions of the Company Certificate and the Company Bylaws, along with certain provisions of Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions include Article Fourth of the Company Certificate which authorizes the Company Board to issue additional shares of preferred stock of the Company, in one or more series, and to establish the rights and preferences (including the convertibility of such shares of preferred stock into shares of Company Common Stock) of any series of preferred stock so issued. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Company Common Stock. Such provisions also may inhibit fluctuations in the market price of the Company Common Stock that could result from takeover attempts. See "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS."


DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers and other key personnel. While the Company believes that it could find replacements for these persons, the loss of their services could have a temporary adverse effect on the operations of the Company. None of the Company's executive officers or other key personnel has an employment agreement with the Company. There can be no assurance that the Company will be able to retain these persons or to attract suitable replacements or additional personnel if required. The Company has not obtained key-man insurance for any of its executive officers or other key personnel.

COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain Federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which the Company invests and noncompliance could result in the imposition of fines by the United States government or an award of damages to private litigants. Although management of the Company believes that its properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which the Company invests, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's financial condition and results of operations could be adversely affected.

NONCOMPLIANCE WITH OTHER LAWS

    Real estate properties also are subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's results of operations.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    Excel is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties. To a large extent, public REITs, including Excel, manage their property portfolios with consideration to both public market perceptions and tax laws. Because investors are seeking a consistent and growing income stream from their REIT investments, REITs are under constant pressure to (i) grow FFO, and (ii) maintain a low leverage ratio (debt to total capitalization, one measure used to determine the relative risk of that cash flow stream, as rising interest rates can diminish FFO and impact dividends). As a result, REITs have generally been hesitant to participate in long-term, higher-risk development projects or to bring their leverage ratios to above 40.0%. In addition, the tax laws governing REITs include limitations on (i) the types of assets that REITs may own and the time period that real estate may be held, restricting REITs from investing in operating companies and equity and debt securities, and participating in short-term trading opportunities, and (ii) the ability of REITs to retain earnings, requiring REITs to distribute 95.0% of net taxable income, excluding capital gains, each year. Further, because gains on the sales of properties are not included in the calculation of FFO, REITs are dissuaded from buying distressed assets which may have substantial long-term appreciation potential but lack immediate cash flow. Thus, the Excel Board determined that it is in the best interests of Excel and its stockholders to organize the Company to pursue opportunities available to those investors that are not restricted by the Federal income tax laws governing REITs or influenced by public market perception with regard to REIT securities, to transfer to the Company certain real properties, notes receivable and related assets and liabilities currently held by Excel and EDV, and to spin-off the Company to the Excel stockholders. The Distribution will enable investors who own both Excel Common Stock and Company Common Stock to participate in the benefits of the REIT operations of Excel and the non-REIT operations of the Company.

    Eleven of the properties to be transferred to the Company by Excel and EDV are single tenant properties subject to long-term leases. Although ownership of these properties by Excel is consistent with the limitations on REITs described above, the management of Excel believes that optimal yields on investments in such properties can only be obtained when the ratio of debt to equity exceeds 80.0% of a given property's fair market value. As described above, such leverage ratios far exceed the expectations for a REIT. Thus, Excel believes that it is in the best interests of Excel and its stockholders to transfer these properties to the Company.

    The remaining properties to be transferred to the Company by Excel and EDV are those that will involve long-term restructuring or redevelopment activities or are currently undeveloped (i.e., raw land). Because these properties have no or limited cash flow as a result of required rehabilitation or development or are not being substantially leased, substantial value appreciation from these investments is not immediately realized. As discussed above, the mandatory distribution requirements applicable to REITs make ownership of such properties less desirable for a REIT because of their limited cash flow. Thus, Excel believes that such properties represent high return opportunities that the Company will be better positioned to pursue. See "BUSINESS AND PROPERTIES--Properties."

    The Company is also receiving four notes receivable from EDV. The management of Excel believes that the projects underlying these notes receivable are consistent with the Company's strategy to obtain long-term, mixed-use development projects which may take three to five years to fully develop. In addition, these projects will not generate short-term cash flow and are therefore not as attractive to Excel because of the mandatory distribution requirements applicable to REITs. See "BUSINESS AND PROPERTIES-- Notes Receivable."

    The Company intends to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. In this regard, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits, for so long as the Intercompany Agreement remains in effect, the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RISK FACTORS--Possible Conflicts with Excel After the Distribution"; "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Policies and Procedures for Addressing Conflicts" and "THE COMPANY--Intercompany Agreement."

    The Excel Board recognized in its planning that the Distribution would result in a transaction taxable to Excel stockholders and possibly to Excel depending on the fair market value of the Company Common Stock on the Distribution Date. Due to the nature of the assets to be transferred to the Company and the amount and duration of Excel's holdings thereof, Excel and the Company are not positioned to effect the Distribution on a tax-free basis. The Excel Board has considered that Excel's substantial tax basis in the Company Common Stock (and prior to their transfer to the Company, in the assets to be transferred) would minimize taxable gains, if any, to Excel that would otherwise be recognized. Upon review of this and other relevant factors, the Excel Board concluded that the benefits of the Distribution would more than offset any negative tax consequences of the Distribution. See "--Material Federal Income Tax Consequences of the Distribution."

DISTRIBUTION AGENT

    The Distribution Agent is BankBoston, N.A., c/o Boston EquiServe, P.O. Box 1666, Boston, Massachusetts 02105, telephone: (800) 730-6001.

MANNER OF EFFECTING THE DISTRIBUTION

    The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement (the "Distribution Agreement") that will be executed on or prior to the Distribution Date among Excel, EDV and the Company.


    Excel will effect the Distribution on the Distribution Date by delivering all outstanding shares of Company Common Stock to the Distribution Agent for distribution to the holders of record of Excel Common Stock as of the close of business on the Record Date. The Distribution will be made on the basis of one share of Company Common Stock for each share of Excel Common Stock held as of the close of business on the Record Date. Based on 23,160,757 shares of Excel Common Stock on the Record Date, approximately 23,160,757 shares of Company Common Stock will be distributed to Excel stockholders. The shares of Company Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK." It is expected that certificates representing shares of the Company Common Stock will be mailed to holders of Excel Common Stock as soon as practicable after the Distribution Date.


    HOLDERS OF EXCEL COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, EXCEL OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. EXCEL STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF EXCEL COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

    No holder of Excel Common Stock will be required to pay any cash or other consideration for the shares of Company Common Stock to be received in the Distribution or to surrender or exchange shares of Excel Common Stock or to take any other action in order to receive the Company Common Stock pursuant to the Distribution.

RESULTS OF THE DISTRIBUTION


    After the Distribution, the Company will be a separate public company which will own certain real properties, notes receivable and related assets and liabilities. See "THE COMPANY" and "BUSINESS AND PROPERTIES." The number and identity of the holders of Company Common Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of Excel Common Stock on the Record Date. Immediately after the Distribution, the Company expects to have approximately 1,447 holders of record of the Company Common Stock and approximately 23,160,757 shares of the Company Common Stock outstanding based on the number of Excel stockholders of record on the Record Date, the outstanding shares of Excel Common Stock on the Record Date and the distribution ratio of one share of Company Common Stock for each share of Excel Common Stock. In addition, the Company has obtained commitments to buy, effective upon consummation of the Distribution, (i) 9,195,224 shares of Company Common Stock in a private placement to certain of the Company's officers, and
(ii) 16,425,000 shares of Series A Preferred Stock in a private placement to certain QIBs, which shares will be convertible, on a one-for-one basis, by the holders thereof at any time and by the Company under certain circumstances into shares of Company Common Stock. The Company has agreed to grant warrants to purchase shares of Series A Preferred Stock to two QIBs in connection with their purchase of Series A Preferred Stock described above. One of the QIBs will be granted warrants to purchase 4,256,000 shares of Series A Preferred Stock, which will be exercisable at any time for a period of up to two years following the date of issuance. The other QIB will be granted warrants to purchase 241,000 shares of Series A Preferred Stock, which will be exercisable at any time until
                      , 1998. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    INTRODUCTION. The following is a summary of certain material Federal income tax considerations associated with the Distribution prepared by Latham & Watkins, tax counsel to Excel and the Company ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Information Statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the Federal income or other tax consequences applicable to all stockholders in light of their particular investment circumstances or to all categories of stockholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the Federal, state or local tax considerations relevant to the operations of Excel or the Company or to the Distribution is being requested from the IRS or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein, which Tax Counsel believes address the material issues with respect to the Distribution and with respect to the qualification of Excel as a REIT which are raised by the structure and currently anticipated activities of the Company.

    TAXATION OF EXCEL IN GENERAL. Excel has made an election to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1987. Excel believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Excel intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify, as a REIT.

    The sections of the Code relating to qualifications and operation as a REIT are highly technical and complex. In the opinion of Tax Counsel, with respect to its taxable years ending on or after December 31, 1993, Excel has been organized in conformity with the requirements for qualification as a REIT, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Excel and is conditioned upon certain representations made by Excel as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Excel. Moreover, continued qualification as a REIT will depend upon Excel's ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code. Accordingly, no assurance can be given that the actual stock ownership of Excel, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements.


    TAXABLE INCOME RECOGNITION BY EXCEL AS A RESULT OF THE
DISTRIBUTION. Immediately prior to the Distribution, Excel will transfer to the Company certain real properties, notes receivable and related assets and liabilities held by Excel in exchange for Company Common Stock which the Company will issue to Excel (the "Contribution"). See "BUSINESS AND PROPERTIES." Excel will recognize gain for Federal income tax purposes as a result of the Contribution in an amount equal to the lesser of (i) the excess of the fair market value of the properties and assets contributed over Excel's adjusted basis in such properties and assets, determined as of the date of the Contribution, or (ii) $21.4 million, which is the principal balance of a promissory note issued by the Company to Excel as part of the consideration for such asset transfers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Interests Relating to Excel." For book purposes, Excel will transfer the assets at historical cost with no gain recognized. Excel's tax basis in the Company Common Stock received in exchange for the contributed assets will be equal to the sum of (i) Excel's adjusted basis in the properties and assets contributed, reduced by $21.4 million, and (ii) the gain recognized by Excel on the Contribution.



    Excel's taxable gain on the Distribution, if any, will be measured by the extent to which, at the time of the Distribution, the fair market value of the Company Common Stock distributed by Excel exceeds Excel's basis in such stock.


    Because of the factual nature of the issue of the value of the Company Common Stock received by Excel as a result of the Contribution and then distributed by Excel, Tax Counsel is unable to render an opinion on the amount of gain recognized by Excel as a result of these transactions. The amount of gain, if any, will increase Excel's current or accumulated earnings and profits, and thereby increase the portion of Excel's distributions that are treated as made out of earnings and profits, and thus are dividends for federal income tax purposes.

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS OF EXCEL AS A RESULT OF THE DISTRIBUTION. The Distribution will be treated as a distribution, the amount of which equals the value of the Company Common Stock distributed plus any cash in lieu of fractional shares, and Excel stockholders will receive a basis in Company Common Stock equal to the value thereof at the time of the Distribution. Because of the factual nature of the issue of the value of the Company Common Stock distributed, Tax Counsel is unable to render an opinion on it. As long as Excel qualifies as a REIT, distributions (including the Distribution) made to Excel's taxable U.S. stockholders out of Excel's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and, for corporate stockholders, will not be eligible for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Excel Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares of Excel Common Stock, such distributions will be included in income as long-term capital gain if the shares have been held more than eighteen months, mid-term capital gain if the shares have been held more than one year but no more than eighteen months, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by Excel in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Excel and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by Excel during January of the following calendar year. Stockholders may not include any net operating losses or capital losses of Excel in their respective income tax returns. In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Excel required to be treated by such stockholder as long-term capital gain.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS OF EXCEL AS A RESULT OF THE DISTRIBUTION. Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). The Distribution to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Excel Common Stock with "acquisition indebtedness" within the meaning of the Code and such shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10.0% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. Excel has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

    TAXATION OF FOREIGN STOCKHOLDERS OF EXCEL AS A RESULT OF THE
DISTRIBUTION. The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made in this Information Statement to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local tax laws with regard to the Distribution, including any reporting requirements. In general, as is the case with domestic taxable stockholders of Excel, the Distribution is treated as a distribution whose amount equals the value of the Company Common Stock distributed plus any cash in lieu of fractional shares, and Excel stockholders will receive a basis in Company Common Stock equal to the fair market value thereof at the time of the Distribution.


    Distributions that are not attributable to gain from sales or exchanges by Excel of United States real property interests and not designated by Excel as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Excel. Such distributions ordinarily will be subject to a withholding tax equal to 30.0% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. Excel expects to withhold U.S. income tax at the rate of 30.0% on the gross amount of any such distribution made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder has filed the required IRS Form 1001 with Excel (or, as discussed below, such other certifications as shall be required under the Final Treasury Regulations to establish that the Non-U.S. Stockholder is entitled to claim the benefits of such reduced treaty rate), or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Excel claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. Distributions in excess of Excel's current and accumulated earnings and profits will be subject to a 10.0% withholding requirement but will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares of Excel Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the Excel Common Stock. Any portion of the Distribution which is treated as a capital gain dividend and is not attributable to a disposition by Excel of a United States real property interest shall be subject to a similar rule. Provided that Excel is a "domestically controlled REIT" for federal income tax purposes, a Non-U.S. Stockholder would be subject to taxation on gain from a sale or disposition of Excel Common Stock only if (i) the investment in the Excel Common Stock were treated as effectively connected with such Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year of the sale or disposition and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case the gain will be subject to a 30.0% tax. The Company believes that Excel is and currently expects to continue to be a "domestically controlled REIT" for federal income tax purposes.

    If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions would be subject to withholding at the same rate as dividends. However, a Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of Excel's current and accumulated earnings and profits.

    The Company anticipates that a portion of the Distribution will be treated as attributable to Excel's disposition of a United States real property interest. To the extent that a portion of the Distribution were to be treated as attributable to the disposition of a United States real property interest, a non-U.S. Stockholder would be subject to tax on such portion as though it were gain that was effectively connected with a United States trade or business of such Non-U.S. Stockholder. Thus, Non-U.S. Stockholders would be taxed on such portions of the Distribution at the normal capital gain rates applicable to U.S. shareholders. Excel is required under applicable Treasury Regulations to withhold 35.0% of any distribution to a Non-U.S. Stockholder that could be designated by Excel as a capital gain dividend. The amount so withheld is creditable against the Non-U.S. Stockholder's U.S. tax liability.

    Amounts required to be withheld from payments to Non-U.S. Stockholders will be collected by converting a portion of the Company Common Stock to be distributed into cash.

    ALL EXCEL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

QUOTATION AND TRADING OF COMPANY COMMON STOCK; DIVIDEND POLICY

    There is not currently a public market for the Company Common Stock. Prices at which the Company Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. Such prices also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an anti-takeover effect. See "RISK FACTORS--Absence of Prior Trading Market for Company Common Stock; Potential Volatility" and "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS."


    The Company initially intends to apply to have the Company Common Stock approved for quotation and trading on the OTC Bulletin Board. Immediately after the Distribution, the Company expects to have approximately 1,447 stockholders of record based upon the number of stockholders of record of Excel on the Record Date. For certain information regarding options to purchase the Company Common Stock that will be outstanding after the Distribution, see "MANAGEMENT--Legacy Stock Option Plan."


    The Company presently intends to retain future earnings to finance the growth and development of its business; and, therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of the Company, possible loan or financing covenant restrictions, and such other factors as the Company Board may deem relevant. See "RISK FACTORS--Dividend Policy."

    The Company initially will consist of certain real properties, notes receivable and related assets and liabilities, as described in "BUSINESS AND PROPERTIES." Nothing herein should be construed to suggest that the trading price of Excel Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. No assurance can be given that the Company Common Stock will trade at a price per share reflecting the earnings per share or other multiple, or other attributes, of Excel. See "RISK FACTORS--Absence of Prior Trading Market for Company Common Stock; Potential Volatility."

    It is the Company's belief that the Company Common Stock distributed to Excel's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Excel within the meaning of Rule 144 under the Securities Act, in which case such persons may not publicly offer or sell the Company Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144. There can be no assurance that the Commission will not take a contrary view, and no ruling from the Commission has been or will be sought. See "RISK FACTORS--Shares Eligible for Future Sale."

CONDITIONS; TERMINATION

    The Excel Board has conditioned the Distribution upon, among other things,
(i) the transfer of assets and liabilities contemplated by the Distribution Agreement having been consummated in all material respects, (ii) the Company Board having been elected by Excel as sole stockholder of the Company, and the Company Certificate and the Company Bylaws, as each will be in effect after the Distribution, having been adopted and being in effect, (iii) the Registration Statement on Form 10 with respect to the Company Common Stock having become effective under the Exchange Act, and (iv) receipt of any necessary consents to the Distribution from third parties, except for those the failure of which to obtain would not have a material adverse effect on the Company or Excel. The Company believes that there are no third-party consents which if not obtained would have a material adverse effect on the Company, Excel or the Distribution. Any of the conditions to the Distribution may be waived in the discretion of the Excel Board. Even if all of the above conditions are satisfied, the Excel Board has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution at any time prior to the Distribution Date; however, the Excel Board will not waive any of the conditions to the Distribution or make any changes in the terms of the Distribution unless the Excel Board determines that such changes would not be materially adverse to the Excel stockholders. See "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Distribution Agreement."

REASONS FOR FURNISHING THE INFORMATION STATEMENT

    This Information Statement is being furnished by Excel solely to provide information to Excel stockholders who will receive Company Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Excel or the Company. The information contained in this Information Statement is believed by Excel and the Company to be accurate as of the date set forth on the cover of this Information Statement. Changes may occur after that date, and neither the Company nor Excel will update the information except in the normal course of their respective public disclosure practices.

                     RELATIONSHIP BETWEEN LEGACY AND EXCEL
                             AFTER THE DISTRIBUTION

    For the purpose of governing certain of the ongoing relationships between the Company, Excel and EDV after the Distribution and to provide mechanisms for an orderly transition, the Company, Excel and EDV have entered or will enter into various agreements, and will adopt policies, as described in this section.

DISTRIBUTION AGREEMENT


    Prior to the Distribution Date, the Company, Excel and EDV will enter into the Distribution Agreement, which provides for, among other things, (i) the division between the Company, Excel and EDV of certain assets and liabilities,
(ii) the Distribution, and (iii) certain other agreements governing the relationship between the Company, Excel and EDV following the Distribution. Pursuant to the Distribution Agreement, as consideration for the asset transfers, the Company will issue to Excel (a) a sufficient number of shares of Company Common Stock to effect the Distribution, and (b) a promissory note payable to Excel in the amount of approximately $21.4 million. Such note will bear interest at the rate of 12.0% per annum, mature in March 2003 and be a non-recourse obligation secured by a first mortgage on the Scottsdale Galleria. In addition, in connection with the asset transfers, Excel will cancel certain indebtedness of EDV currently held by Excel in the amount of approximately $33.3 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the assets to be transferred to the Company pursuant to the Distribution Agreement. The agreements to be executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between the Company, Excel and EDV. See "--Administrative Services Agreement" and "--Tax Sharing Agreement."


    The Distribution Agreement also provides that by the Distribution Date, the Company Certificate and the Company Bylaws shall be in the forms attached hereto as Annex I and II, respectively, and that the Company and Excel will take all actions which may be required to elect or otherwise appoint, as directors of the Company, the persons indicated herein. See "MANAGEMENT" and "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS."

    The Distribution Agreement also provides that each of the Company, Excel and EDV will be granted access to certain records and information in the possession of the others, and requires the retention by each of the Company, Excel and EDV for a period of ten years following the Distribution of all such information in its possession, and thereafter requires that each party give the others prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company, Excel and EDV to obtain the consent of the others prior to waiving any shared privilege.

    The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.


ADMINISTRATIVE SERVICES AGREEMENT



    The Distribution Agreement calls for Excel and the Company to enter into an Administrative Services Agreement (the "Administrative Services Agreement") containing a number of provisions relating to employees of Excel and the Company. The Administrative Services Agreement generally provides that, after the Distribution, Excel will provide management and administrative services to the Company, including the ability to use the services of Excel's employees in connection with the Company's business. In exchange for those services, the Company is required to pay Excel on a monthly basis 115.0% of the sum of (i) two-thirds of the aggregate amount of all wages and salaries paid during the month to Excel employees who spend more than 50.0% of their working time performing services for the Company and are designated in writing as "Legacy Individuals" for purposes of the Administrative Services Agreement, and (ii) one-third of the aggregate amount of all wages and salaries paid during the month to Excel employees that are not designated as Legacy Individuals. Under the Administrative Services Agreement, Excel will be responsible for continuing to provide employee benefits (other than those provided under the Legacy Stock Option Plan) to Excel employees and to Legacy Individuals. The Administrative Services Agreement may be terminated either by Excel or the Company at any time upon 30 days' prior written notice to the other party. Any individuals independently hired by the Company after the Distribution as separate employees of the Company will not be subject to the Administrative Services Agreement. The income Excel receives under the Administrative Services Agreement will not be qualifying income for purposes of the 75.0% REIT income test or the 95.0% REIT income test.


    Prior to the Distribution Date, Excel, as sole stockholder of the Company, will approve the adoption by the Company of the Legacy Stock Option Plan for purposes of granting awards of Company Common Stock to employees, officers and directors of the Company subsequent to the Distribution. Excel also will approve the reservation of 5,250,380 shares of Company Common Stock under the Legacy Stock Option Plan, and the grant of options to acquire 3,100,000 of such shares to the Company's executive officers upon consummation of the Distribution. For a discussion of the principal terms and conditions of the Legacy Stock Option Plan, see "MANAGEMENT--Legacy Stock Option Plan."

TAX SHARING AGREEMENT

    Excel and the Company will enter into a Tax Sharing Agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, Federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution Date. In general, Excel will be responsible for (i) filing all Federal and state income tax returns of Excel, the Company and any of their subsidiaries for all taxable years ending on or before the Distribution Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Distribution periods, Excel and the Company will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). Excel and the Company will cooperate with each other and share information in preparing income tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT


    The Company and Excel will enter into a Transitional Services Agreement (the "Transitional Services Agreement") pursuant to which Excel will provide certain property acquisition, management and other services to the Company on a transitional basis. The fees for such transitional services will be based on hourly rates or a percentage of revenues designed to reflect the actual costs (including indirect costs) of providing such services. The Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The Transitional Services Agreement will terminate on December 15, 1998 unless extended in writing by the parties. The income Excel receives pursuant to the Transitional Services Agreement will not be qualifying income for purposes of the 75.0% REIT income test or the 95.0% REIT income test.


INTERCOMPANY AGREEMENT

    The Company and Excel will enter into the Intercompany Agreement on or prior to the Distribution Date to provide each other with rights to participate in certain transactions. See "THE COMPANY-- Intercompany Agreement."

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS


    As of the Distribution Date, the Company Board will consist of Gary B. Sabin, who is currently Chairman, President and Chief Executive Officer of Excel and who will serve in the same positions with the Company, Richard B. Muir, who is currently Executive Vice President and Secretary of Excel and who will serve in the same positions with the Company, John H. Wilmot and Robert E. Parsons, Jr., who are currently directors of Excel, and Richard J. Nordlund and Robert S. Talbot, who are not affiliated with Excel. As of the Distribution Date, the executive officers of the Company will include Mr. Sabin, Mr. Muir, Graham R. Bullick, who is currently Senior Vice President--Capital Markets of Excel and who will serve in the same position with the Company, Ronald H. Sabin, who is currently Senior Vice President--Asset Management of Excel and who will serve in the same position with the Company, David A. Lund, who is currently Chief Financial Officer of Excel and who will serve in the same position with the Company, S. Eric Ottesen, who is currently Senior Vice President, General Counsel and Assistant Secretary of Excel and who will serve in the same positions with the Company, and Mark T. Burton, who is currently Senior Vice President--Acquisitions of Excel and who will serve in the same position with the Company. See "MANAGEMENT."



    Based solely on their ownership of Excel Common Stock and options to acquire Excel Common Stock on the Record Date, the executive officers and directors of the Company will beneficially own an aggregate of 1,162,375 shares, or approximately 5.0%, of the outstanding Company Common Stock immediately following the Distribution. In addition, certain officers of the Company (i) have agreed to purchase, effective upon consummation of the Distribution, 9,195,224 shares of Company Common Stock in a private placement, and (ii) will be granted options to acquire 3,100,000 shares of Company Common Stock under the Legacy Stock Option Plan upon consummation of the Distribution. As a result, the executive officers and directors of the Company will beneficially own or have the right to acquire an aggregate of 10,157,599 shares, or approximately 31.4%, of the outstanding Company Common Stock immediately following the Distribution. The Company has agreed to loan to certain of its officers, in connection with their purchase of Company Common Stock described above, 50.0% of the purchase price therefor (an aggregate amount of approximately $11.0 million). See "RISK FACTORS--Control by Executive Officers and Directors"; "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


    The Company and Excel intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the on-going relationships between the Company and Excel may present conflict situations for the persons who will serve as officers and/or directors of both the Company and Excel, and who will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. Such persons may be presented with conflicts of interest with respect to certain matters affecting the Company and Excel, such as the determination of which company may take advantage of potential business opportunities, decisions concerning the business focus of each company (including decisions concerning the types of properties and geographic locations in which such companies make investments), potential competition between the business activities conducted, or sought to be conducted, by such companies (including competition for properties and tenants), possible corporate transactions (such as acquisitions), and other strategic decisions affecting the future of such companies. Conflicts also may arise with respect to the restriction on the Company's right to engage in certain activities or make certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments (as described below).

    The Company and Excel will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to limit the involvement of such officers and directors in conflict situations. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of any officers or directors in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company and/or Excel. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RISK FACTORS--Possible Conflicts with Excel After the Distribution" and "THE COMPANY--Intercompany Agreement."

                              REGULATORY APPROVALS

    The Company does not believe that any material Federal or state regulatory approvals will be necessary in connection with the Distribution.

                       PRO FORMA COMBINED CAPITALIZATION


    The following table sets forth the capitalization of the Company (A) as of January 31, 1998, (B) as adjusted to give effect to the Distribution and (C) as adjusted to reflect the sale of Company Common Stock to certain officers and Series A Preferred Stock to certain QIBs. The table should be read in conjunction with the historical and pro forma combined financial statements and the notes thereto contained elsewhere herein.



                                                                                 AS OF JANUARY 31, 1998
                                                                        -----------------------------------------
                                                                        ACTUAL(A)   PRO FORMA(B)   AS ADJUSTED(C)
                                                                        ----------  -------------  --------------
                                                                                     (IN THOUSANDS)
Debt:
  Mortgages payable...................................................      --       $    36,803     $   36,803
  Notes payable--bank.................................................      --            24,452         24,452
  Notes payable--Excel................................................      --            21,412         21,412
                                                                        ----------  -------------  --------------
    Total debt........................................................      --            82,667         82,667
Stockholders' equity..................................................           1        45,213        136,273
                                                                        ----------  -------------  --------------
    Total capitalization..............................................           1   $   128,436     $  218,940
                                                                        ----------  -------------  --------------
                                                                        ----------  -------------  --------------

                            EXCEL LEGACY CORPORATION
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following unaudited pro forma balance sheet of the Company as of January 31, 1998 and unaudited pro forma condensed combined statement of operations for the six months ended January 31, 1998 and the year ended July 31, 1997 have been prepared to reflect the results of the Distribution, issuance of preferred and common shares and acquisition of properties by the Company. The unaudited pro forma balance sheet has been prepared as if the transactions had occurred on January 31, 1998. The unaudited pro forma statements of operations have been prepared as if the transactions had occurred at the beginning of the year ended July 31, 1997. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred if the Distribution and capitalization had been consummated as of January 31, 1998. The Company has adopted July 31 as its fiscal year end.



                       PRO FORMA BALANCE SHEET--UNAUDITED
                             AS OF JANUARY 31, 1998
                                 (IN THOUSANDS)



                                                   ASSET GROUP                                   COMMON AND
                                   EXCEL LEGACY   TRANSFERRED BY                                 PREFERRED
                                    CORPORATION    EXCEL REALTY     PRO FORMA                   STOCK TO BE     PRO FORMA
                                   HISTORICAL(A)  TRUST, INC.(B)  ADJUSTMENTS(C)   PRO FORMA     ISSUED(D)     AS ADJUSTED
                                   -------------  --------------  --------------  -----------  --------------  -----------
ASSETS:
Real estate:
  Land...........................    $  15,738      $   18,647      $    5,400(1)  $  39,785     $   --         $  39,785
  Buildings......................       --              40,960                        40,960         --            40,960
  Under development..............        9,482          14,702          --            24,184         --            24,184
  Leasehold interest.............       --               1,790          --             1,790         --             1,790
  Accumulated depreciation.......       --              (4,301)         --            (4,301)        --            (4,301)
                                   -------------       -------    --------------  -----------  --------------  -----------
    Net real estate..............       25,220          71,798           5,400       102,418         --           102,418
Cash.............................           34          --              (5,400)(1)     (5,366)       91,060        85,694
Accounts receivable..............          106          --              --               106         --               106
Notes receivable.................       --              22,089          --            22,089         --            22,089
Interest receivable..............            2           2,604          --             2,606         --             2,606
Other assets.....................       --                  31          --                31         --                31
Deferred tax asset...............       --              --               6,552(2)      6,552         --             6,552
                                   -------------       -------    --------------  -----------  --------------  -----------
    Total assets.................    $  25,362      $   96,522      $    6,552     $ 128,436     $   91,060     $ 219,496
                                   -------------       -------    --------------  -----------  --------------  -----------
                                   -------------       -------    --------------  -----------  --------------  -----------
LIABILITIES:
Mortgages payable................    $  --          $   36,803      $   --         $  36,803     $   --         $  36,803
Notes Payable....................       24,452          --              --            24,452         --            24,452
Notes Payable--Excel.............          763          --              20,649(3)     21,412         --            21,412
Accounts payable.................           14          --              --                14         --                14
Interest payable.................          132             242          --               374         --               374
Other liabilities................       --                 168          --               168         --               168
                                   -------------       -------    --------------  -----------  --------------  -----------
    Total liabilities............       25,361          37,213          20,649        83,223         --            83,223
                                   -------------       -------    --------------  -----------  --------------  -----------
STOCKHOLDERS' EQUITY:
Preferred stock..................       --              --              --            --                164           164
Common stock.....................       --                 232          --               232             92           324
Additional paid-in capital.......            1          59,077         (20,649)(3)     44,981       101,792       146,773
                                                                         6,552(2)
Retained earnings................       --              --              --            --             --            --
                                   -------------       -------    --------------  -----------  --------------  -----------
                                             1          59,309         (14,097)       45,213        102,048       147,261
Due from officers for common
  shares.........................       --              --              --            --            (10,988)      (10,988)
                                   -------------       -------    --------------  -----------  --------------  -----------
    Total stockholders' equity...            1          59,309         (14,097)       45,213         91,060       136,273
                                   -------------       -------    --------------  -----------  --------------  -----------

    Total liabilities and
      stockholders' equity.......    $  25,362      $   96,522      $    6,552     $ 128,436     $   91,060     $ 219,496
                                   -------------       -------    --------------  -----------  --------------  -----------
                                   -------------       -------    --------------  -----------  --------------  -----------

                        NOTES TO PRO FORMA BALANCE SHEET


A) Reflects the unaudited historical balance sheet of Excel Legacy Corporation (the "Company") as of January 31, 1998 at page F-3. Excel Realty Trust, Inc. ("Excel") is the sole stockholder of the Company and the Company is currently considered a qualified REIT subsidiary of Excel.



B) Reflects the transfer at historical cost of the assets and liabilities currently held by Excel and ERT Development Corporation ("EDV") to the Company for stock. See Combined Balance Sheets of Excel Legacy Corporation Asset Group (the "Asset Group") at page F-7. The transfer by Excel and EDV will include (1) eleven single tenant buildings with related mortgages, (2) a substantially vacant shopping mall, the Scottsdale Galleria, in Scottsdale, Arizona which the Company intends to redevelop, (3) an office building in Scottsdale, Arizona, (4) a leasehold interest in a parcel of land near the Grand Canyon in Arizona, and (5) four notes receivable related to development projects located in Arizona and California.



C) Represents the following pro forma adjustments as numbered on the face of the Pro Forma Balance Sheet: (1) EDV has acquired two parcels of land for a total cost of $5.4 million which will be transferred to the Company immediately after the Distribution. One parcel of land in Scottsdale, Arizona is located in the Waterfront Redevelopment District and would be part of the Company's development project. The Company currently has no plans for the other parcel of land located in San Diego, California. (2) The Company will recognize a deferred tax asset as a result of the Distribution. For federal and state income tax purposes, the Company will record the assets transferred at fair market value which is estimated to be approximately $16.4 million over their current book value. The tax benefit to the Company under generally accepted accounting principles will approximate $6.6 million as the transferred assets are sold in the future.
    (3) In lieu of equity for the entire amount of property being contributed by EDV and Excel to the Company, the Company will issue a note payable to Excel for $21.4 million ($20.6 million from the asset transfer and $800,000 from the Telluride land purchase) that will be secured by a trust deed on the Scottsdale Galleria property.



    The Company is under contract to purchase 11.1 acres of land in San Diego, California for $4.0 million. The Company intends to construct an approximately 100,000 square foot industrial office building on the land for an estimated construction cost of $11.8 million. EDV has paid earnest money of $250,000 for the land, the purchase of which is expected to close March 23, 1998. No pro forma adjustment has been made for this purchase due to its uncertainty.



D) Certain officers of the Company will purchase 9,195,224 shares of Company Common Stock from the Company for $22.0 million by paying $11.0 million in cash and $11.0 in notes receivable at 7.0% interest. The notes receivable have been recorded as an offset to total stockholders' equity. The capitalization is valued at $2.39 per share which represents the Company's estimate of fair market value. The issuance of the shares will give the officers 31.4% of the common stock ownership of the Company.



   Also represents 16,425,000 shares of Series A Preferred Stock of the Company that certain qualified institutional buyers have committed to purchase at $5.00 per share immediately after the Distribution. The net proceeds will be approximately $80.1 million after issuance costs. The Series A Preferred Stock may be converted into Company Common Stock, on a one-for-one basis, by the holders of the Series A Preferred Stock at any time and by the Company after the Company Common Stock has been trading above $5.00 per share for 30 consecutive days. As part of the preferred stock issuance, the Company will issue warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share to two QIBs. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock" and "--Warrants."

                            EXCEL LEGACY CORPORATION
                 PRO FORMA STATEMENTS OF OPERATIONS--UNAUDITED
                      FOR THE YEAR ENDED JULY 31, 1997 AND
                     THE SIX MONTHS ENDED JANUARY 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       ASSET GROUP
                                    EXCEL LEGACY     TRANSFERRED BY                                       COMMON AND
                                     CORPORATION      EXCEL REALTY         PRO FORMA                    PREFERRED STOCK
SIX MONTHS ENDED JANUARY 31, 1998   HISTORICAL(A)    TRUST, INC.(B)     ADJUSTMENTS(C)     PRO FORMA    TO BE ISSUED(D)
---------------------------------  ---------------  -----------------  -----------------  -----------  -----------------
Revenues:
  Rental.........................     $  --             $   2,818          $     246(1)    $   3,064       $  --
  Interest.......................        --                 1,318             --               1,318          --
                                         ------            ------             ------      -----------         ------
    Total revenues...............        --                 4,136                246           4,382          --
                                         ------            ------             ------      -----------         ------

Expenses:
  Interest.......................        --                 1,445                 60(1)        1,505          --
  Depreciation and
    amortization.................        --                   482                 36(1)          518          --

  Property operations............        --                    94                112(1)          206          --
  General and administrative.....        --                   340                 12(1)          614          --
                                                                                 262(2)
                                         ------            ------             ------      -----------         ------
    Total expenses...............        --                 2,361                482           2,843          --
                                         ------            ------             ------      -----------         ------
Net income (loss) before taxes...        --                 1,775               (236)          1,539          --
Current income tax expense
  (benefit)(E)...................        --                   707                (93)            614          --
                                         ------            ------             ------      -----------         ------
Net income (loss)................     $  --             $   1,068          $    (143)      $     925       $  --
                                         ------            ------             ------      -----------         ------
                                         ------            ------             ------      -----------         ------
Net income per common share(F):
  Basic..........................                                                          $    0.03
  Fully-Diluted..................                                                          $    0.02


                                     PRO FORMA
SIX MONTHS ENDED JANUARY 31, 1998   AS ADJUSTED
---------------------------------  -------------
Revenues:
  Rental.........................    $   3,064
  Interest.......................        1,318
                                   -------------
    Total revenues...............        4,382
                                   -------------
Expenses:
  Interest.......................        1,505
  Depreciation and
    amortization.................          518
  Property operations............          206
  General and administrative.....          614

                                   -------------
    Total expenses...............        2,843
                                   -------------
Net income (loss) before taxes...        1,539
Current income tax expense
  (benefit)(E)...................          614
                                   -------------
Net income (loss)................    $     925
                                   -------------
                                   -------------
Net income per common share(F):
  Basic..........................    $    0.03
  Fully-Diluted..................    $    0.02


                                                       ASSET GROUP
                                    EXCEL LEGACY     TRANSFERRED BY                                       COMMON AND
                                     CORPORATION      EXCEL REALTY         PRO FORMA                    PREFERRED STOCK
YEAR ENDED JULY 31, 1997            HISTORICAL(A)    TRUST, INC.(B)     ADJUSTMENTS(C)     PRO FORMA    TO BE ISSUED(D)
---------------------------------  ---------------  -----------------  -----------------  -----------  -----------------
Revenues:
  Rental.........................     $  --             $   4,937          $   1,192(1)    $   6,129       $  --
  Interest.......................        --                 1,458             --               1,458          --
                                         ------            ------             ------      -----------         ------
    Total revenues...............        --                 6,395              1,192           7,587          --
                                         ------            ------             ------      -----------         ------

Expenses:
  Interest.......................        --                 2,896                257(1)        3,153          --
  Depreciation...................        --                   870                152(1)        1,022          --

  Property operations............        --                --                    412(1)          412          --
  General and administrative.....        --                   799                 48(1)        1,244          --
                                                                                 397(2)
                                         ------            ------             ------      -----------         ------

    Total expenses...............        --                 4,565              1,266           5,831          --
                                         ------            ------             ------      -----------         ------
Net income (loss) before taxes...        --                 1,830                (74)          1,756          --
Current income tax expense
  (benefit)(E)...................        --                   729                (30)            699          --
                                         ------            ------             ------      -----------         ------
Net income (loss)................     $  --             $   1,101          $     (44)      $   1,057       $  --
                                         ------            ------             ------      -----------         ------
                                         ------            ------             ------      -----------         ------
Net income per common share(F):
  Basic..........................                                                          $    0.03
  Fully-Diluted..................                                                          $    0.02


                                     PRO FORMA
YEAR ENDED JULY 31, 1997            AS ADJUSTED
---------------------------------  -------------
Revenues:
  Rental.........................    $   6,129
  Interest.......................        1,458
                                   -------------
    Total revenues...............        7,587
                                   -------------
Expenses:
  Interest.......................        3,153
  Depreciation...................        1,022
  Property operations............          412
  General and administrative.....        1,244

                                   -------------
    Total expenses...............        5,831
                                   -------------
Net income (loss) before taxes...        1,756
Current income tax expense
  (benefit)(E)...................          699
                                   -------------
Net income (loss)................    $   1,057
                                   -------------
                                   -------------
Net income per common share(F):
  Basic..........................    $    0.03
  Fully-Diluted..................    $    0.02

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS



A) Legacy had no operations prior to the Distribution.



B) Reflects the historical revenue and expenses associated with the transfer of the assets held by Excel and EDV. See Combined Statements of Operations of Excel Legacy Corporation Asset Group at page F-8.



C) Represents the following pro forma adjustments as numbered on the face of the Pro Forma Statements of Operations--Unaudited. (1) Represents the rental revenue and expenses for assets purchased by EDV from third parties with the intent of transferring them to the Company upon the Distribution as if the properties had been purchased at the beginning of the period presented. The Scottsdale City Centre office building was purchased in October 1997 and the Brio Land was purchased in November 1997. All rental revenue adjustments are based on signed leases. (2) The adjustment of general and administrative expenses represents the estimated overhead costs of forming and operating the Company in addition to the management fee of 4.0% on the Scottsdale property.



    Two AMC theaters under construction were purchased in January 1998. No operations are included in the Pro Forma Statements of Operations because the assets did not generate revenues until after the pro forma periods shown and expenses would have been capitalized as construction costs.



D) The Company has not made any pro forma adjustments for any amounts which may be earned on the proceeds from the issuance of the new Company Common Stock or the Series A Preferred Stock. Should all the Series A Preferred Stock be converted to Company Common Stock, on a one-for-one basis, the new basic net income per share to the common stockholders would be equivalent to the diluted net income per share shown on the Pro Forma Statements of Operations--Unaudited. The diluted net income per share would remain the same as shown on the Pro Forma Statements of Operations--Unaudited.



E) All income taxes are considered current expense in the Pro Forma Statements of Operations-- Unaudited. The Company has recorded a deferred tax asset on the Pro Forma Balance Sheet. This will offset against income tax expense as the properties being transferred to the Company are sold. See Note C to the Notes to Pro Forma Balance Sheet. The Company is not aware of any other timing differences between future book and taxable net income.



F) The per share amounts of income have been calculated using the following shares for both the six months ended January 31, 1998 and year ended July 31, 1997. The common shares outstanding of 32,355,981 (23,160,757 shares of Company Common Stock outstanding in Excel plus 9,195,224 shares of Company Common Stock to be issued to officers of the Company on the date of the Distribution) were used for the denominator in the basic per share calculation with net income as the numerator. There is no preferred stock dividend to subtract from net income to arrive at basic per share net income. The fully diluted calculation used 48,780,981 shares outstanding as the denominator which represents 32,355,981 shares of Company Common Stock plus the 16,425,000 shares of Series A Preferred Stock that are treated as stock equivalents. The numerator for the fully diluted calculation was also the net income.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

NATURE OF BUSINESS

    The Company was only recently formed and has no operating history. The Company was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses.

LIQUIDITY


    In connection with the formation and capitalization of the Company, the Company will receive approximately $11.0 million in cash and approximately $11.0 million in notes receivable from the sale of Company Common Stock to certain officers of the Company. Such notes will bear interest at the rate of 7.0% per annum, mature in March 2003 and be recourse obligations of such officers. In addition, the Company plans to sell 16,425,000 shares of Series A Preferred Stock for a total net issuance price of approximately $80.1 million immediately following the Distribution. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



    The total debt of the Company after the Distribution will consist of the following: (1) $26.4 million in mortgages on the eight Wal-Mart properties. These mortgages are self-amortizing with the rent being paid by Wal-Mart directly to the mortgage holders. The mortgages will be entirely repaid when the initial terms of the leases with Wal-Mart expire. (2) $7.8 million in mortgages on the two Lowe's properties. These mortgages are also self-amortizing over the term of the leases with Lowe's. The current mortgage balance will be repaid when the leases expire. (3) A $2.6 million mortgage securing the Scottsdale City Centre office building. Monthly payments are $25,327 with a balloon payment in the year 2006. (4) A current note payable to a bank secured by the AMC theaters in the amount of $49.9 million of which $24.5 million had been advanced through January 31, 1998 to construct the buildings. This is a short-term note with the balance coming due March 25, 1998. The Company intends to either repay this note with the proceeds from the Company Common Stock and Series A Preferred Stock offerings or refinance the properties upon completion. (5) A note to Excel in the amount of $21.4 million which will be secured by the Scottsdale Galleria property. Interest only payments at 12.0% will be due each month with the principal due March 31, 2003.


    The Company anticipates that cash flow from operations will be adequate to meet its short-term liquidity requirements. The Company expects to meet its long-term liquidity requirements, such as property acquisitions and development and mortgage debt maturities, through the most advantageous sources of capital available to the Company at the time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of indebtedness through secured or unsecured borrowings and the reinvestment of proceeds from the disposition of assets.

RESULTS OF OPERATIONS


    The results of operations for the Excel Legacy Corporation Asset Group are set forth below. See Excel Legacy Corporation Asset Group financial statements at pages F-7 through F-16.


COMPARISON OF THE YEAR ENDED JULY 31, 1997 TO THE YEAR ENDED JULY 31, 1996.

    There was no change in RENTAL REVENUE between the years ended July 31, 1997 and 1996.


    INTEREST REVENUE for the year ended July 31, 1997 was approximately $1.5 million, an increase of 1435.0% over interest revenue of $95,000 for the year ended July 31, 1996. The increase is primarily attributable to additional loans made on the Los Arcos and First Street projects during the year.

    INTEREST EXPENSE for the year ended July 31, 1997 was approximately $2.9 million, a decrease of 6.0% over interest expense of approximately $3.1 million for the year ended July 31, 1996. The decrease is primarily attributable to recurring principal payments on the mortgages on those properties occupied by Wal-Mart and Lowe's.


    ADMINISTRATIVE EXPENSES for the year ended July 31, 1997 were $799,000, an increase of 42.0% over administrative expenses of $563,000 for the year ended July 31, 1996. The increase is primarily attributable to salary and wage expense.

    THE PROVISION FOR INCOME TAXES for the year ended July 31, 1997 was $729,000, an increase of 252.0% over income tax expense of $207,000 in the comparable period in 1996. The increase is attributable to the increase in income before taxes during the year.


COMPARISON OF THE YEAR ENDED JULY 31, 1996 TO THE YEAR ENDED JULY 31, 1995.



    RENTAL REVENUE for the year ended July 31, 1996 was approximately $4.9 million, a decrease of 16.0% over rental revenue of approximately $5.9 million for the year ended July 31, 1995. The decrease is attributable to the reclassification of the Scottsdale Galleria from real estate to real estate under development. As a result of the reclassification, costs to develop the property, net of incidental revenues earned, are capitalized to the basis of the property rather than recognized as revenue and expense.


    INTEREST REVENUE for the year ended July 31, 1996 was $95,000, an increase of 100.0% over interest revenue for the year ended July 31, 1995. The increase is attributable to the initiation of the Los Arcos and First Street notes receivable during the year.


    INTEREST EXPENSE for the year ended July 31, 1996 was approximately $3.1 million, a decrease of 3.0% over interest expense of approximately $3.2 million for the year ended July 31, 1995. The decrease is primarily attributable to recurring principal payments on the mortgages on those properties occupied by Wal-Mart and Lowe's.



    ADMINISTRATIVE EXPENSES for the year ended July 31, 1996 were $563,000, an increase of 3.0% over administrative expenses of $548,000 for the year ended July 31, 1995. The increase is primarily attributable to salary and wage expenses.


    THE PROVISION FOR INCOME TAXES for the year ended July 31, 1996 was $207,000, a decrease of 60.0% over income tax expense of $515,000 in the comparable period in 1995. The decrease is attributable to the decrease in income before taxes during the year.


COMPARISON OF THE SIX MONTHS ENDED JANUARY 31, 1998 TO THE SIX MONTHS ENDED
  JANUARY 31, 1997.



    RENTAL REVENUE for the six months ended January 31, 1998 was approximately $2.8 million, an increase of 14.2% over rental revenue of approximately $2.5 million for the six months ended January 31, 1997. The increase relates to an office building and land leased to a restaurant which were acquired in October 1997.



    INTEREST REVENUE for the six months ended January 31, 1998 was approximately $1.3 million, an increase of 348.3% over interest revenue of $294,000 in the comparable period in 1997. The increase was primarily attributable to additional loans made on the Los Arcos and First Street projects during the corresponding periods.



    INTEREST EXPENSE for the six months ended January 31, 1998 was approximately $1.4 million, a decrease of 3.6% over interest expense of approximately $1.5 million in the comparable period in 1997. The decrease is attributable to recurring principal payments on the mortgages on those properties occupied by Wal-Mart and Lowe's.



    ADMINISTRATIVE EXPENSES for the six months ended January 31, 1998 were $340,000, a decrease of 29.6% over administrative expenses of $483,000 in the comparable period in 1997. The decrease is primarily attributable to bonuses paid in 1997.

    PROPERTY EXPENSES of $94,000 in the six months ended January 31, 1998 related to properties acquired in October 1997. Property expenses were $0 in the six months ended January 31, 1997.



    The PROVISION FOR INCOME TAXES for the six months ended January 31, 1998 was $707,000, an increase of 412.3% over income tax expense of $138,000 in the comparable period in 1997. The increase is attributable to the increase in income before income taxes during the period.


VALUATION OF PROPERTIES


    Valuation of the single tenant properties to be transferred to the Company by Excel was based upon an estimate of the fair market value of the assets to be transferred. For these properties the value was determined by applying a 9.5% capitalization rate to the net operating income of such properties. For properties purchased by Excel within the last six months, the property valuation was based on Excel's acquisition cost for the properties, since Excel was acting as the nominee for the Company. In the opinion of Excel's management, due to the short holding period of the property by Excel, the value of properties purchased less than six months ago is not significantly different from the original cost. The valuation of the Scottsdale Galleria was determined based upon binding purchase offers made to the Company by willing third-party, non-affiliated purchasers.


CAPITAL RESOURCES


    Following the Distribution, the Company will own approximately $102.4 million in real estate that will be encumbered with mortgages in the amount of $82.7 million. All properties will be encumbered with mortgages. In addition, the Company will have $22.0 million in notes receivable that have been loaned on various real estate development projects which will not be collected until the projects are completed. The Company also will have recourse notes receivable from various officers of the Company for approximately $11.0 million stemming from their acquisition of shares of Company Common Stock. These notes are not expected to be repaid for several years and will likely not be repaid until, and if, the price of the Company Common Stock increases sufficiently for the officers to borrow the loan amounts from an outside source and repay the Company.



    The Company will have approximately $85.7 million in cash after receipt of $80.1 million from the sale of Series A Preferred Stock for which the Company currently has commitments. The Company plans to sell 16,425,000 shares of Series A Preferred Stock immediately following the Distribution. The Company intends to use $49.9 million of these proceeds to repay the loan and letters of credit used to finance the purchase of the Highlands Ranch and Westminster, Colorado properties.



    The Company is under contract to purchase 11.1 acres of land in San Diego, California for $4.0 million. The Company intends to construct an approximately 100,000 square foot industrial office building on the land for an estimated construction cost of $11.8 million. EDV has paid earnest money of $250,000 for the land, the purchase of which is expected to close March 23, 1998. As of the date of this Information Statement, the Company has no commitments to purchase any other assets or to make any material capital expenditures in connection with the redevelopment of any of its properties. The Company intends to operate its business as described herein, however, and may purchase additional assets and make such capital expenditures from time to time in the future. Any such expenditures will be contingent upon securing adequate funding on terms acceptable to the Company. The Company is not aware of any material unfavorable trends in either capital resources or the outlook for long-term cash generation, nor does it expect any material changes in the availability and relative cost of such capital resources.


    There are currently no material changes being considered in the objectives and policies of the Company as set forth in this Information Statement.

                                  THE COMPANY

GENERAL

    The Company was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. The Company intends to provide investors with return opportunities that are not generally available to publicly traded REITs due to investment limitations and leverage expectations imposed by the public markets and Federal income tax laws applicable to REITs.

    To a large extent, public REITs, including Excel, manage their property portfolios with consideration to both public market perceptions and tax laws. Because investors are seeking a consistent and growing income stream from their REIT investments, REITs are under constant pressure to (i) grow FFO, an indicator of performance in the REIT industry, and (ii) maintain a low leverage ratio (debt to total capitalization, one measure used to determine the relative risk of that cash flow stream, as rising interest rates can diminish FFO and impact dividends). As a result, REITs have generally been hesitant to participate in long-term, higher-risk development projects or to bring their leverage ratios to above 40.0%. In addition, the tax laws governing REITs include limitations on (i) the types of assets that REITs may own and the time period that real estate may be held, restricting REITs from investing in operating companies and equity and debt securities, and participating in short-term trading opportunities, and (ii) the ability of REITs to retain earnings, requiring REITs to distribute 95.0% of net taxable income, excluding capital gains, each year. Further, because gains on the sales of properties are not included in the calculation of FFO, REITs are dissuaded from buying distressed assets which may have substantial long-term appreciation potential but lack immediate cash flow.

    In such an environment, the Company believes that significant opportunities are available to those investors that are not restricted by the Federal income tax laws governing REITs or influenced by public market perception with regard to REIT securities. Eleven of the properties to be transferred to the Company by Excel are single tenant properties subject to long-term leases. Although ownership of these properties by Excel is consistent with the limitations on REITs described above, the management of Excel believes that optimal yields on investments in such properties can only be obtained when the ratio of debt to equity exceeds 80.0% of a given property's fair market value. As described above, such leverage ratios far exceed the expectations for a REIT. Thus, Excel believes that it is in the best interests of Excel and its stockholders to transfer these assets to the Company.

    The remaining properties to be transferred to the Company by Excel and EDV are those that will involve long-term restructuring or redevelopment activities or are currently undeveloped (i.e., raw land). Because these properties have no or limited cash flow as a result of required rehabilitation or development or are not being substantially leased, substantial value appreciation from these investments is not immediately realized. As discussed above, the mandatory distribution requirements applicable to REITs make ownership of such properties less desirable for a REIT because of their limited cash flow. Thus, Excel believes that such properties represent high return opportunities that the Company will be better positioned to pursue. See "BUSINESS AND PROPERTIES--Properties."

    The Company is also receiving four notes receivable from EDV. The management of Excel believes that the projects underlying these notes receivable are consistent with the Company's strategy to obtain long-term, mixed-use development projects which may take three to five years to fully develop. In addition, these projects will not generate short-term cash flow and are therefore not as attractive to Excel because of the mandatory distribution requirements applicable to REITs. See "BUSINESS AND PROPERTIES-- Notes Receivable."

    In addition to the properties it will own immediately following the Distribution, the Company intends to invest in a variety of real estate related assets such as (i) development opportunities that provide substantial value appreciation rather than immediate cash flow, (ii) properties with long-term leases enabling the Company to utilize a substantial amount of leverage, (iii) properties requiring substantial repositioning or restructuring in order to create significant value, such as changing the use, tenant mix or focus of a property, and (iv) public and private debt and equity securities of real estate related entities. Although such real estate related assets are not subject to the limitations applicable to REITs described above, there are some risks associated with investments in these types of assets. See "RISK FACTORS-- Disadvantages of Investments in Debt Instruments"; "--Limited Remedies Upon Default of Mortgage Loans"; "--Disadvantages of Investments in Commercial Mortgage-Backed Securities" and "--Limitations on Remedies Upon Default." Further, the Company will be able to manage the timing of asset dispositions without regard to the minimum hold periods required of REITs while also acquiring properties using substantial, yet prudent, leverage, to increase returns on what otherwise might be less attractive investments. As opportunities emerge, the Company may in the future expand its real estate related businesses and activities beyond the areas listed above.



    The Company and Excel will enter into the Intercompany Agreement on or prior to the Distribution Date to provide each other with rights to participate in certain transactions. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits, for so long as the Intercompany Agreement remains in effect, the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RISK FACTORS-- Possible Conflicts with Excel After the Distribution"; "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Policies and Procedures for Addressing Conflicts" and "--Intercompany Agreement."


    The Company currently does not intend to qualify as a REIT under the Code. Consequently, the Company has the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require the Company to distribute each year at least 95.0% of its net taxable income, excluding capital gains), the Company has the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, the Company differs from real estate opportunity funds that are typically structured as private partnerships. In that regard, the business of the Company is conducted without the payment of acquisition, disposition or management fees to general partners which should result in additional cash flow being available for reinvestment. In addition, unlike investors in opportunity funds, the Company's stockholders will have voting rights and are expected to have enhanced liquidity through their ability to sell or margin their stock. The Company also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, the Company is subject to corporate level taxation.


    In pursuing the real estate related opportunities described above, the Company expects to compete for real estate investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. The real estate industry and the process of identifying, completing and realizing on real estate investments has from time to time been highly competitive. In addition, many of those with whom the Company will compete for investments are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company. See "RISK FACTORS--Difficulty of Locating Suitable Investments; Competition."

    The Company was incorporated under the laws of Delaware on November 17, 1997. The Company's executive offices are located at 16955 Via Del Campo, Suite 100, San Diego, California 92127, and its telephone number is (619) 485-9400.

BUSINESS STRATEGY

    The Company intends to pursue a variety of real estate related activities, including (i) developing long-term, mixed-use development/entertainment projects that have the potential for substantial capital gains but which may take three to five years to fully develop, (ii) acquiring single tenant properties that can be highly leveraged with fixed rate debt that amortizes over the term of the property's tenant leases, (iii) purchasing portfolios of properties on a wholesale basis, then selling the properties individually on a retail basis,
(iv) investing in properties requiring significant restructuring or redevelopment in order to create substantial value, such as changing the use, tenant mix or focus of a property, and (v) acquiring debt or equity securities in real estate operating companies, including defaulted debt at a discount to the value of the underlying asset securing the debt. Further, the Company will be able to manage the timing of asset dispositions without regard to the minimum hold periods required of REITs while also acquiring properties using substantial, yet prudent, leverage to increase returns on what otherwise might be less attractive investments. Subject to the provisions of the Intercompany Agreement, pursuant to which the Company must provide Excel with rights to participate in certain transactions (see "--Intercompany Agreement"), the Company does not intend to limit its investments in the areas described above to certain sectors of the real estate market or certain types of properties.

INVESTMENT POLICIES


    The Company intends to acquire, develop, own and manage a variety of real estate related assets that offer return opportunities that are not generally available to publicly traded REITs. As opportunities emerge and in response to changes in market, real estate and general economic conditions, the Company may in the future retract from, discontinue or expand its real estate related business and activities.



    DEVELOPMENT. The Company may from time to time undertake directly or through joint venture financing long-term, large development projects that have the potential for substantial gains but which may take three to five years to fully develop, with particular emphasis on mixed-use retail entertainment projects. To the extent the Company provides joint venture financing, the developer will often bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. Under this financing method, the Company either may purchase the undeveloped property and lease such property back to the developer or make a subordinated loan to the developer and, upon completion, the Company would have the option to purchase the development. The Company believes that these financing and development activities will give the Company opportunities to purchase properties at capitalization rates slightly above those which might otherwise be available after completion of development. Since substantial value appreciation from these investments is not immediately realized, many REITs substantially limit their development activity. The Company believes that such investments represent high return opportunities that are underutilized by REITs. For a detailed discussion of the risks associated with these activities and investments, see "RISK FACTORS--Acquisition, Development, Construction and Renovation Activities."



    ACQUIRING SINGLE TENANT PROPERTIES. The Company may from time to time seek to acquire single tenant properties which can be highly leveraged with fixed rate debt that amortizes over the term of the property's tenant leases, the profits from which can be enhanced significantly when property-specific leverage that carries an interest rate below the capitalization rate on the property is utilized. Initially, the Company will seek to apply this business strategy to retail and office properties. As opportunities arise, the Company may seek to acquire other types of commercial properties, including industrial properties. For a detailed discussion of the risks associated with these types of activities and investments, see "RISK FACTORS-- Potential Adverse Consequences of Debt Financing."

    PURCHASING PORTFOLIOS OF PROPERTIES ON A WHOLESALE BASIS. The Company may from time to time seek to purchase portfolios of properties on a wholesale basis, then sell such properties individually on a retail basis. The tax regulations governing REITs discourage such short-term trading activity, causing a REIT to lose its REIT status if it were to engage excessively in these activities. Thus, the Company believes that there are abundant short-term trading opportunities in the real estate markets that are not appropriate for REITs and are therefore passed over by REITs in favor of other investments.


    RESTRUCTURING AND REDEVELOPMENT IN ORDER TO CREATE SUBSTANTIAL VALUE. The Company may from time to time engage in selective restructuring and development activities such as changing the use, tenant mix or focus of a property, as opportunities arise and when justified by expected returns. The Company believes that appropriate, well located properties which are currently underperforming can be acquired on advantageous terms and repositioned through such selective restructuring and development activities with the expectation of achieving enhanced returns that are greater than returns which could be achieved by acquiring a stabilized property. The Company also believes that these types of properties are not attractive acquisition candidates for REITs because the properties have no or limited cash flow as a result of required rehabilitation or not being substantially leased. As a result, a REIT that is heavily dependent upon long-term restructuring or redevelopment activities may have difficulty covering its mandatory dividends. The Company also may acquire land for speculation, future development or subdivision. For a detailed discussion of the risks associated with these activities and investments, see "RISK FACTORS-- Acquisition, Development, Construction and Renovation Activities."


    ACQUIRING DEBT OR EQUITY SECURITIES IN REAL ESTATE OPERATING COMPANIES. The Company may from time to time acquire real estate related equity securities or make loans that constitute, or invest in, real estate related senior, junior or otherwise subordinated debt securities, which debt securities may be unsecured or secured by liens on real estate or the economic benefits thereof. Some of the entities in which the Company may invest may be start-up companies or companies in need of additional capital. These investments may contain options to acquire, or be convertible into the right to acquire, all or a portion of the underlying real estate, or contain the right to participate in the cash flow and economic return which may be derived from the real estate. In determining whether to make a loan, the Company will consider whether the borrower is willing to grant to the Company the right to acquire some or all of the underlying real estate securing such loan, or the right to participate in the cash flow and economic return which may be derived from such real estate. Only if a borrower is willing to grant one or more such rights to the Company, and the Company has satisfied itself after reasonable due diligence that the risks associated with the proposed loan are acceptable, will the Company be willing to make the loan.

    Debt investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities, secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. In some cases the Company may only acquire a participating interest in a debt security. The Company believes that there are opportunities to acquire real estate debt securities, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing, while utilizing management's real estate expertise to analyze the underlying properties and thereby effectively minimizing risk. The Company also may provide credit enhancement or guarantees of the obligations of others involved in real estate related activities, and may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation in the value of the property. Such mortgages may be similar to equity participations. In addition, the Company may make mortgage loans or participate in such loans and contemporaneously or otherwise obtain related property purchase options.

    Equity investments may include development projects directly or through joint ventures (as described above), as well as the purchase of general or limited partnership interests in limited partnerships, shares in publicly traded or privately held corporations or interests in other entities that own real estate, make real estate related loans, invest in real estate related debt instruments or provide services or products to the real estate industry. The Company intends to engage in active real estate businesses, which may include land subdivisions, property sales and other businesses considered ineligible or impractical investments for REITs. The Company also may hold real estate or interests therein for investment. The Company may purchase substantially leased, mostly unleased or vacant properties of any type or geographic location. The Company intends to renovate and re-lease the mostly unleased or vacant properties. The Company also may purchase leasehold positions and sub-lease the property.


    In addition, the Company may in the future invest in retail, residential, hotel and other types of properties and manage and lease properties owned by it or in which it has an equity or debt investment. The activities described above often do not generate immediate cash flow, and cash flow generated may be nonrecurring. These investments may be subject to existing debt financing and any such financing will have a priority over the equity interests of the Company. For a detailed discussion of the risks associated with these types of activities and investments, see "RISK FACTORS--Disadvantages of Investments in Debt Instruments"; "--Limited Remedies Upon Default of Mortgage Loans"; "--Disadvantages of Investments in Commercial Mortgage-Backed Securities" and "--Limitations on Remedies Upon Default."


    PROACTIVE ASSET MANAGEMENT

    Using real estate information management systems, commercially available databases and spreadsheets and analyses provided by outside vendors, all of which are available on a wide area network, the Company's management will regularly monitor and evaluate each portfolio asset to identify properties which can be sold or exchanged for optimal sales prices (or exchange values) given prevailing market conditions and the particular characteristics of each property. Through this strategy, the Company will seek to continually update its core property portfolio by disposing of properties which have limited appreciation potential and redeploy capital into newer properties or properties where its aggressive management techniques may maximize property values. The Company may engage from time to time in like-kind property exchanges (I.E., Code
Section 1031 exchanges) which will allow the Company to dispose of properties and redeploy proceeds in a tax efficient manner. In addition to value enhancement, the Company also will focus on the efficient management of cash and maintaining strong operational cost controls.

    The Company may utilize the experience of Excel and its nine regional offices to provide property management for those assets acquired or developed. By leveraging this franchise, the Company will have access to professional management that emphasizes maintaining or creating high occupancy rates and monitoring the physical condition of properties and the financial condition of tenants.

    FINANCING POLICIES


    The Company will seek to finance its investments through both public and private secured and unsecured debt financings, as well as public and private placements of its equity securities. The equity securities will include both common and preferred equity issuances of the Company. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. There are currently no restrictions on the amount of debt that the Company may incur. See "RISK FACTORS--Potential Adverse Consequences of Debt Financing."


    The Company may seek variable rate financing from time to time if such financing appears advantageous in light of then-prevailing market conditions. In such case, the Company will consider hedging against interest rate risk through interest rate protection agreements, interest rate swaps or other means. See "RISK FACTORS--Hedging Policies/Risks."


    The Company does not plan to distribute dividends for the foreseeable future, which will permit it to accumulate for reinvestment cash flow from investments, disposition of investments and other business activities. See "RISK FACTORS--Dividend Policy" and "THE DISTRIBUTION--Quotation and Trading of Company Common Stock; Dividend Policy."

    POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Company does not intend to qualify as a REIT, but it may, from time to time, invest in REITs and sell properties or entities to REITs for cash and/or securities. Further, it may spin-off to its common stockholders shares of its subsidiaries or shares of other entities it has acquired through the sale of its properties, investments or otherwise. These spin-offs may involve the formation of new entities and may be taxable or non-taxable, depending upon the facts and circumstances. The Company's policies with respect to its activities may be reviewed and modified from time to time by the Company's directors without notice to or vote of its stockholders. See "RISK FACTORS--Changes in Policies Without Stockholder Approval."

INTERCOMPANY AGREEMENT

    The Company and Excel will enter into the Intercompany Agreement on or prior to the Distribution Date to provide each other with rights to participate in certain transactions. Pursuant to the Intercompany Agreement, during the term thereof, the Company will agree not to engage in activities or make investments that involve neighborhood and community shopping centers, power centers, malls or other conventional retail properties (including without limitation the opportunity to provide services related to such real estate and to invest in entities that invest primarily in or have a substantial portion of their assets in such real estate), unless it has first provided written notice to Excel of the material terms and conditions of such activities or investments, and Excel has determined not to pursue such activities or investments either by providing written notice to the Company rejecting the opportunity within ten days following the date of receipt of notice of the opportunity or by allowing such ten-day period to lapse. The Intercompany Agreement expressly permits the Company to engage in activities or make investments that involve office and industrial properties, single tenant retail properties, entertainment/retail/mixed-use development projects, real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such real estate assets.

    Pursuant to the Intercompany Agreement, during the term thereof, the Company and Excel also will agree to notify each other of, and make available to each other, investment opportunities which they develop or of which they become aware but are unable or unwilling to pursue. The term of the Intercompany Agreement will commence upon the date of signing and will terminate upon the earlier of
(i) the tenth anniversary of the date of signing, or (ii) a change in control of either party. See "RISK FACTORS--Possible Conflicts with Excel After the Distribution" and "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Policies and Procedures for Addressing Conflicts."

INITIAL CAPITAL AND FINANCING


    The Company has obtained commitments to buy, effective upon consummation of the Distribution, (i) 9,195,224 shares of Company Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 (the estimated market value of the Company Common Stock as of the Distribution Date based upon the value of the assets being transferred to the Company), for an aggregate purchase price of approximately $22.0 million, and (ii) 16,425,000 shares of Series A Preferred Stock in a private placement to certain QIBs at a price per share of $5.00, for an aggregate purchase price of approximately $82.1 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                            BUSINESS AND PROPERTIES

PROPERTIES


    The table below sets forth certain pertinent information regarding the properties currently owned by the Company and the properties to be transferred to the Company by Excel and EDV prior to the Distribution. All information is presented as of January 31, 1998, unless otherwise indicated.



                                                           TOTAL         BASE
                                                YEAR        GLA         RENTAL      RENT PER        LEASE
                                    TENANT      BUILT    (SQ. FT.)      INCOME       SQ. FT.     EXPIRATION
                                  ----------  ---------  ----------  ------------  -----------  -------------
Arizona
  Scottsdale Galleria(1)........     (2)         (2)        (2)          (2)           (2)           (2)
  Scottsdale City Centre(3).....     (4)        1982         64,262  $  1,087,190(5)  $   16.15(6)      (7)
  Scottsdale Towers(3)..........     (8)         (8)        (8)          (8)           (8)           (8)
  Brio Land(3)..................     Brio       1975          3,700       104,314  $    28.19       2002
  Grand Canyon(3)...............     (9)         (9)        (9)          (9)          (9)           (9)
California
  Rancho Bernardo...............     (10)       (10)        (10)         (10)         (10)          (10)
  San Diego.....................     (11)       (11)        (11)         (11)         (11)          (11)
Colorado
  Brighton(1)...................   Wal-Mart     1992         94,220       343,021        3.64       2008
  Highlands Ranch(12)...........   AMC(13)      1998        110,000     2,413,000 13)      21.94  13)     2018     (13)
  Telluride Land(12)............     (14)       (14)        (14)         (14)         (14)          (14)
  Westminster(12)...............   AMC(13)      1998        110,000     2,520,000 13)      22.91  13)     2018     (13)
Illinois
  Orland Hills(1)...............   Wal-Mart     1992        114,513       824,075        7.20       2009
Indiana
  Decatur(1)....................   Wal-Mart     1992         72,200       324,200        4.49       2009
  Terre Haute(1)................    Lowe's      1993        104,259       557,786        5.36       2013
  Wabash(1).....................   Wal-Mart     1992         93,465       374,604        4.01       2008
Michigan
  Big Rapids(1).................   Wal-Mart     1992         91,440       337,628        3.69       2008
Ohio
  Middletown(1).................    Lowe's      1993        126,400       650,000        5.14       2013
Pennsylvania
  Wyomissing(1).................   Wal-Mart     1992        115,092       679,668        5.91       2008
Texas
  Temple(1).....................   Wal-Mart     1992        110,580       629,771        5.70       2008
Wisconsin
  Berlin(1).....................   Wal-Mart     1992         59,097       218,017        3.69       2009
                                                         ----------  ------------  -----------
    Total..............................................   1,269,228  $ 11,063,274  $     8.72
                                                         ----------  ------------  -----------
                                                         ----------  ------------  -----------


--------------------------

(1) To be transferred to the Company as part of the Excel Legacy Corporation Asset Group.


(2) Property is currently being redeveloped.



(3) To be transferred to the Company by EDV.



(4) Set forth below is a list of the tenants of the Scottsdale City Centre, in each case followed by their approximate annual rent and square footage of
    GLA: Allied Waste Industries, Inc. ($96,000, 7,400 sq. ft.); American Airlines ($800, 450 sq. ft.); American Nortel Communications ($1,800, 1,150 sq. ft.); Arizona Subway Development ($2,400, 1,700 sq. ft.); BGNET--LLC ($5,400, 3,500 sq. ft.); CIC Systems, Inc. ($1,700, 1,100 sq. ft.); CLS
    International Travel ($1,800, 1,400 sq. ft.); Commerce International ($6,300, 4,300 sq. ft.); Designlin Advertising Ltd. ($1,700, 1,500 sq. ft.);
    Duke Energy Trading & Marketing ($830, 480 sq. ft.); Grand Canyon Title Agency ($2,400, 1,700 sq. ft.); Greater Phoenix Enterprise ($4,400, 3,000 sq. ft.); Dr. Kevin Harris, D.D.S. ($2,200, 1,500 sq. ft.); Idea Man, Inc. ($3,700, 2,700 sq. ft.); Intercell Corporation ($6,100, 4,000 sq. ft.);
    Margrave, Celmins & Verber ($4,900, 3,800 sq. ft.); MBA Insurance Agency of Arizona, Inc. ($5,000, 3,300 sq. ft.); National Scientific Corporation ($3,300, 2,100 sq. ft.); Noranda Properties ($2,000, 1,500 sq. ft.); Powers
    Unlimited ($1,700, 950 sq. ft.); RAS Management, Inc.

    ($96,000, 6,800 sq. ft.); Shurwest, Inc. ($4,000, 2,800 sq. ft.); Sports
    Tour Classics, Inc. ($4,700, 3,000 sq. ft.); Trust Realty Advisors, Inc. (1,000, 600 sq. ft.); and VR Business Brokers/Roth & Associates, Inc. ($2,300, 1,600 sq. ft.).



(5) As of November 15, 1997.



(6) Average as of November 15, 1997.



(7) Lease terms average two years. Eight leases expire in 1998, representing approximately 13,500 square feet of GLA and approximately $214,000 in annual rental income. Three leases expire in 1999, representing approximately 13,500 square feet of GLA and approximately $190,000 in annual rental income. One lease expires in 2000, representing approximately 3,000 square feet of GLA and approximately $56,000 in annual rental income. Six leases expire in 2001, representing approximately 16,300 square feet of GLA and approximately $200,000 in annual rental income. One lease expires in 2002, representing approximately 3,300 square feet of GLA and approximately $60,000 in annual rental income. One lease expires in 2003, representing approximately 3,800 square feet of GLA and approximately $60,000 in annual rental income.



(8) Property consists of 3.6 acres of land and is currently being redeveloped.



(9) Property consists of 6.5 acres of land and is currently being redeveloped.



(10) Property consists of 11.1 acres of land. The Company has entered into a contract to purchase the land, which transaction is scheduled to close on March 23, 1998.



(11) Property consists of 27,000 square feet of land and is currently being redeveloped.



(12) Owned by the Company prior to the Distribution. The Highlands Ranch and Westminster properties were acquired by the Company on January 13, 1998. The Telluride property was acquired by the Company on January 27, 1998.



(13) The leases with AMC for the Highlands Ranch and Westminster properties have been executed and rental payments thereunder commenced March 15, 1998.



(14) Property consists of 0.25 acres of land and is currently being redeveloped.


    SCOTTSDALE GALLERIA

    In September 1993, Excel acquired the Scottsdale Galleria (the "Scottsdale Galleria"). The Scottsdale Galleria is situated on approximately 6.3 acres and consists of (i) an enclosed shopping mall contained in two separate buildings, and (ii) a multi-level parking garage. The buildings and the parking garage are connected by a pedestrian bridge. The main building (the "Atrium") is a four level building with a transparent glass roof and has approximately 414,768 square feet of GLA. The smaller building contains the "5th Avenue Shops" and has approximately 105,713 square feet of GLA.

    The Scottsdale Galleria is located in the designated Waterfront Redevelopment District, a high priority project for the City of Scottsdale which will utilize the Arizona Canal as the main focal point with landscaped banks, benches, walkways, bridges and stores lining the canal banks similar to San Antonio's "Riverwalk." Other major points of interest in the area include the Center for Performing Arts, Scottsdale Civic Center, Scottsdale Memorial Hospital, Stetson Square, Scottsdale Fashion Square, Camelview Plaza and Scottsdale Stadium (spring training home to the San Francisco Giants and their affiliated Triple A farm club). The area is typified by single family residences, hotels, commercial and multi-family uses and is going through a growth and renovation cycle, of which the Waterfront Redevelopment District is an integral part, with the older retail uses being remodeled as well as new growth in the retail and apartment segments of the market. The City of Scottsdale has issued a request for proposals ("RFP") for the redevelopment of this area. Excel was granted the RFP and the right to redevelop this area, which will be transferred to the Company along with the Scottsdale Galleria.


    Excel purchased the Scottsdale Galleria for approximately $11.0 million in connection with a foreclosure of the property. The estimated fair market value of the Scottsdale Galleria is approximately $25.0 million. The Scottsdale Galleria has been the subject of various development plans since Excel's acquisition of the property, none of which has been financially feasible. In connection with these previous development activities, most of the existing tenant improvements and interior common area improvements were removed and sold. Therefore, the majority of the Scottsdale Galleria's interior will need to be re-improved in connection with any redevelopment of the property.

    SCOTTSDALE CITY CENTRE

    In September 1997, EDV acquired the Scottsdale City Centre, a 64,262 square foot office building situated on approximately 2.5 acres in Scottsdale, Arizona (the "City Centre"). The City Centre was purchased as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria.


    The purchase price for the City Centre was approximately $7.9 million. Approximately $5.3 million of the purchase price was paid in cash, and EDV assumed a loan with approximately $2.6 million in outstanding principal (the "City Centre Loan"). The City Centre Loan bears interest at the rate of 8.125% per annum and matures in February 2006. Any prepayment during the fourth through eighth years of the City Centre Loan must be accompanied by a prepayment premium equal to a percentage of the amount being prepaid, which percentage equals 5.0% in the fourth year and decreases by 1.0% each year thereafter to a minimum 1.0% prepayment premium. No prepayment premium must be paid during the final three months of the loan. EDV also may prepay up to 10.0% (on a non-cumulative basis) of the outstanding principal balance of the loan each year on the due date of any monthly payment without incurring a prepayment premium. The City Centre Loan must be repaid if the City Centre is sold.


    The City Centre Loan is non-recourse and repayment of the loan by EDV is secured by a first mortgage on the City Centre and an assignment of EDV's rights in the leases in effect for the tenants of the City Centre.


    SCOTTSDALE TOWERS



    In March 1998, EDV acquired approximately 3.6 acres of vacant land located in Scottsdale, Arizona (the "Scottsdale Towers") for approximately $3.6 million. The Scottsdale Towers was purchased by EDV as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria. The Scottsdale Towers is located in three sections, which are adjacent to the Scottsdale Galleria and the Brio Land.


    BRIO LAND


    In November 1997, EDV acquired approximately 0.5 acres of land located in Scottsdale, Arizona (the "Brio Land"). The Brio Land was purchased as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria. The Brio Land currently contains a 3,700 square foot building which is leased to the Brio Restaurant. The Brio Restaurant's annual rent is approximately $104,000, under a lease that expires in May 2002. The seller originally entered into a purchase contract to sell the Brio Land to Emerald Equities, L.L.C. for approximately $1.6 million. EDV subsequently acquired Emerald Equities' interest in the purchase contract for $100,000. The total purchase price paid by EDV for the Brio Land thus totalled approximately $1.6 million, all of which was paid in cash.


    GRAND CANYON PROPERTY


    In November 1997, Excel acquired a leasehold interest in approximately 6.5 acres of land located in Tusayan, Arizona at the entrance to Grand Canyon National Park on the South Rim (the "Grand Canyon Property") for approximately $1.8 million. The Grand Canyon Property currently contains a building which will be demolished and is subject to a lease which will be terminated and replaced with a new land lease (the "New Lease") with a term of 50 years and two ten year renewal options. The New Lease encompasses both the Grand Canyon Property and an adjacent parcel consisting of approximately 3.5 acres currently owned by Red Feather Properties Limited Partnership. Red Feather Properties Limited Partnership and the Company intend to form a joint venture to enter into the New Lease.

    RANCHO BERNARDO, CALIFORNIA



    The Company has entered into a contract to purchase approximately 11.1 acres of land located in the community of Rancho Bernardo in San Diego, California for approximately $4.0 million. The transaction is expected to close on March 23, 1998. On approximately 8.0 acres of this site (which is the final piece of undeveloped land zoned for such use within this community), the Company intends to construct and develop a build-to-suit research and development office complex for a single-user, hi-tech, electronics manufacturer. The Company intends to commence construction of the complex in September 1998. The complex is expected to include a single building containing approximately 100,000 square feet and to be constructed for a cost of approximately $11.8 million. The Company will retain the remaining approximately 3.0 acres for future development.



    SAN DIEGO, CALIFORNIA



    In February 1998, EDV acquired approximately 27,000 square feet of vacant land located in San Diego, California (the "San Diego Land") for approximately $1.8 million. The Company currently has no plans for the San Diego Land.


    BRIGHTON, COLORADO

    In December 1992, Excel acquired a 94,220 square foot building situated on approximately 12.8 acres in Brighton, Colorado (the "Brighton Property").

    The Brighton Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $343,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Brighton Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $200,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Brighton Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Brighton Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Brighton Property was approximately $3.6 million. Approximately $500,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $3.0 million in outstanding principal (the "Brighton Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $103,000. The Brighton Loan is self-amortizing, bears interest at the rate of 7.1595% per annum and matures in January 2008. The Brighton Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Brighton Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Brighton Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Brighton Property and an assignment of Excel's rights in the Wal-Mart lease.

    HIGHLANDS RANCH AND WESTMINSTER, COLORADO

    In January 1998, the Company acquired two properties currently under construction situated on approximately 43.6 acres in Highlands Ranch and Westminster, Colorado.


    The acquired properties consist of two 110,000 square foot 24 screen movie theaters, which are expected to be completed in March 1998. The Highlands Ranch theater will contain 4,850 seats and the Westminster theater will contain 5,100 seats. Both properties are occupied by AMC. The leases are guaranteed by AMC's parent corporation, AMC Entertainment, Inc. Each of the leases has a 20-year term.

For the first ten years of the lease terms, AMC's annual rent is approximately $2.4 million for the Highlands Ranch theater and $2.5 million for the Westminster theater. For the eleventh through fifteenth years of the lease terms, AMC's annual rent is approximately $2.7 million for the Highlands Ranch theater and $2.8 million for the Westminster theater. For the final five years of the lease terms, AMC's annual rent is approximately $2.9 million for the Highlands Ranch theater and $3.0 million for the Westminster theater. The AMC leases are triple net leases and all property taxes on the Highlands Ranch and Westminster properties are paid by AMC. AMC has an option to extend the term of each lease for six consecutive periods of five years. The annual rent will increase by approximately $300,000 to $400,000 for each option term from approximately $3.2 million during the first option term to $5.2 million during the sixth option term for the Highlands Ranch theater and from approximately $3.4 million during the first option term to $5.4 million during the sixth option term for the Westminster theater. Rent under the leases is set to commence by March 15, 1998.


    The aggregate purchase price and cost to complete construction of the theaters will be approximately $50.0 million, consisting of approximately $24.5 million in cash paid from the proceeds of a 90-day loan that matures on March 25, 1998 and bears interest at the rate of LIBOR plus 1.2% per annum, and two letters of credit posted by Excel with an aggregate face value of $25.5 million. AMC will draw funds for construction of the theaters from the letters of credit, which cover the remaining construction allowance due to AMC from the seller of the properties. The letters of credit expire on March 25, 1998 and must be fully repaid by the Company at that time. Any change orders or overages which would result in construction costs above the face amount of the letters of credit are the responsibility of AMC.


    TELLURIDE, COLORADO


    In January 1998, the Company acquired approximately 0.25 acres of land located at the base of Telluride mountain in Telluride Mountain Village Ski Resort in Telluride, Colorado for approximately $763,000. The Company intends to develop a "ski-in" condominium development comprised of 23 units on the property. The construction of the project will require a $6.0 million construction loan and is expected to be completed during the summer of 1999.


    ORLAND HILLS, ILLINOIS

    In March 1993, Excel acquired a 114,513 square foot building situated on approximately 11.9 acres in Orland Hills, Illinois (the "Orland Hills Property").

    The Orland Hills Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $824,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Orland Hills Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $490,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Orland Hills Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Orland Hills Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Orland Hills Property was $8.8 million. Approximately $1.2 million of the purchase price was paid in cash, and Excel assumed approximately $7.3 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a real estate mortgage investment conduit ("REMIC") (the "Orland Hills Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $300,000. The notes representing the Orland Hills Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Orland Hills Loan is self-amortizing and matures in January 2009. The Orland Hills Loan is prepayable only in full and must be repaid if the Orland Hills Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Orland Hills Loan at the time of prepayment.

    The Orland Hills Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Orland Hills Property and an assignment of Excel's rights in the Wal-Mart lease.

    DECATUR, INDIANA

    In December 1992, Excel acquired a 72,200 square foot building situated on approximately 11.4 acres in Decatur, Indiana (the "Decatur Property").

    The Decatur Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $324,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Decatur Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $190,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Decatur Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Decatur Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Decatur Property was $3.4 million. Approximately $400,000 of the purchase price was paid in cash, and Excel assumed approximately $2.9 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a REMIC (the "Decatur Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $100,000. The notes representing the Decatur Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Decatur Loan is self-amortizing and matures in January 2009. The Decatur Loan is prepayable only in full and must be repaid if the Decatur Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Decatur Loan at the time of prepayment.

    The Decatur Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Decatur Property and an assignment of Excel's rights in the Wal-Mart lease.

    TERRE HAUTE, INDIANA

    In June 1993, Excel acquired a 104,259 square foot building situated on approximately 10.8 acres in Terre Haute, Indiana (the "Terre Haute Property").

    The Terre Haute Property is a single free-standing building occupied by Lowe's. Lowe's annual rent is approximately $557,000, under a lease that expires in January 2013. Lowe's lease is a triple net lease and all property taxes on the Terre Haute Property are paid by Lowe's. Lowe's has an option to extend the term of the lease for six consecutive periods of five years each. During the first two option terms, the annual rent will be approximately $586,000. During the third and fourth option terms, the annual rent will be approximately $615,000. During the final two option terms, the annual rent will be approximately $646,000. During the option terms, in addition to the annual rent as described above, Lowe's will pay to Excel a percentage rent equal to 1.0% of Lowe's gross sales at the Terre Haute Property between $55.8 million and $65.8 million and 0.5% of Lowe's gross sales at the Terre Haute Property in excess of $65.8 million. The percentages set forth above as well as the thresholds are subject to upward adjustment in accordance with any increases in rent during the option terms.

    The purchase price for the Terre Haute Property was approximately $5.3 million. Approximately $1.0 million of the purchase price was paid in cash, and Excel assumed a loan with approximately $4.0 million in outstanding principal (the "Terre Haute Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $300,000. The Terre Haute Loan bears interest at the rate of 8.75% per annum and matures in June 2003. The Terre Haute Loan must be repaid if the Terre Haute Property is sold. Any prepayment during the sixth through ninth years of the Terre Haute Loan must be accompanied by a prepayment premium equal to a percentage of the amount being prepaid, which percentage equals 5.0% in the sixth year and decreases by 1.0% each year thereafter. No prepayment premium must be paid during the final three months of the loan.

    The Terre Haute Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Terre Haute Property and an assignment of Excel's rights in the Lowe's lease.

    WABASH, INDIANA

    In December 1992, Excel acquired a 93,465 square foot building situated on approximately 10.9 acres in Wabash, Indiana (the "Wabash Property").

    The Wabash Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $375,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Wabash Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $220,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Wabash Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Wabash Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Wabash Property was $3.9 million. Approximately $200,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $3.7 million in outstanding principal (the "Wabash Loan"). The Wabash Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Wabash Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Wabash Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Wabash Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Wabash Property and an assignment of Excel's rights in the Wal-Mart lease.

    BIG RAPIDS, MICHIGAN

    In December 1992, Excel acquired a 91,440 square foot building situated on approximately 17.1 acres in Big Rapids, Michigan (the "Big Rapids Property").

    The Big Rapids Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $338,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Big Rapids Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $200,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Big Rapids Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Big Rapids Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Big Rapids Property was approximately $3.5 million. The purchase price included no cash. Excel assumed a loan with approximately $3.4 million in outstanding principal (the "Big Rapids Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $100,000. The Big Rapids Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Big Rapids Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Big Rapids Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Big Rapids Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Big Rapids Property and an assignment of Excel's rights in the Wal-Mart lease.

    MIDDLETOWN, OHIO

    In February 1994, Excel acquired a 126,400 square foot building situated on approximately 15.7 acres in Middletown, Ohio (the "Middletown Property").

    The Middletown Property is a single free-standing building occupied by Lowe's. Lowe's annual rent is approximately $650,000, under a lease that expires in January 2013. Lowe's lease is a triple net lease and all property taxes on the Middletown Property are paid by Lowe's. Lowe's has an option to extend the term of the lease for six consecutive periods of five years each. During the first two option terms, the annual rent will be approximately $715,000. During the third and fourth option terms, the annual rent will be approximately $750,000. During the final two option terms, the annual rent will be approximately $790,000. During the option terms, in addition to the annual rent as described above, Lowe's will pay to Excel a percentage rent equal to 1.0% of Lowe's gross sales at the Middletown Property between $65.0 million and $75.0 million and 0.5% of Lowe's gross sales at the Middletown Property in excess of $75.0 million. The percentages set forth above as well as the thresholds are subject to upward adjustment in accordance with any increases in rent during the option terms.

    The purchase price for the Middletown Property was approximately $6.2 million. Approximately $1.5 million of the purchase price was paid in cash, and Excel assumed a loan with approximately $4.4 million in outstanding principal (the "Middletown Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $300,000. The Middletown Loan bears interest at the rate of 7.625% per annum and matures in March 2014. The Middletown Loan is prepayable only in full and then only after April 1, 1999, and must be repaid if the Middletown Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Middletown Loan at the time of prepayment. No prepayment premium must be paid after July 2013.

    The Middletown Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Middletown Property and an assignment of Excel's rights in the Lowe's lease.

    WYOMISSING, PENNSYLVANIA

    In December 1992, Excel acquired a 115,092 square foot building situated on approximately 3.5 acres in Wyomissing, Pennsylvania (the "Wyomissing Property").

    The Wyomissing Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $680,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Wyomissing Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $400,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Wyomissing Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Wyomissing Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Wyomissing Property was approximately $7.1 million. Approximately $100,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $6.8 million in outstanding principal (the "Wyomissing Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $200,000. The Wyomissing Loan bears interest at the rate of 7.9195% per annum and matures in January 2008. The Wyomissing Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Wyomissing Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Wyomissing Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Wyomissing Property and an assignment of Excel's rights in the Wal-Mart lease.

    TEMPLE, TEXAS

    In December 1992, Excel acquired a 110,580 square foot building situated on approximately 16.5 acres in Temple, Texas (the "Temple Property").

    The Temple Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $630,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Temple Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $370,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Temple Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Temple Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Temple Property was approximately $5.8 million. None of the purchase price was paid in cash. Excel assumed a loan with approximately $5.6 million in outstanding principal (the "Temple Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $200,000. The Temple Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Temple Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Temple Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Temple Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Temple Property and an assignment of Excel's rights in the Wal-Mart lease.

    BERLIN, WISCONSIN

    In December 1992, Excel acquired a 59,097 square foot building situated on approximately 7.6 acres in Berlin, Wisconsin (the "Berlin Property).

    The Berlin Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $220,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Berlin property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $130,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to Excel a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Berlin Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Berlin Property from Excel if Excel receives an "acceptable bona fide offer to buy" or if Excel offers to sell the property on the terms of such offer.

    The purchase price for the Berlin Property was approximately $2.3 million. None of the purchase price was paid in cash. Excel assumed approximately $2.2 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a REMIC (the "Berlin Loan"). As part of the purchase price, Excel also issued shares of Excel Common Stock with an aggregate value of approximately $100,000. The notes representing the Berlin Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Berlin Loan is self-amortizing and matures in January 2009. The Berlin Loan is prepayable only in full and must be repaid if the Berlin Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Berlin Loan at the time of prepayment.

    The Berlin Loan is non-recourse and repayment of the loan by Excel is secured by a first mortgage on the Berlin Property and an assignment of Excel's rights in the Wal-Mart lease.

NOTES RECEIVABLE

    LOS ARCOS LOAN


    EDV holds a $22.8 million promissory note (the "Los Arcos Loan") payable by Los Arcos Development, LLC, the owner of a 700,000 square foot indoor regional mall located in Scottsdale, Arizona. The borrower intends to redevelop the property through the acquisition of adjoining parcels and the construction of certain improvements. The City of Scottsdale has issued an RFP for the redevelopment of this area. Los Arcos Development, LLC was granted the RFP and the right to redevelop this area, which will be transferred to the Company along with the Los Arcos Loan. The note secures a three-year revolving line of credit. As of January 31, 1998, approximately $16.6 million was outstanding under the Los Arcos Loan, plus accrued interest of approximately $2.2 million. The Los Arcos Loan was originated in December 1996 and matures on the earlier of (i) the sale of the property and (ii) December 19, 2003. Interest on outstanding amounts under the Los Arcos Loan accrues at the rate of 12.0% per annum until December 19, 1998. From and after such date, all amounts outstanding and interest accrued thereon will accrue and be compounded annually. Accrued interest on the Los Arcos Loan becomes payable out of the property's net cash flow once the borrower's development of the property is completed. Interest not paid out of current net cash flow will continue to accrue.


    Until the maturity date, EDV is entitled to receive a "profits participation" equal to 50.0% of the net proceeds of any sale of the borrower's ownership interest in the property less any senior encumbrances, amounts due under the Los Arcos Loan and other costs and expenses incidental to the disposition of the property. Such proceeds will be adjusted upward for any net income from operations and downward for any net loss from operations during the term of the Los Arcos Loan.

    In connection with the Los Arcos Loan, EDV has the right of prior approval with respect to (i) the decision to purchase any adjacent parcels, (ii) leases in excess of 25,000 square feet, (iii) the final development plan for the property, (iv) decisions concerning major project financing, (v) the form of any subordination agreement affecting the Los Arcos Loan, and (vi) the development agreement with the City of Scottsdale.

    The Los Arcos Loan is non-recourse and repayment of the loan is secured by a first mortgage on the property, which mortgage may be subordinated to future lenders providing construction or interim financing in connection with the redevelopment or operation of the property. The Los Arcos Loan may be prepaid in whole or in part at any time and must be repaid if the property is sold.

    In connection with the Los Arcos Loan, the borrower has provided EDV with an indemnification against any and all claims arising out of the presence of hazardous substances on the property.

    EDV has an option to require the borrower to sell or refinance the property at any time from December 19, 2001 through June 19, 2002, and to be paid its profits participation out of the proceeds of such sale or refinancing.

    FIRST STREET LOAN


    EDV holds a $4.8 million promissory note (the "First Street Loan") payable by First Street Investments Limited Partnership, the owner of a 120,000 square foot, eight story office building located in downtown Phoenix, Arizona. The note secures a three-year revolving line of credit. As of January 31, 1998, approximately $4.3 million was outstanding under the First Street Loan, including accrued interest of approximately $216,000. The First Street Loan was originated in May 1997 and matures on the earlier of (i) the sale of the property and (ii) May 28, 2004. Until the maturity date, the borrower is to pay interest only on all amounts outstanding under the First Street Loan at the rate of 11.0% per annum. Interest not paid currently will accrue at the rate of 12.0% per annum until May 28, 1999. From and after such date, interest will accrue and be compounded annually.


    Until the maturity date, EDV is entitled to receive a "profits participation" equal to 50.0% of the net proceeds of any sale of the borrower's ownership interest in the property less any senior encumbrances, amounts due under the First Street Loan and other costs and expenses incidental to the disposition of the property. Such proceeds will be adjusted upward for any net income from operations and downward for any net loss from operations during the term of the First Street Loan.

    The First Street Loan is non-recourse and repayment of the loan is secured by a subordinated mortgage on the property. The First Street Loan may be prepaid in whole or in part at any time and must be repaid if the property is sold.

    In connection with the First Street Loan, the borrower has provided EDV with an indemnification against any and all claims arising out of the presence of hazardous substances on the property.

    EDV has an option to require the borrower to sell or refinance the property at any time from May 28, 2002 through November 28, 2002, and to be paid its profits participation out of the proceeds of such sale or refinancing.

    GRAND CANYON LOAN


    EDV holds a $1.1 million promissory note (the "Grand Canyon Loan") payable by Fain Properties Limited Partnership, the owner of approximately 17 acres of undeveloped land located in Tusayan, Arizona on the South Rim of Grand Canyon National Park. The Grand Canyon Loan was originated in October 1995 and matures in September 1998. Until the maturity date, the borrower is to pay interest only at the rate of 7.0% per annum. In addition, upon the maturity, prepayment or acceleration of the Grand Canyon Loan, the borrower also must pay additional interest from October 1995 on the principal amount of the Grand Canyon Loan at the rate of 3.0% per annum. The Grand Canyon Loan is non-recourse and repayment of the loan is secured by a first mortgage on the property. The Grand Canyon Loan must be repaid if the property is sold. The borrower intends to use the proceeds from the Grand Canyon Loan to develop a hotel and a retail entertainment shopping center on the property, in which the Company would have a percentage ownership upon completion. As of January 31, 1998, accrued interest on the Grand Canyon Loan was approximately $228,000.


    SEAPORT VILLAGE/HARBOR VENTURES LOAN


    EDV holds a $2.5 million promissory note (the "Seaport Village Loan") payable by Russell B. Geyser securing a revolving line of credit. As of January 31, 1998, approximately $156,000 was outstanding under the Seaport Village Loan. The Seaport Village Loan was originated in June 1997 and matures in December 1998, subject to extension at Mr. Geyser's option until June 1999, at which time the principal amount and all interest accrued thereon at the rate of 12.0% per annum will be due and payable. Until the maturity date, Mr. Geyser is not required to make any payments to EDV with respect to the Seaport Village Loan. All amounts advanced and outstanding under the Seaport Village Loan bear interest at the rate of 12.0% per annum. On June 5, 1998, all accrued but unpaid interest will be added to the principal amount outstanding under the loan as of that date.

    Funds drawn under the Seaport Village Loan may be used solely for earnest money deposits and option payments on projects approved by EDV as being of a type for which EDV would be willing to provide equity capital and for pre-development expenses in connection with the expansion of Seaport Village, a retail entertainment shopping center located on San Diego harbor in downtown San Diego, California.

    Repayment of the Seaport Village Loan is secured by Mr. Geyser's entire membership or partnership interest, as applicable, in certain joint venture entities, including Harbor Ventures, LLC, the joint venture entity through which Mr. Geyser is participating in the development of Seaport Village. Mr. Geyser has agreed to provide EDV with a security interest in any future joint venture entity in which Mr. Geyser has an interest where such entity receives capital by way of loan, equity investment or land lease from EDV or its affiliates. Mr. Geyser has agreed at all times to maintain combined fair market value equity in each entity in which EDV has a security interest equivalent to 1.5 dollars of equity for every one dollar advanced under the Seaport Village Loan. In the event the foregoing test is not satisfied at any time, Mr. Geyser must pledge additional collateral acceptable to EDV or repay a portion of the principal outstanding in order to regain compliance.

PRINCIPAL TENANTS


    As of the Distribution Date, AMC will be the Company's largest tenant, representing approximately 45.2% of the Company's total revenue (approximately 17.4% of its GLA) as of such date. AMC's parent corporation, AMC Entertainment, Inc., has guaranteed the leases on the Highlands Ranch and Westminster properties under which AMC is the tenant, which guarantee will remain in place for the full term of such leases. AMC Entertainment, Inc. is a motion picture exhibitor and operates approximately 230 theaters (containing approximately 1,960 screens) primarily in California, Florida, Michigan, Missouri, Pennsylvania and Texas. AMC Entertainment, Inc. also owns theaters in Japan and Portugal. AMC Entertainment, Inc. is listed on the American Stock Exchange.


    As of the Distribution Date, Wal-Mart will be the Company's second largest tenant, representing approximately 34.2% of the Company's total revenue (approximately 59.3% of its GLA) as of such date. Wal-Mart is the nation's largest retailer and operates approximately 2,000 discount department stores and over 400 warehouse clubs. Wal-Mart is listed on the New York Stock Exchange and, as of December 1997, had credit ratings of AA from Standard & Poor's Corporation ("Standard & Poor's") and Aa1-Aa2 from Moody's Investors Service, Inc. ("Moody's").

    As of the Distribution Date, Lowe's will be the Company's third largest tenant, representing approximately 11.1% of the Company's total revenue (approximately 18.2% of its GLA) as of such date. Lowe's is owned by Lowe's Companies, Inc., the nation's second largest home improvement retailer with over 400 stores. Lowe's Companies, Inc. is listed on the New York Stock Exchange and, as of December 1997, had credit ratings of A and A2 from Standard & Poor's and Moody's, respectively. See "RISK FACTORS--Reliance on Major Tenants."


    AMC Entertainment, Inc., Wal-Mart and Lowe's are publicly-traded companies subject to the reporting requirements of the Exchange Act, and financial and other information regarding these companies is on file with the Commission.

ENVIRONMENTAL MATTERS

    Pursuant to the Distribution Agreement, the Company will agree to indemnify Excel and EDV for all liabilities arising out of their prior ownership of the properties and notes receivable described above. The Company's ownership of such properties and notes receivable and its agreement to indemnify Excel and EDV could subject it to certain environmental liabilities.

    Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons. Certain environmental laws govern the removal, encapsulation or disturbance of ACMs when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. The operation and subsequent removal of certain underground storage tanks also are regulated by Federal and state laws.

    Each of the properties being transferred to the Company prior to the Distribution has undergone a Phase I assessment (involving investigation without soil sampling or groundwater analysis) by environmental consultants. The Company is unaware of any environmental liability or noncompliance with applicable environmental laws or regulations arising out of such properties that the Company believes would have a material adverse effect on its business, assets or results of operations. Nonetheless, there can be no assurance that the Company's knowledge is complete with regard to, or that the Phase I assessments have identified, all material environmental liabilities. See "RISK FACTORS--Potential Environmental Liability Related to the Properties."

EMPLOYEES


    Following the Distribution, the Company will have approximately 17 employees, approximately 15 of whom will be shared with Excel. The shared employees will be compensated by the Company and Excel on a pro rata basis for time spent on their respective affairs. The Company will pay its pro rata share of such employees' salaries to Excel and Excel will pay the employees their regular salaries. See "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION--Administrative Services Agreement." The Company believes that its future prospects will depend, in part, on its ability to continue to attract and retain skilled management personnel.


CORPORATE HEADQUARTERS

    Excel has agreed to make available to the Company, at Excel's principal office located at 16955 Via Del Campo, Suite 100, San Diego, California 92127, space for the Company's principal corporate office. The Company will lease the space from Excel at current market rates. The Company believes that these facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    The Company is a newly-formed corporation and, as such, is not a party to any legal proceedings.

                                   MANAGEMENT

BOARD OF DIRECTORS


    Upon consummation of the Distribution, the Company's Board of Directors is expected to be comprised of six directors: Gary B. Sabin, Richard B. Muir, John
H. Wilmot, Robert E. Parsons, Jr., Richard J. Nordlund and Robert S. Talbot. Such directors will serve until the next Annual Meeting of Stockholders of the Company and until their respective successors have been duly elected and qualified.


    The table below indicates the name, position with the Company and age of each nominee for director.


NAME                                               POSITION WITH LEGACY                       AGE
--------------------------------  ------------------------------------------------------      ---
Gary B. Sabin...................  Chairman, President and Chief Executive Officer                 44

Richard B. Muir.................  Director, Executive Vice President and Secretary                43

John H. Wilmot..................  Director                                                        54

Robert E. Parsons, Jr...........  Director                                                        41

Richard J. Nordlund.............  Director                                                        52

Robert S. Talbot................  Director                                                        44


    GARY B. SABIN has served as Chairman of the Board of Directors, President and Chief Executive Officer of Excel since January 1989 and of EDV and Excel Interfinancial Corporation ("EIC") since their formation. Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel's predecessor company and its affiliates starting in 1977. He has been active for 20 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing and dispositions.

    RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of Excel since January 1989 and as Executive Vice President of EDV since its formation. Mr. Muir has served as an officer and director for various affiliates of Excel since 1978, primarily in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions.

    JOHN H. WILMOT has served as a Director of Excel since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, primarily in the Phoenix/Scottsdale area, and has been active in such business since prior to 1989.

    ROBERT E. PARSONS, JR. has served as a Director of Excel since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a Director and officer of several Host Marriott subsidiaries, and as a Director of Merrill Financial Corporation, a privately-held real estate company.


    RICHARD J. NORDLUND has served as President of RJN Management, a real estate firm in Santa Barbara, California, for the past 10 years. From 1978 through 1988, Mr. Nordlund served as President of First Corporate Services, an investment banking firm in Minneapolis, Minnesota. He is also associated with Miller & Schroeder Financial, Inc. and is a Director of College Enterprises, Inc. Mr. Nordlund's business experience includes 28 years in the investment banking and mortgage banking industries.



    ROBERT S. TALBOT is an attorney and has served as President of Holrob Investments, LLC, a company engaged in the acquisition, development, management and leasing of real property, since 1997. From 1985 through 1997, Mr. Talbot served as General Counsel for Horne Properties, Inc., where he was involved in the acquisition and development of over 100 shopping centers. He also serves as a member of the Public

Building Authority of Knoxville, Tennessee, as a member of the Knoxville Industrial Development Board, as a Director of the Knoxville Chamber of Commerce and as Chairman of the St. Mary's Foundation.


COMMITTEES OF THE BOARD OF DIRECTORS


    AUDIT COMMITTEE. The Audit Committee will consist of Messrs. Nordlund, Parsons and Talbot. The Audit Committee will review the annual audits of the Company's independent public accountants, review and evaluate internal accounting controls, recommend the selection of the Company's independent public accountants, review and pass upon (or ratify) related party transactions, and conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.



    COMPENSATION COMMITTEE. The Compensation Committee will consist of Messrs. Nordlund, Talbot and Wilmot. The Compensation Committee will review salaries, bonuses and stock options of senior officers of the Company, and administer the Company's executive compensation policies and stock option plans.



    EXECUTIVE COMMITTEE. The Executive Committee will consist of Messrs. Sabin, Muir and Wilmot. The Executive Committee will have all powers and rights necessary to exercise the full authority of the Company Board in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Company Bylaws.


COMPENSATION OF THE BOARD OF DIRECTORS

    Each non-employee director of the Company will receive $6,000 per year for serving on the Company Board and an additional $500 for each meeting attended (other than committee meetings). An additional $4,000 will be paid to any non-employee director who serves on the Executive Committee. Each director is eligible to receive stock options pursuant to the Legacy Stock Option Plan.

    Directors also will receive reimbursement for travel expenses incurred in connection with their duties as directors.

EXECUTIVE OFFICERS

    Set forth below are the names, positions and ages of the individuals who will become executive officers of the Company upon consummation of the
Distribution:

NAME                                              POSITION WITH LEGACY                       AGE
-------------------------------  ------------------------------------------------------      ---
Gary B. Sabin..................  Chairman, President and Chief Executive Officer                 44

Richard B. Muir................  Director, Executive Vice President and Secretary                43

Graham R. Bullick, Ph.D........  Senior Vice President--Capital Markets                          47

Ronald H. Sabin................  Senior Vice President--Asset Management                         47

David A. Lund..................  Chief Financial Officer                                         46

S. Eric Ottesen................  Senior Vice President, General Counsel and Assistant
                                   Secretary                                                     43

Mark T. Burton.................  Senior Vice President--Acquisitions                             37

    GARY B. SABIN has served as Chairman of the Board of Directors, President and Chief Executive Officer of Excel since January 1989 and of EDV and EIC since their formation. Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel's predecessor company and its affiliates starting in 1977. He has been active for 20 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing and dispositions.

    RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of Excel since January 1989 and as Executive Vice President of EDV since its formation. Mr. Muir has served as an officer and director for various affiliates of Excel since 1978, primarily in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions.

    GRAHAM R. BULLICK, PH.D. has served as Senior Vice President--Capital Markets of Excel since January 1991. Previously, Dr. Bullick was associated with Excel as a Director from 1991 to 1992. From 1985 to 1991, Dr. Bullick served as Vice President and Chief Operations Officer for a real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

    RONALD H. SABIN has served as Senior Vice President--Asset Management of Excel since January 1989. Mr. Sabin has served as an officer or otherwise been employed by affiliates of Excel since 1979, primarily providing property management services. Mr. Sabin has supervised the management of Excel's properties for 15 years and is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald Sabin is the brother of Gary Sabin.

    DAVID A. LUND has served as Chief Financial Officer of Excel since 1994 and as a Vice President of Excel since 1988. Mr. Lund has served as an officer and director of certain affiliates of Excel since 1983. Prior to 1983, Mr. Lund was a partner in a public accounting firm. Mr. Lund is a Certified Public Accountant.

    S. ERIC OTTESEN has served as General Counsel of Excel since January 1995, as Senior Vice President since October 1995 and as Assistant Secretary since September 1996. From 1987 to 1995, Mr. Ottesen was a senior partner in a San Diego law firm.

    MARK T. BURTON has served as Senior Vice President--Acquisitions of Excel since October 1995 and as a Vice President of Excel since January 1989. Mr. Burton has been associated with Excel and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

EXECUTIVE OFFICER COMPENSATION

    The Company was recently formed. None of the Company's executive officers has received compensation from or on behalf of the Company since its formation. The Company has no employment agreements with any person and does not presently anticipate paying a salary or other compensation to any executive officer for his services in such capacity, although options will be granted to the executive officers. See
"--Legacy Stock Option Plan." The Company may in the future consider paying a salary or other compensation to employees who are shared with Excel on the basis of an allocation of their salary from Excel.

    The following table provides certain information concerning the stock options which the Company expects to grant to its executive officers as of the Distribution Date. The Company does not expect to grant any stock appreciation rights as of such date.

                                 OPTION GRANTS

                                                         INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                       -----------------------------------------------------    VALUE AT ASSUMED
                                        NUMBER OF                                             ANNUAL RATES OF STOCK
                                       SECURITIES    % OF TOTAL                                PRICE APPRECIATION
                                       UNDERLYING      OPTIONS     EXERCISE OR                 FOR OPTION TERM(1)
                                         OPTIONS     GRANTED TO    BASE PRICE    EXPIRATION   ---------------------
NAME                                     GRANTED      EMPLOYEES     PER SHARE       DATE        5.0%       10.0%
-------------------------------------  -----------  -------------  -----------  ------------  ---------  ----------
Gary B. Sabin........................     800,000          22.9%       (2)          (3)          --      $  480,913
Richard B. Muir......................     800,000          22.9        (2)          (3)          --         480,913
Graham R. Bullick....................     300,000           8.6        (2)          (3)          --         180,342
Ronald H. Sabin......................     300,000           8.6        (2)          (3)          --         180,342
David A. Lund........................     300,000           8.6        (2)          (3)          --         180,342
S. Eric Ottesen......................     300,000           8.6        (2)          (3)          --         180,342
Mark T. Burton.......................     300,000           8.6        (2)          (3)          --         180,342

------------------------

(1) These amounts represent assumed rates of appreciation in the price of the Company Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations (assuming the per share market value as of the date of grant equals the estimated book value per share of $2.39). Actual gains, if any, on stock option exercises will depend on the future price of the Company Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

(2) One-half of the options will have an exercise price of $5.00 per share, and the other half will have an exercise price of $10.00 per share.

(3) The options will vest in five equal installments commencing on the first anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant.

LEGACY STOCK OPTION PLAN

    Prior to the Distribution Date, the Company will adopt (which adoption will be approved by Excel, as sole stockholder of the Company) the 1998 Stock Option Plan of Excel Legacy Corporation (the "Legacy Stock Option Plan"). The principal purposes of the Legacy Stock Option Plan will be to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options ("Options"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Options granted to officers, employees and consultants, the Legacy Stock Option Plan will provide for formula grants of Options ("Director Options") to the Company's directors.

    Under the Legacy Stock Option Plan, not more than 5,250,380 shares of Company Common Stock (or the equivalent in other equity securities) will be authorized for issuance upon exercise of Options. Furthermore, the maximum number of shares which may be subject to Options granted under the Legacy Stock Option Plan to any individual in any calendar year may not exceed 525,000.

    Upon consummation of the Distribution, the Company will issue Options to acquire an aggregate of 3,100,000 shares of Company Common Stock to its executive officers under the Legacy Stock Option Plan, 50.0% of which will have an exercise price of $5.00 per share and 50.0% of which will have an exercise price of $10.00 per share. The Options will become exercisable in five equal annual installments commencing on the first anniversary of the date of grant.

    The principal features of the Legacy Stock Option Plan are summarized below, but the summary is qualified in its entirety by reference to the Legacy Stock Option Plan, which is attached hereto as Annex III.

    ADMINISTRATION. Following the Distribution, the Compensation Committee of the Company Board or another committee thereof (the "Committee") will administer the Legacy Stock Option Plan with respect to grants to employees or consultants of the Company and the full Company Board will administer the Legacy Stock Option Plan with respect to Director Options. The Committee will consist of at least two members of the Company Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act ("Rule 16b-3") and, with respect to Options which are intended to constitute performance-based compensation under Section 162(m) of the Code, an "outside director" for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Legacy Stock Option Plan, the Company Board or the Committee has the authority to select the persons to whom Options are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Legacy Stock Option Plan. Similarly, the Company Board has discretion to determine the terms and conditions of Director Options and to interpret and administer the Legacy Stock Option Plan with respect to Director Options. The Committee (and the Company Board) are also authorized to adopt, amend and rescind rules relating to the administration of the Legacy Stock Option Plan.

    ELIGIBILITY. Options under the Legacy Stock Option Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Options also may be granted to consultants of the Company selected by the Company Board or the Committee for participation in the Legacy Stock Option Plan. Non-employee directors of the Company will be granted NQSOs (as defined below) pursuant to the formula grant provisions of the Legacy Stock Option Plan.

    OPTIONS UNDER THE LEGACY STOCK OPTION PLAN. The Legacy Stock Option Plan provides that the Committee may grant or issue Options. Each grant will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the grant.

    Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Company Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Company Board or the Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Company Board or the Committee. NQSOs may be granted for any term specified by the Company Board or the Committee.

    Incentive Stock Options ("ISOs"), will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Company Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the date of grant. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10.0% of the total combined voting power of all classes of stock of the Company, the Legacy Stock Option Plan provides that the exercise price must be at least 110.0% of the fair market value of a share of Company Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of grant.

    SECURITIES LAWS AND FEDERAL INCOME TAXES. The Legacy Stock Option Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Commission thereunder, including without limitation Rule 16b-3. The

Legacy Stock Option Plan will be administered, and Options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Legacy Stock Option Plan and Options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

    Under current Federal laws, in general, recipients of grants of NQSOs under the Legacy Stock Option Plan are taxable under Section 83 of the Code upon their receipt of Company Common Stock or cash with respect to such grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable on their receipt of Company Common Stock upon their exercise of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to income tax deductions with respect to such exercises. Participants in the Legacy Stock Option Plan will be provided with detailed information regarding the tax consequences relating to the various types of grants under the plan.

    In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1.0 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the "performance-based compensation" exception if the options are granted by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (I.E., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

    The Company has attempted to structure the Legacy Stock Option Plan in such a manner that, after the Distribution Date, subject to obtaining stockholder approval for the stock options, the remuneration attributable to stock options which meet the other requirements of Section 162(m) will not be subject to the $1.0 million limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

INDEMNIFICATION AGREEMENTS

    The Company will enter into indemnification agreements with its directors and certain executive officers (each, an "Indemnified Person"). An Indemnified Person is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs or attachment of similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he is or was a director, officer, employee and/or agent of the Company, or (ii) he is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be (i) based solely upon an Indemnified Person's gaining in fact any personal profit or advantage to which he was not legally entitled, (ii) an accounting for profits made from the purchase or sale of securities pursuant to
Section 16(b) of the Exchange Act, or (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Person. The Company will indemnify the Indemnified Person to the extent that (i) the Indemnified Person gives the Company prompt written notice of any claim, (ii) expenses have not been advanced pursuant to Article Eighth of the Company Certificate, (iii) the Indemnified Person has not already received payment pursuant to collectible insurance policies, and (iv) indemnification is not unlawful.

    Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Person in advance of the final disposition of an action, suit or proceeding if he undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Indemnified Person intentionally breached his duty to the Company or its stockholders, or (iii) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe his conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Company Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Person of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Person in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company, (ii) the Indemnified Person reasonably concludes that joint representation would entail a conflict of interest, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Delaware General Corporation Law (the "DGCL"), the Company Certificate and the Company Bylaws.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


INTERESTS RELATING TO EXCEL


    Excel is the sole stockholder of the Company as of the date of this Information Statement. Prior to the Distribution, Excel and EDV will transfer to the Company certain real properties, notes receivable and related assets and liabilities currently held by Excel and EDV. As consideration for such asset transfers, the Company will issue to Excel (i) a sufficient number of shares of Company Common Stock to effect the Distribution, and (ii) a promissory note payable to Excel in the amount of approximately $21.4 million. Such note will bear interest at the rate of 12.0% per annum, mature in March 2003 and be a non-recourse obligation secured by a first mortgage on the Scottsdale Galleria. In addition, in connection with such asset transfers, Excel will cancel certain indebtedness of EDV currently held by Excel in the amount of approximately $33.3 million. See "RELATIONSHIP BETWEEN LEGACY AND EXCEL AFTER THE DISTRIBUTION."


    The Intercompany Agreement between the Company and Excel will set forth the basis on which the Company and Excel will provide each other with rights to participate in certain transactions. See "THE COMPANY--Intercompany Agreement."

PRIVATE PLACEMENTS


    The Company has obtained commitments to buy, effective upon consummation of the Distribution, (i) 9,195,224 shares of Company Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 (the estimated market value of the Company Common Stock as of the Distribution Date based upon the value of the assets being transferred to the Company), for an aggregate purchase price of approximately $22.0 million, and (ii) 16,425,000 shares of Series A Preferred Stock in a private placement to certain QIBs at a price per share of $5.00, for an aggregate purchase price of approximately $82.1 million. The Company has agreed to grant to certain QIBs, in connection with their purchase of Series A Preferred Stock described above, warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share. One of the QIBs will be granted warrants to purchase 4,256,000 shares of Series A Preferred Stock, which will be exercisable at any time for a period of up to two years following the date of issuance. The other QIB will be granted warrants to purchase 241,000 shares of Series A Preferred Stock, which will be
exercisable at any time until       , 1998. For a list of the purchasers in the
foregoing private placements and the respective amounts of Company Common Stock and Series A Preferred Stock purchased, see "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." For a description of the rights, preferences and privileges of the Series A Preferred Stock and warrants to purchase Series A Preferred Stock, see "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock" and "--Warrants."



    The Company has agreed to loan to certain of its officers, in connection with their purchase of Company Common Stock described above, 50.0% of the purchase price therefor (an aggregate amount of approximately $11.0 million). Such loans will bear interest at the rate of 7.0% per annum, mature in March 2003 and be recourse obligations of such officers.



    The Company has retained BancBoston Securities Inc. ("BSI"), an affiliate of BankBoston, N.A., to act as placement agent in connection with the private placement of Series A Preferred Stock described above. Pursuant to such engagement, the Company will pay to BSI a success fee of approximately 2.5% of funds raised upon completion of the private placement. As noted in "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," BancBoston Capital Inc., an affiliate of BSI, has agreed to acquire 2,440,000 shares of Series A Preferred Stock in the private placement and, in connection therewith, will be granted warrants to purchase an additional 241,000 shares of Series A Preferred Stock.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth the number of shares of Company Common Stock and Series A Preferred Stock (collectively, the "Voting Stock") expected to be beneficially owned immediately following the Distribution by (i) the executive officers and directors of the Company, (ii) all of the Company's executive officers and directors as a group, and (iii) all other stockholders expected to beneficially own more than 5.0% of the Company Common Stock or Series A Preferred Stock, based upon the beneficial ownership by such persons of Excel Common Stock as of the Record Date, and the private placements described in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Except as otherwise indicated, each individual named has a business address of 16955 Via Del Campo, Suite 100, San Diego, California 92127, and is expected to have sole investment and voting power with respect to the securities shown.



                                                  NUMBER
                                                    OF
                                                  SHARES
                                      NUMBER OF     OF
                                      SHARES OF   SERIES
                                       COMPANY       A
                                       COMMON     PREFERRED
                                        STOCK      STOCK
                                     BENEFICIALLY BENEFICIALLY                         PERCENT
NAME                                  OWNED(1)    OWNED(2)                   BENEFICIALLY OWNED
-----------------------------------  -----------  ------- -------------------------------------------------------
Gary B. Sabin(3)...................  3,840,712     --     11.9% of Company Common Stock
                                                          7.9% of Voting Stock

Richard B. Muir....................  1,086,081     --     3.4% of Company Common Stock
                                                          2.2% of Voting Stock

Ronald H. Sabin....................  1,086,870     --     3.4% of Company Common Stock
                                                          2.2% of Voting Stock

David A. Lund......................  1,021,750     --     3.2% of Company Common Stock
                                                          2.1% of Voting Stock

Mark T. Burton.....................  1,018,300     --     3.2% of Company Common Stock
                                                          2.1% of Voting Stock

Graham R. Bullick..................  1,006,605     --     3.1% of Company Common Stock
                                                          2.1% of Voting Stock

S. Eric Ottesen....................  1,000,556     --     3.1% of Company Common Stock
                                                          2.1% of Voting Stock

John H. Wilmot(4)..................    91,929      --     0.3% of Company Common Stock
                                                          0.2% of Voting Stock

Robert E. Parsons, Jr.(5)..........     4,796      --     0.0% of Company Common Stock
                                                          0.0% of Voting Stock

Richard J. Nordlund(6).............     --         --     0.0% of Company Common Stock
                                                          0.0% of Voting Stock

Robert S. Talbot(7)................     --         --     0.0% of Company Common Stock
                                                          0.0% of Voting Stock

Officers and Directors as a group
  (11 persons).....................  10,157,599    --     31.4% of Company Common Stock
                                                          20.8% of Voting Stock

Fidelity Management Company(8).....  2,715,790     --     8.4% of Company Common Stock
                                                          5.6% of Voting Stock

Southeastern Asset Management,
  Inc.(9)..........................     --        14,600,000 0.0% of Company Common Stock
                                                          27.4% of Voting Stock

                                                  NUMBER
                                                    OF
                                                  SHARES
                                      NUMBER OF     OF
                                      SHARES OF   SERIES
                                       COMPANY       A
                                       COMMON     PREFERRED
                                        STOCK      STOCK
                                     BENEFICIALLY BENEFICIALLY                         PERCENT
NAME                                  OWNED(1)    OWNED(2)                   BENEFICIALLY OWNED
-----------------------------------  -----------  ------- -------------------------------------------------------
BancBoston Capital Inc.(10)........     --        2,681,000 0.0% of Company Common Stock
                                                          5.0% of Voting Stock

The Northwestern Mutual Life
  Insurance Company(11)............     --        2,000,000 0.0% of Company Common Stock
                                                          4.1% of Voting Stock

Allstate Life Insurance
  Company(12)......................     --        1,641,000 0.0% of Company Common Stock
                                                          3.4% of Voting Stock


------------------------


 (1) Includes shares of Company Common Stock to be purchased from the Company in a private placement, effective upon consummation of the Distribution, as follows: Mr. Gary Sabin, 2,998,410; Mr. Muir, 999,469; Mr. Ronald Sabin, 999,469; Mr. Lund, 999,469; Mr. Burton, 999,469; Mr. Bullick, 999,469; and
     Mr. Ottesen, 999,469. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



 (2) Includes shares of Series A Preferred Stock to be purchased from the Company in a private placement, effective upon consummation of the Distribution, as follows: Southeastern Asset Management, Inc., 10,344,000; BancBoston Capital Inc., 2,440,000; The Northwestern Mutual Life Insurance Company, 2,000,000; and Allstate Life Insurance Company, 1,641,000. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


 (3) Includes shares of Company Common Stock to be held by EIC, of which Gary Sabin is the controlling stockholder.

 (4) Mr. Wilmot's business address is 4455 E. Camelback Rd., Phoenix, Arizona 85018.

 (5) Mr. Parson's business address is Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058.


 (6) Mr. Nordlund's business address is 817 Hot Springs Road, Santa Barbara, California 93108-1108.



 (7) Mr. Talbot's business address is 530 South Gay Street, Knoxville, Tennessee 37902.



 (8) Fidelity is a group of funds of which no single fund is expected to own more than 5.0% of the Company Common Stock. Fidelity's business address is 82 Devonshire Street, Boston, Massachusetts 02109.



 (9) Includes warrants to purchase 4,256,000 shares of Series A Preferred Stock exercisable at any time for a period of up to two years following the date of issuance. Southeastern Asset Management, Inc.'s business address is 6410 Poplar Avenue, Memphis, Tennessee 38119.



 (10) Includes warrants to purchase 241,000 shares of Series A Preferred Stock exercisable at any time for a period of up to two years following the date of issuance. BancBoston Capital Inc.'s business address is 100 Federal Street, Boston, Massachusetts 02110.



 (11) The Northwestern Mutual Life Insurance Company's business address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.



 (12) Allstate Life Insurance Company's business address is Allstate Plaza, 3075 Sanders Road, Suite G5B, Northbrook, Illinois 60062-7127.

                 LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS

    Prior to the Distribution Date, the Company's Certificate of Incorporation and Bylaws will be amended by the Company Board and by Excel, as sole stockholder of the Company. The following is a summary of such Amended and Restated Certificate of Incorporation (the "Company Certificate") and such Amended and Restated Bylaws (the "Company Bylaws") and is qualified in its entirety by reference to the complete text of the Company Certificate as set forth in Annex I hereto, and the Company Bylaws as set forth in Annex II hereto.

AUTHORIZED STOCK

    The Company Certificate will provide that the Company is authorized to issue 200,000,000 shares of stock, consisting of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock" and, together with the Company Common Stock, "Company Stock"). Shares of Company Preferred Stock may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the Company Board. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."

DIRECTORS

    The Company Bylaws will provide that the number of directors shall consist of three or more members, the exact number of which shall be fixed by the Company Board from time to time. Initially, the Company Board will have five members. The Company Bylaws will provide that, except as otherwise provided by law or the Company Certificate, a quorum of the Company Board for the transaction of business shall consist of a majority of the entire Board of Directors. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. The Company Certificate and the Company Bylaws will not provide for a classified board or for cumulative voting in the election of directors to the Company Board. The Company Bylaws will provide that vacancies and any newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

LIABILITY FOR MONETARY DAMAGES

    The Company Certificate will provide that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for breach of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision by the stockholders of the Company will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

    As described above, the Company Board will be authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, and to fix by resolution of the Company Board and to the extent permitted by the DGCL, the terms and conditions of each such series. The Company believes that the availability of Company Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise from time to time. Authorized but unissued shares of Company Preferred Stock, as well as authorized but unissued shares of Company Common Stock, will be available for issuance without further action by Company stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any class of Company Stock may then be listed for trading.

    Although the Company Board has no present intention of doing so (other than as described in the section entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"), it will be able to issue a series of Company Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such new shares might impede a business combination by including class voting rights which would enable the holder to block such transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its then existing stockholders. The Company Board, in so acting, will be able to issue Company Preferred Stock having terms which would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.


INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

    The Company Certificate will provide for the indemnification of present and former directors and officers of the Company and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company (each, an "Indemnified Party") to the fullest extent permitted by the DGCL. Indemnified Parties are specifically indemnified in the Company Certificate and the Company Bylaws (the "Indemnification Provisions") for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party (i) in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Company or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Company, or (ii) in connection with the defense or settlement of a threatened, pending or completed action or suit by or in the right of the Company, provided that such indemnification is permitted only with judicial approval if the Indemnified Party is adjudged to be liable to the Company. Such Indemnified Party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful. Any indemnification under the Indemnification Provisions must be authorized based on a determination that the indemnification is proper if the applicable standard of conduct has been met by the Indemnified Party, provided that no such authorization is required, and indemnification is mandatory, where a director or officer of the Company is successful in the defense of such action, suit or proceeding or any claim or matter therein. Otherwise, such determination will be made by a majority vote of a quorum of the Company Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the stockholders. In the event that a determination is made that a director or officer is not entitled to indemnification under the Indemnification Provisions, the Indemnification Provisions provide that the Indemnified Party may seek a judicial determination of his right to indemnification. The Indemnification Provisions further provide that the Indemnified Party is entitled to indemnification for all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from the Company an indemnity claim under the Indemnification Provisions if such Indemnified Party is successful. Other than proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any person in connection with a proceeding initiated by such person, unless authorized by the Company Board.

    The Company will pay expenses incurred by a director or officer of the Company, or a former director or officer of the Company, in advance of the final disposition of an action, suit or proceeding, if he undertakes to repay amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

    The Indemnification Provisions and provisions for advancing expenses in the Company Certificate will be expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Company Bylaws. The Indemnification Provisions and provisions for advancing expenses in the

Company Bylaws and the Company Certificate will be expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. The Company will be authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, whether or not the Company would have the power or obligation to indemnify him pursuant to the Company Certificate, the Company Bylaws or the DGCL.

    In addition, the Company will enter into indemnification agreements with its directors and certain of its executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of the Company or another entity at the request of the Company. See "MANAGEMENT--Indemnification Agreements."

AMENDMENT OF THE COMPANY CERTIFICATE AND BYLAWS

    The DGCL provides that approval of a majority of the stockholders entitled to vote thereon is required to amend the Company Certificate. A bylaw may be amended or repealed, or a new bylaw adopted, by (i) the affirmative vote of the holders of a majority of the stock entitled to vote thereon, or (ii) a majority of the entire Company Board.

TRANSACTIONS WITH INTERESTED OFFICERS OR DIRECTORS

    The Company Bylaws will provide, in accordance with the DGCL, that contracts or transactions between the Company and a director or officer of the Company or a corporation or entity in which such officer or director is also an officer or director or has a financial interest, are not void or voidable solely for such reason or solely because the Company officer or director is present at or participates in any meeting of the Company Board which authorizes the transaction or contract, or solely because such officer's or director's vote is counted for such purpose, if (i) the material facts as to his relationship or interest are disclosed or are known to the Company Board or a committee and the Company Board or a committee in good faith authorizes such contract or transaction; (ii) the material facts as to his relationship or interest are disclosed or are known to the stockholders entitled to vote thereon and the stockholders in good faith specifically approve such contract or transact; or
(iii) the contract or transaction is fair to the Company at the time it is authorized, approved or ratified by the Company Board, a committee or the stockholders. In addition, the Company Bylaws will provide that any transactions with interested directors or officers or their affiliates shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

GENERAL

    The Company's authorized capital stock consists of 1,000 shares of Company Common Stock, of which 100 shares are issued and outstanding and are owned by Excel. Under the Company Certificate, which will be adopted by the Company Board and by Excel, as sole stockholder of the Company, prior to the Distribution Date in substantially the form set forth in Annex I to this Information Statement, the total number of shares of all classes of stock that the Company will have authority to issue will be 200,000,000, of which 150,000,000 will be shares of Company Common Stock and 50,000,000 will be shares of Company Preferred Stock.


    Based on the number of shares of Excel Common Stock outstanding on the Record Date, approximately 23,160,757 shares of Company Common Stock, constituting approximately 15.4% of the authorized Company Common Stock, will be issued to Excel and distributed to stockholders of Excel in the Distribution. In addition, effective upon consummation of the Distribution, 9,195,224 shares of Company Common Stock will be sold in a private placement to certain of the Company's officers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." All of the shares of Company Common Stock issued in the Distribution and the private placement will be validly issued, fully paid and nonassessable.


    The Company Certificate will provide that the Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the Company Board is required by the Company Certificate and the DGCL to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.


    The Company Certificate (including the Certificate of Designation to be filed with respect to the Series A Preferred Stock) will classify 25,000,000 shares of Company Preferred Stock, constituting 50.0% of the authorized Company Preferred Stock, as Series A Preferred Stock, to be sold in a private placement to certain QIBs upon consummation of the Distribution. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." All of the shares of Series A Preferred Stock issued in the private placement will be validly issued, fully paid and nonassessable.


COMMON STOCK

    VOTING RIGHTS. Each holder of Company Common Stock will be entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Company Common Stock will vote as one class. The shares of Company Common Stock will not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of Company Preferred Stock which may at the time be outstanding, the holders of Company Common Stock entitled to exercise more than 50.0% of the voting rights in an election of directors will be able to elect 100.0% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of Company Common Stock voting for the election of directors will not be able to elect any persons to the Company Board. The Company Certificate and the Company Bylaws contain certain provisions that could have an anti-takeover effect. See "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS."

    DIVIDEND RIGHTS. Subject to the rights of the holders of any shares of Company Preferred Stock which may at the time be outstanding, holders of the Company Common Stock will be entitled to such dividends as the Company Board may declare out of funds legally available therefor. Because portions of the operations of the Company may be conducted through wholly-owned subsidiaries, the Company's cash flow and consequent ability to pay dividends on the Company Common Stock may be dependent to some degree upon the earnings of such subsidiaries and on dividends and other payments therefrom.

    LIQUIDATION RIGHTS AND OTHER PROVISIONS. Subject to the prior rights of creditors and the holders of any Company Preferred Stock which may be outstanding from time to time, the holders of Company Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

    The Company Common Stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Company Common Stock.

    The transfer agent and registrar for the Company Common Stock will be BankBoston, N.A.

SERIES A PREFERRED STOCK

    RANKING. With respect to the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank (i) junior to any other Company Preferred Stock ranking, as to dividends and upon liquidation, prior to the Series A Preferred Stock, (ii) on a parity with any other Company Preferred Stock ranking, as to dividends and upon liquidation, on a parity with the Series A Preferred Stock, and (iii) senior to the Company Common Stock and any other class or series of shares of stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock (collectively, the "Junior Shares").

    DIVIDENDS. The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Company Board, out of funds of the Company legally available for payment thereof, cumulative cash dividends payable in an amount per share equal to the cash dividends, if any, on the shares of Company Common Stock (or portion thereof) into which a share of Series A Preferred Stock is convertible. Such dividends will equal the number of shares of Company Common Stock, or portion thereof, into which a share of Series A Preferred Stock is convertible, multiplied by the most current quarterly dividend on the Company Common Stock on or before the applicable dividend payment date. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on the 15th day (or the next succeeding business day) of January, April, July and October of each year. The amount of any dividend payable on the Series A Preferred Stock for any period less than a full dividend period will be computed pro rata on the basis of twelve 30-day months and a 360-day year.

    In the event the Company fails to pay any dividend on the Series A Preferred Stock, the Company may not pay any dividends on any other capital stock of the Company other than (i) pro rata with other securities of the Company ranking pari passu with the Series A Preferred Stock or (ii) with Junior Shares until such dividend on the Series A Preferred Stock has been paid in full.

    DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Preferred Stock will be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution is made on any Junior Shares, the amount of $5.00 per share of the Series A Preferred Stock (the "Liquidation Preference"), plus (i) a premium equivalent to a 7.0% annual total return on the Series A Preferred Stock from the date of issuance and (ii) any accrued and unpaid dividends. If, upon any dissolution, liquidation or winding up of the Company, the amounts payable to the holders of shares of the Series A Preferred Stock and holders of any other shares of stock of the Company ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in such distribution of assets of the Company in proportion to the full respective preference amounts to which they are entitled. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up for purposes of payment of the Liquidation Preference.


    REDEMPTION. The Series A Preferred Stock may not be redeemed by the Company prior to March 2005. In March 2005 (the "Redemption Date"), the Company will be required to redeem all outstanding shares of Series A Preferred Stock for cash at a per share price equal to the Liquidation Preference, plus any accrued and unpaid dividends to the Redemption Date. The Company will not be entitled to redeem the Series A Preferred Stock prior to the Redemption Date.


    VOTING RIGHTS. Except as otherwise required by law, the Series A Preferred Stock, the Company Common Stock and any other capital stock of the Company entitled to vote with the Company Common Stock will be deemed to be one class for the purpose of voting, or giving written consent in lieu of voting, on all matters submitted for the approval of the stockholders of the Company. Each person in whose name shares of Series A Preferred Stock is registered on the record date for determining the holders of the Series A Preferred Stock entitled to vote at any meeting of stockholders (or adjournment thereof) or to consent to corporate action in writing without a meeting will be entitled to, at such meeting or with respect to such action, one vote for each share of Company Common Stock into which each share of Series A Preferred Stock registered in the name of such person on such record date could be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share).

    So long as any shares of the Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, (i) authorize or create, or increase the authorized amount of any shares of any class or any security convertible into shares of any class ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of the Company Certificate or of the Company Bylaws so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized or issued shares of any class or security convertible into any shares ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.


    CONVERSION RIGHTS. Holders of the Series A Preferred Stock have the right, exercisable at any time and from time to time, to convert all or any of the Series A Preferred Stock into Company Common Stock, on a one-for-one basis, at a conversion price of $5.00 per share of Company Common Stock (representing a premium of 109.2% in excess of the estimated market value of the Company Common Stock as of the Distribution Date) (the "Conversion Price").


    In addition, in the event the closing price of the Company Common Stock on the OTC Bulletin Board (or a successor quotation system or other principal exchange) is equal to or greater than $5.00 per share for 30 consecutive trading days following the Distribution Date, the Company shall have the right to convert all of the outstanding shares of Series A Preferred Stock into a number of shares of Company Common Stock equal to the product of (i) the number of shares of Series A Preferred Stock to be converted multiplied by (ii) $5.00 divided by the Conversion Price then in effect.

    CONVERSION PRICE ADJUSTMENTS. The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) payable in Company Common Stock or any class of capital stock of the Company (but excluding issuances of Company Common Stock pursuant to the Company's employee benefit plans), (ii) the issuance to all holders of Company Common Stock of certain rights or warrants entitling them to subscribe for or purchase Company Common Stock at a price per share less than current market price per share of the Company Common Stock (but excluding issuances of Company Common Stock pursuant to the Company's employee benefit plans), (iii) subdivisions, combinations and reclassifications of the Company Common Stock, and (iv) distributions to all holders of Company Common Stock of evidences of indebtedness of the Company or of assets (including securities and cash, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above).


WARRANTS



    The Company has agreed to grant to two QIBs, in connection with their purchase of Series A Preferred Stock, warrants to purchase a total of 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share, subject to certain adjustments (the "Exercise Price"). The warrants are intended to enable the QIBs to maintain their percentage ownership interest in the Company for a period of time following the Distribution. One of the QIBs will be granted warrants to purchase 4,256,000 shares of Series A Preferred Stock, which will be exercisable, in whole or in part, at any time and from time to time until the earlier of (i) the second anniversary of the date of issuance and (ii) 90 days after the Company has issued additional common or preferred equity in a public offering at a price of at least $5.00 per share (the "Exercise Period"). In addition, such warrants will provide that, upon the request of the Company, which may be delivered at any time and from time to time during the Exercise Period, the holder shall exercise the warrants in whole or in part (as requested by the Company); provided that such exercise does not cause the holder to violate certain limitations with regard to its ownership of voting securities of the Company or applicable law. If during the Exercise Period the Company exercises its right, pursuant to the Certificate of Designation of the Series A Preferred Stock, to convert all of the outstanding shares of Series A Preferred Stock into shares of Company Common Stock and any warrants remain unexercised at the time of such conversion, then such warrants shall be automatically converted into the right to purchase the number of shares of Company Common Stock into which the shares of Series A Preferred Stock deliverable upon exercise of the warrants are then convertible, at a price per share equal to the Exercise Price then in effect.



    The other QIB will be granted warrants to purchase 241,000 shares of Series A Preferred Stock, which will be exercisable, in whole or in part, at any time
and from time to time until          , 1998. Such warrants do not contain any of
the forced conversion provisions described above.


REGISTRATION RIGHTS

    The holders of the Series A Preferred Stock will be entitled to certain rights with respect to the registration under the Securities Act of the Series A Preferred Stock and the Company Common Stock into which such shares will be convertible (collectively, the "Registrable Securities"). These rights will be provided under the terms of an agreement to be entered into between the Company and the holders of the Series A Preferred Stock as of the date of initial issuance of the Series A Preferred Stock. Subject to certain limitations in the agreement, the Company will agree to file, as promptly as practicable and in any event within 60 days following the date of initial issuance of the Series A Preferred Stock, a "shelf" registration statement under the Securities Act for all of the Registrable Securities, and to use all reasonable efforts to cause such registration statement to become effective within 60 days following the date of filing. If the Company registers any of the Company Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities will be entitled to include their shares of Company Common Stock in the registration. A holder's right to include shares in an underwritten offering will be subject to certain conditions, including the right of the underwriters to limit the number of shares included in the offering. All expenses other than underwriting discounts and commissions incurred in connection with such registrations will be borne by the Company.

                        LIABILITY AND INDEMNIFICATION OF
                     OFFICERS AND DIRECTORS OF THE COMPANY

    Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws (the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. The Director Liability and Indemnification Provisions are substantially identical to comparable provisions contained in Excel's Amended and Restated Articles and Bylaws.

    The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the Federal securities laws.

    In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

    The Director Liability and Indemnification Provisions will be approved, along with the rest of the Company Certificate and the Company Bylaws, by Excel, as sole stockholder of the Company prior to the Distribution Date.

    Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

    ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

    While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

    INDEMNIFICATION AND INSURANCE. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

    Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

    Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled. See "LEGACY CERTIFICATE OF INCORPORATION AND BYLAWS-- Indemnification and Advancement of Expenses."

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
EXCEL LEGACY CORPORATION BALANCE SHEET:

  Report of Coopers & Lybrand L.L.P., Independent Accountants..............................................        F-2

  Balance Sheets as of January 31, 1998 (unaudited) and November 17, 1997..................................        F-3

  Notes to Balance Sheets..................................................................................        F-4

EXCEL LEGACY CORPORATION ASSET GROUP FINANCIAL STATEMENTS:

  Report of Coopers & Lybrand L.L.P., Independent Accountants..............................................        F-6

  Combined Balance Sheets as of January 31, 1998 (unaudited), July 31, 1997 and July 31,
    1996...................................................................................................        F-7

  Combined Statements of Operations for each of the three years in the period ended July 31, 1997 and the
    six months ended January 31, 1998 (unaudited) and January 31, 1997 (unaudited).........................        F-8

  Combined Statements of Changes in Investment by Excel Realty Trust, Inc. for each of the three years in the period ended July 31, 1997 and the six months ended January 31, 1998 (unaudited) and January 31,
    1997 (unaudited).......................................................................................        F-9

  Combined Statements of Cash Flows for each of the three years in the period ended July 31, 1997 and the
    six months ended January 31, 1998 (unaudited) and January 31, 1997 (unaudited).........................       F-10

  Notes to Combined Financial Statements...................................................................       F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Excel Legacy Corporation

    We have audited the accompanying balance sheet of Excel Legacy Corporation (the "Company") as of November 17, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Excel Legacy Corporation as of November 17, 1997, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

San Diego, California
November 24, 1997

                            EXCEL LEGACY CORPORATION



                                 BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                       NOVEMBER 17,   JANUARY 31,
                                                                           1997          1998
                                                                       -------------  -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Real Estate:
  Land...............................................................    $  --         $  15,738
  Building under construction........................................       --             9,482
                                                                             -----    -----------
    Total real estate................................................       --            25,220
Cash.................................................................            1            34
Accounts receivable..................................................       --               106
Interest receivable..................................................       --                 2
                                                                             -----    -----------
      Total assets...................................................    $       1     $  25,362
                                                                             -----    -----------
                                                                             -----    -----------

                              LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Notes payable:
    Affiliates.......................................................    $  --         $     763
    Other............................................................       --            24,452
  Accounts payable...................................................       --                14
  Interest payable...................................................       --               132
                                                                             -----    -----------
      Total liabilities..............................................       --            25,361

Stockholder's Equity:
  Preferred stock, $.01 par value, 50,000,000 shares authorized, none
    outstanding......................................................       --            --
  Common stock, $.01 par value, 150,000,000 shares authorized, 100
    shares issued and outstanding....................................       --            --
  Additional paid-in capital.........................................            1             1
  Retained earnings..................................................       --            --
                                                                             -----    -----------
      Total stockholder's equity.....................................            1             1
                                                                             -----    -----------
      Total liabilities and stockholder's equity.....................    $       1     $  25,362
                                                                             -----    -----------
                                                                             -----    -----------



       The accompanying notes are an integral part of the balance sheets.

                            EXCEL LEGACY CORPORATION


                            NOTES TO BALANCE SHEETS



1. FORMATION OF THE COMPANY:


    Excel Legacy Corporation (the "Company"), a Delaware Corporation, was formed on November 17, 1997 to own, operate and/or develop real estate. Certain real estate assets ("Excel Legacy Corporation Asset Group") are planned to be transferred from Excel Realty Trust, Inc. ("Excel") and ERT Development Corporation ("EDV"), an unconsolidated affiliate of Excel, to the Company. In September 1997, Excel's Board of Directors approved in principle, a plan for the distribution (the "Distribution") of Company stock to holders of Excel common stock. Excel is the sole stockholder of the Company and the Company is currently considered a qualified REIT subsidiary of Excel.

    The following assets are scheduled to be transferred to the Company:


    - Eleven single tenant free-standing buildings with a book value of $47.6 million and encumbered by mortgages of $34.2 million at January 31, 1998.



    - A 670,000 square foot shopping mall located in Scottsdale, Arizona which is substantially vacant. The Company intends to redevelop this property. The book value is $14.7 million at January 31, 1998.



    - An office building containing 64,000 square feet located in Scottsdale, Arizona. This building was acquired in October 1997, has a book value of approximately $7.9 million at January 31, 1998 and is encumbered by a mortgage of $2.6 million.



    - A leasehold interest in 6.5 acres of land located in Tusayan, Arizona. The leasehold interest was acquired in November 1997 for approximately $1.8 million and will have a term of 50 years with two 10-year renewal options.



    - Four notes receivable related to development projects located in Arizona
      (3) and California. The principal amount of the notes at January 31, 1998 is $22.1 million.



    As consideration for the transfers, the Company will (a) issue to Excel a significant number of shares of Company Common Stock to effect the Distribution, and (b) execute a $21.4 million note payable to Excel. Other assets may be transferred to the Company as the Boards of the Company and Excel deem appropriate prior to the Distribution.



    The Company has had relatively no operations since inception. Total revenues and expenses have been less than $500, therefore, no income statement, statement of changes in stockholder's equity or statement of cash flows has been presented. Revenue and expenses associated with the construction of the properties mentioned below have been capitalized.



2. REAL ESTATE (UNAUDITED):



    On January 13, 1998 the Company purchased two properties currently under construction in Highlands Ranch and Westminster, Colorado. The Company has paid $24.4 million to date to construct the buildings with an estimated total construction cost of $50.0 million. The buildings will be occupied by AMC Multi-Cinema, Inc. and rent under the leases commenced March 15, 1998. On January 29, 1998, the Company purchased a parcel of land in Telluride, Colorado for approximately $763,000.

                            EXCEL LEGACY CORPORATION

3. NOTES PAYABLE (UNAUDITED):



    The Company has borrowed $24.5 million from a bank. The loan is secured by the AMC theater buildings. Monthly interest only payments at LIBOR plus 1.2% are due until the loan matures on March 25, 1998. The Company has also borrowed approximately $800,000 from its parent company, Excel Realty Trust, Inc. There is no stated interest rate and the note is due on demand.



    The Company has committed to lend an additional $25.5 million to finish the AMC theater construction. The funds have been arranged through a letter of credit from a bank.



4. COMMITMENTS TO ISSUE PREFERRED AND COMMON STOCK (UNAUDITED):



    The Company has obtained commitments to buy, effective upon consummation of the Distribution, 9,195,224 shares of Company Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 for an aggregate purchase price of $22.0 million. The Company intends to lend 50.0% of the amount of the purchase price or $11.0 million at a 7.0% interest rate.



    The Company has obtained commitments to buy, effective upon consummation of the Distribution, 16,425,000 shares of Series A Preferred Stock at $5.00 per share in a private placement to certain qualified institutional buyers ("QIBs") (as such term is defined in Rule 144A under the Securities Act of 1933, as amended), which shares will be convertible at any time into shares of Company Common Stock on a one-for-one basis. The aggregate purchase price will be $80.1 million, less a 2.5% selling cost. As part of the preferred stock issuance, the Company will issue warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share to two QIBs.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Excel Legacy Corporation

    We have audited the accompanying combined balance sheets of Excel Legacy Corporation Asset Group (the "Portfolio"), as defined in Note 1, as of July 31, 1997 and 1996 and the related combined statements of operations, changes in investment by Excel Realty Trust, Inc. and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Excel Legacy Corporation Asset Group as of July 31, 1997 and 1996 and the combined results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

    As more fully described in Note 1, certain general and administrative expenses were paid by Excel Realty Trust, Inc. and allocated to the Portfolio principally based on Excel Realty Trust, Inc.'s specific identification of individual cost items based upon estimated levels of effort devoted by its corporate administrative departments. We have reviewed the methods and documentation used in allocating such amounts and, in the circumstances, we believe the methods used are reasonable and the documentation appropriate. However, if the Portfolio had operated as a separate entity, actual expenses might have been different.

                                                        COOPERS & LYBRAND L.L.P.

San Diego, California

November 24, 1997

                      EXCEL LEGACY CORPORATION ASSET GROUP

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                JULY 31,   JULY 31,
                                                                                  1996       1997
                                                                                ---------  ---------  JANUARY 31,
                                                                                                          1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS

Real estate:
  Land........................................................................  $  15,324  $  15,324   $   18,647
  Buildings...................................................................     34,789     34,789       40,960
  Real estate under development...............................................     13,888     14,060       14,702
  Leasehold interest..........................................................     --         --            1,790
  Accumulated depreciation....................................................     (2,953)    (3,823)      (4,301)
                                                                                ---------  ---------  ------------
    Net real estate...........................................................     61,048     60,350       71,798

Notes receivable..............................................................      1,050     21,958       22,089
Interest receivable...........................................................         71      1,379        2,604
Other assets..................................................................     --         --               31
                                                                                ---------  ---------  ------------
                                                                                $  62,169  $  83,687   $   96,522
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

                              LIABILITIES AND INVESTMENT BY EXCEL REALTY TRUST, INC.

Liabilities:
  Mortgages payable...........................................................  $  36,754  $  35,115   $   36,803
  Interest payable............................................................        253        228          242
  Other liabilities...........................................................     --         --              168
                                                                                ---------  ---------  ------------
    Total liabilities.........................................................     37,007     35,343       37,213

Commitments and contingencies.................................................     --         --           --

Investment by Excel Realty Trust, Inc.........................................     25,162     48,344       59,309
                                                                                ---------  ---------  ------------
                                                                                $  62,169  $  83,687   $   96,522
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                      SIX MONTHS ENDED
                                                                        YEARS ENDED JULY 31,            JANUARY 31,
                                                                   -------------------------------  --------------------
                                                                     1995       1996       1997       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Revenue:
  Rental revenue.................................................  $   5,897  $   4,937  $   4,937  $   2,468  $   2,818
  Interest.......................................................     --             95      1,458        294      1,318
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenue................................................      5,897      5,032      6,395      2,762      4,136
                                                                   ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Interest.......................................................      3,185      3,080      2,896      1,499      1,445
  Depreciation and amortization..................................        870        870        870        435        482
  Administrative expenses........................................        548        563        799        483        340
  Property expenses..............................................     --         --         --         --             94
                                                                   ---------  ---------  ---------  ---------  ---------
    Total operating expenses.....................................      4,603      4,513      4,565      2,417      2,361
                                                                   ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................................      1,294        519      1,830        345      1,775
Provision for income taxes.......................................        515        207        729        138        707
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income.....................................................  $     779  $     312  $   1,101  $     207  $   1,068
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY
                            EXCEL REALTY TRUST, INC.
                                 (IN THOUSANDS)


Investment by Excel Realty Trust, Inc. at August 1, 1994...............................................  $  17,441
  Net income for the year ended July 31, 1995..........................................................        779
  Net return to Excel Realty Trust, Inc................................................................       (276)
                                                                                                         ---------
Investment by Excel Realty Trust, Inc. at July 31, 1995................................................     17,944
  Net income for the year ended July 31, 1996..........................................................        312
  Net investment by Excel Realty Trust, Inc............................................................      6,906
                                                                                                         ---------
Investment by Excel Realty Trust, Inc. at July 31, 1996................................................     25,162
  Net income for the year ended July 31, 1997..........................................................      1,101
  Net investment by Excel Realty Trust, Inc............................................................     22,081
                                                                                                         ---------
Investment by Excel Realty Trust, Inc. at July 31, 1997................................................     48,344
  Net income for the six months ended January 31, 1998 (unaudited).....................................      1,068
  Net investment by Excel Realty Trust, Inc. (unaudited)...............................................      9,897
                                                                                                         ---------
Investment by Excel Realty Trust, Inc. at January 31, 1998 (unaudited).................................  $  59,309
                                                                                                         ---------
                                                                                                         ---------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          SIX MONTHS ENDED
                                                            YEARS ENDED JULY 31,             JANUARY 31,
                                                      --------------------------------  ---------------------
                                                        1995       1996        1997        1997       1998
                                                      ---------  ---------  ----------  ----------  ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $     779  $     312  $    1,101  $      207  $   1,068
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Depreciation and amortization...................        870        870         870         435        482
    Change in interest receivable and other
      assets........................................     --            (71)     (1,308)       (298)    (1,257)
    Change in interest payable and other
      liabilities...................................         (8)        (9)        (24)        (12)       180
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash provided by operating activities.........      1,641      1,102         639         332        473
                                                      ---------  ---------  ----------  ----------  ---------
Cash flows from investing activities:
  Net costs paid on real estate held for
    development.....................................     --         (5,488)       (171)         99       (643)
  Cash paid for real estate acquired................     --         --          --          --         (6,601)
  Cash paid for leasehold interest..................     --         --          --          --         (1,790)
  Advances for notes receivable.....................     --         (1,050)    (20,908)    (16,593)      (131)
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash used in investing activities.............     --         (6,538)    (21,079)    (16,494)    (9,165)
                                                      ---------  ---------  ----------  ----------  ---------
Cash flows from financing activities:
  Principal payments of mortgages payable...........     (1,365)    (1,470)     (1,641)       (776)    (1,205)
  Net investment by Excel Realty Trust, Inc.........       (276)     6,906      22,081      16,938      9,897
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash provided by (used in) financing
    activities......................................     (1,641)     5,436      20,440      16,162      8,692
                                                      ---------  ---------  ----------  ----------  ---------
Net increase in cash................................     --         --          --          --         --
Cash at beginning of period.........................     --         --          --          --         --
                                                      ---------  ---------  ----------  ----------  ---------
Cash at end of period...............................  $  --      $  --      $   --      $   --      $  --
                                                      ---------  ---------  ----------  ----------  ---------
                                                      ---------  ---------  ----------  ----------  ---------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    FORMATION OF THE COMPANY

    Excel Legacy Corporation (the "Company"), a Delaware Corporation, was formed on November 17, 1997 to own, operate and/or develop real estate. Certain real estate assets ("Excel Legacy Corporation Asset Group") are planned to be transferred from Excel Realty Trust, Inc. ("Excel") and ERT Development Corporation ("EDV"), an unconsolidated affiliate of Excel, to the Company. In September 1997, Excel's Board of Directors approved in principle, a plan for the distribution (the "Distribution") of Company stock to holders of Excel common stock. Excel is the sole stockholder of the Company and the Company is currently considered a qualified REIT subsidiary of Excel.


    The following assets were acquired prior to July 31, 1997 and are scheduled to be transferred to the Company:



    - Ten single tenant free-standing buildings with a book value of $45.8 million and encumbered by mortgages of $34.2 million at January 31, 1998.



    - A 670,000 square foot shopping mall located in Scottsdale, Arizona which is substantially vacant. The Company intends to redevelop this property. The book value is $14.7 million at January 31, 1998.



    - Four notes receivable related to development projects located in Arizona
      (3) and California. The principal amount of the notes at January 31, 1998 is $22.1 million.



    The following additional assets were acquired subsequent to July 31, 1997 and are scheduled to be transferred to the Company:



    - A single-tenant free-standing building with a book value of $1.6 million and unencumbered at January 31, 1998.



    - An office building containing 64,000 square feet located in Scottsdale, Arizona. This building was acquired in October 1997 for $7.9 million. At January 31, 1998 the property has a book value of approximately $7.9 million and is encumbered by a mortgage of $2.6 million.



    - A leasehold interest in 6.5 acres of land located in Tusayan, Arizona. The leasehold interest was acquired in November 1997 for approximately $1.8 million and has a term of 50 years with two 10-year renewal options.



    Other assets may be transferred to the Company as the Boards of the Company and Excel deem appropriate. The Company's authorized stock consists of 150,000,000 shares of $.01 par value common stock and 50,000,000 shares of $.01 par value preferred stock.


    BASIS OF PRESENTATION

    These financial statements present the financial position, results of operations, and cash flows for the Excel Legacy Corporation Asset Group, hereafter referred to as the Company, as if it were a separate entity of Excel for all periods presented. Excel and EDV's historical basis in the assets and liabilities has been carried over. Changes in investment by Excel represent the net income of the Company plus the net change in cash and non-cash items transferred between the Company and Excel.

    The combined financial statements include assets, liabilities and operations to be transferred to the Company in connection with the acquisition of assets from Excel and EDV. All significant intercompany

                      EXCEL LEGACY CORPORATION ASSET GROUP

1. ORGANIZATION AND BASIS OF PRESENTATION: (CONTINUED)

accounts have been eliminated. Certain general and administrative expenses were paid by Excel and allocated to the Company, principally based on Excel's specific identification of individual cost items based upon estimated levels of effort devoted by its corporate administrative departments. Expense amounts allocated to administrative expenses were $799,000, $563,000 and $548,000 for each of the years ended July 31, 1997, 1996 and 1995, respectively, and $340,000 and $483,000 for each of the six month periods ended January 31, 1998 and 1997, respectively. In the opinion of management, the methods for allocating corporate administrative expenses are reasonable.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REAL ESTATE


    Land, buildings and real estate under development are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings. The leasehold interest is being amortized over the initial lease term of 50 years using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred and significant renovations are capitalized. Direct costs incurred for properties under development or redevelopment are capitalized and depreciation is not charged to the property until the project is completed.


    The Company assesses whether there has been a permanent impairment in the value of its real estate by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include a lessee's ability to pay rent under the terms of the lease. If these factors indicate that there has been a permanent impairment in the value of its real estate, the Company estimates the future cash flows expected to result from the operations of the property and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, the Company will recognize a permanent impairment loss, equal to the amount by which the carrying amount of the property exceeds the fair value of the property.

    INCOME TAXES

    The Company's income tax provision is determined as if the Company had paid income tax on taxable income on a separate company basis. Taxes payable are charged directly against the investment by Excel. The Company's income tax provision, all of which is current, is based on income before taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities of their financial reporting amounts at each year end based on enacted laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income. There are no significant timing differences between financial reporting and taxable income and as such, the Company has not recorded any deferred income tax assets or liabilities.

    REVENUE RECOGNITION

    Base rental revenue is recognized on the straight-line basis, which averages annual minimum rents over the terms of the leases. The leases also provide that the tenant directly pay all of the common area maintenance and other operating expenses.

                      EXCEL LEGACY CORPORATION ASSET GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK


    As of January 31, 1998, eight of the 12 operating properties held by the Company are leased to Wal-Mart. Rents from these stores account for approximately 65.0% of the Company's scheduled rental revenue. Two of the operating properties, which account for 20.0% of scheduled rental revenue, are leased to Lowe's. While the financial position of the Company may be adversely affected by financial difficulties experienced by Wal-Mart, the Company has not experienced any such events. Wal-Mart and Lowe's are publicly-traded companies, and financial and other information regarding these companies is on file with the Securities and Exchange Commission.



    Additionally, two of the Company's notes receivable which account for 95.0% of the Company's scheduled interest revenue at January 31, 1998 are with the same developer. EDV is committed to provide up to approximately $9,000,000 in additional advances related to these notes.


    INTERIM FINANCIAL INFORMATION


    The accompanying financial statements as of January 31, 1998 and for the six months ended January 31, 1998 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position and the operating results and cash flows of such periods. Interim results are not necessarily indicative of results for the entire year or future periods.


3. REAL ESTATE:


    The financial statements include 11 single tenant free-standing buildings which are located in Arizona, Colorado, Illinois, Indiana (3), Michigan, Ohio, Pennsylvania, Texas, and Wisconsin and an office building in Arizona. Eight of the buildings are leased by Wal-Mart and two of the buildings are leased by Lowe's. The financial statements also include a leasehold interest in land located in Arizona.


    REAL ESTATE UNDER DEVELOPMENT


    The financial statements include a property located in Scottsdale, Arizona that is under redevelopment. The shopping center is substantially vacant with large amounts of demolition having occurred. Depreciation expense is no longer being charged to the property and costs incurred during redevelopment are being capitalized.


4. NOTES RECEIVABLE:

    The Company holds a $16,593,000 mortgage loan receivable from a developer and owner of a shopping center located in Scottsdale, Arizona. The borrower intends to redevelop the property through the acquisition of adjoining parcels and the construction of certain improvements. The loan was originated

                      EXCEL LEGACY CORPORATION ASSET GROUP

4. NOTES RECEIVABLE: (CONTINUED)

in December 1996, and matures upon the sale of the property and bears interest at the rate of 12.0%. In addition, the borrower must pay the Company a "profits participation" equal to 50.0% of the profits generated by the property. The loan is non-recourse and repayment of the loan is collateralized by a first mortgage on the property. Interest receivable at January 31, 1998, July 31, 1997 and July 31, 1996 is $2,156,000, $1,193,000 and $0, respectively.



    Summarized unaudited financial statements as of and for the twelve months ended December 31, 1997 for the shopping center are as follows:



BALANCE SHEET:

  Real estate, net of depreciation.............................  $15,445,000
  Other assets.................................................   1,741,000
                                                                 ----------
                                                                 $17,186,000
                                                                 ----------
                                                                 ----------

  Notes payable to the Company.................................  $16,593,000
  Other liabilities............................................   2,365,000
                                                                 ----------
                                                                 18,958,000
  Partners' deficit............................................  (1,772,000)
                                                                 ----------
                                                                 $17,186,000
                                                                 ----------
                                                                 ----------

STATEMENT OF OPERATIONS:

  Total revenues...............................................  $3,293,000
  Operating expenses:
    Property...................................................  (1,737,000)
    Interest...................................................  (1,945,000)
    Depreciation...............................................    (322,000)
    Amortization...............................................    (251,000)
                                                                 ----------
      Net operating loss.......................................  $ (962,000)
                                                                 ----------
                                                                 ----------



    The Company holds a $4,290,000 promissory note receivable from a developer and owner of an eight story office building in downtown Phoenix, Arizona. The loan was originated in May 1997 and matures upon the sale of the property by the borrower. Until maturity, the loan bears interest at 11.0% per annum. In addition, the borrower must pay the Company a "profits participation" equal to 50.0% of the profits generated by the property. The loan is non-recourse and repayment of the loan is collateralized by a first mortgage on the property. Interest receivable was $216,000, $84,000 and $0 at January 31, 1998, July 31, 1997 and July 31, 1996, respectively.



    The Company holds a $1,050,000 promissory note receivable from an owner of a land parcel located in Arizona. The loan originated in October 1995 and matures in September 1998. Until the maturity date, the borrower is to pay interest at the rate of 7.0% per annum. In addition, upon maturity, prepayment or acceleration of the note, the borrower must pay additional interest from October 1995 on the principal amount of the note at the rate of 3.0% per annum. The note is non-recourse and repayment of the loan is collateralized by a first mortgage on the property.

                      EXCEL LEGACY CORPORATION ASSET GROUP

4. NOTES RECEIVABLE: (CONTINUED)

    At January 31, 1998, the Company has approximately $156,000 in notes receivable from a developer relating to predevelopment expenses of a property located in San Diego, California. The outstanding amounts related to these advances bear interest at the rate of 12.0%. EDV is committed to provide up to $2,500,000 in total advances related to this project.


5. MORTGAGES PAYABLE:


    Ten of the Company's single free-standing buildings are encumbered by mortgages. The Company's office building is encumbered by a 8.125% mortgage due in 2006. Interest rates on the properties range from 7.625% to 8.75% and mature on various dates to 2014. Monthly payments at January 31, 1998 total $405,000. The loans are non-recourse and repayment of the loans by the Company is collateralized by a first mortgage on the properties.


    The principal payments required to be made on mortgages payable are as follows (in thousands):


YEAR
-----------------------------------------------------------------------------------
1998, remaining six months:........................................................  $   1,013
1999...............................................................................      2,182
2000...............................................................................      2,353
2001...............................................................................      2,538
2002...............................................................................      2,743
Thereafter.........................................................................     25,974
                                                                                     ---------
                                                                                     $  36,803
                                                                                     ---------
                                                                                     ---------


6. MINIMUM FUTURE RENTALS:


    The Company leases its properties to tenants under noncancelable operating leases generally requiring the tenant to pay a minimum rent. The leases generally either (i) require the tenant to pay all expenses of operating the property such as insurance, property taxes, and structural repairs and maintenance, or (ii) require the tenant to reimburse the Company for the tenant's share of real estate taxes and other common area maintenance expenses. Minimum future rental revenue for the next five years is as follows (in thousands):



YEAR
-----------------------------------------------------------------------------------
1998, remaining six months:........................................................  $   4,129
1999...............................................................................      5,519
2000...............................................................................      5,411
2001...............................................................................      5,268
2002...............................................................................      5,070
Thereafter.........................................................................     36,842
                                                                                     ---------
                                                                                     $  62,239
                                                                                     ---------
                                                                                     ---------



7. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE:



    The amounts paid for interest during the years ended July 31, 1997, 1996 and 1995 were $2,920,000, $3,089,000, and $3,193,000, respectively. For the six months ended January 31, 1998 and 1997, interest of

                      EXCEL LEGACY CORPORATION ASSET GROUP

7. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE: (CONTINUED)


$1,503,000 and $1,449,000 was paid, respectively. For the six months ended January 31, 1997, the Company assumed mortgages payable of $2,893,000 in conjunction with an office building acquired in Scottsdale, Arizona.



8. NEW PRONOUNCEMENTS:


    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share and SFAS No. 129, Disclosure of Information about Capital Structure, which become effective for periods after December 15, 1997 and SFAS No. 131, Disclosures about Segments in an Enterprise and Related Information and SFAS No. 130, Comprehensive Income, which become effective in 1998. The Company has determined that the adoption of these SFASs will not have a material effect on the consolidated financial statements.

                                    ANNEX I
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            EXCEL LEGACY CORPORATION

    EXCEL LEGACY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    1. The Corporation's original Certificate of Incorporation was filed on November 17, 1997.

    2.  That by action taken by unanimous written consent of the Board of
Directors on             , 1998, resolutions were duly adopted setting forth a
proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

        "RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows, subject to the required consent of the sole stockholder of the corporation:

        FIRST: The name of the Corporation is Excel Legacy Corporation (hereinafter the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

        THIRD: The purpose of the Corporation is (i) to perform an agreement (the "Intercompany Agreement") to be entered into by and between the Corporation and Excel Realty Trust, Inc., a Maryland corporation ("Excel"), pursuant to which the Corporation and Excel will provide each other with rights to participate in certain transactions for so long as the Intercompany Agreement remains in effect, and (ii) subject to the terms and conditions set forth in the Intercompany Agreement, to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

        FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 200,000,000, which shall consist of 150,000,000 shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and 50,000,000 shares of Preferred Stock, each having a par value of $.01 (the "Preferred Stock").

        The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of preferred stock in one of more series not exceeding in the aggregate the number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one of more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

        Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made under seal of the Corporation and signed by and shall be filed and a copy thereof recorded in the manner prescribed by the GCL. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

        (c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws so provide.

        (d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; PROVIDED, HOWEVER, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

        SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Corporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        EIGHTH: (a) Subject to Article EIGHTH (c), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) Subject to Article EIGHTH (c), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Article EIGHTH (a) or Article EIGHTH (b), as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article EIGHTH (a) or Article EIGHTH (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

        (d) Notwithstanding any contrary determination in the specific case under Article EIGHTH (c), and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Article EIGHTH (a) and Article EIGHTH (b). The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he has met the applicable standards of conduct set forth in Article EIGHTH (a) or Article EIGHTH (b), as the case may be. Neither a contrary determination in the specific case under Article EIGHTH (c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article EIGHTH (d) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        (e) Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

        (f) The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article EIGHTH (a) and Article EIGHTH (b) shall be made to the fullest extent permitted by law. The provisions of this Article EIGHTH shall not be deemed to preclude the indemnification of any person who is not specified in Article EIGHTH (a) or Article EIGHTH (b) but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

        (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article EIGHTH or Section 145 of the GCL.

        (h) For purposes of this Article EIGHTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article EIGHTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article EIGHTH, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article EIGHTH. For purposes of any determination under Article EIGHTH (c), a person shall be deemed to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" is used in this Article EIGHTH (h) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Article EIGHTH (h) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article EIGHTH (a) or (b), as the case may be.

        (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (j) Notwithstanding anything contained in this Article EIGHTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article EIGHTH (d)), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part, thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        (k) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

        NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

    3. That thereafter, by consent of the sole stockholder of all of the issued and outstanding shares of stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, all of the shares of the Corporation were voted in favor of the amendment.

    4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, EXCEL LEGACY CORPORATION has caused this Certificate to be signed by Gary B. Sabin, its President and Richard B. Muir, its Secretary,
this    day of             , 1998.

                                          EXCEL LEGACY CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name: Gary B. Sabin
                                          Title: President

ATTEST

-------------------------------------------
Name: Richard B. Muir
Title: Secretary

                                    ANNEX II
                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                            EXCEL LEGACY CORPORATION
                     (HEREINAFTER CALLED THE "CORPORATION")
                                   ARTICLE I
                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be established and maintained in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2. ANNUAL MEETINGS. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect Directors in the manner provided in the Certificate of Incorporation and in the Bylaws, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

    SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes may be called by either (i) the Chairman, (ii) the Vice Chairman,
(iii) the President, (iv) any Vice President, (v) the Secretary or (vi) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing by a majority of the entire Board of Directors, or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

    SECTION 4. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

    SECTION 5. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

    SECTION 6. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

    SECTION 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III

                                   DIRECTORS

    SECTION 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of three or more members, the exact number of which shall be fixed from time to time by the Board of Directors. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the Annual Meeting in which his term expires and until his successor is duly elected and qualified, or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

    SECTION 2. VACANCIES. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and qualified, or until their earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

    SECTION 3. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

    SECTION 4. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the President, or any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail, telephone, facsimile or telegram not less than forty-eight (48) hours before the date of the meeting.

    SECTION 5. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.

    SECTION 6. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    SECTION 7. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.

    SECTION 8. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Any committee, to the extent allowed by law and provided in these Bylaws or the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provides, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes and report to the Board of Directors when required.

    SECTION 9. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the

Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

    SECTION 10. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. Any such contract or transaction shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.

                                   ARTICLE IV

                                    OFFICERS

    SECTION 1. GENERAL. The executive officers of the Corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors, a President and Chief Executive Officer, a Secretary and a Chief Financial Officer. The Board of Directors, in its discretion, may also choose one or more Executive Vice Presidents (each of whom shall also be an executive officer), a Treasurer (who shall also be an executive officer) and Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. ELECTION. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the entire Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by a majority of the entire Board of Directors. The salaries of all executive officers of the Corporation shall be fixed by the Board of Directors.

    SECTION 3. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. The Chairman of the Board of Directors may only be appointed or removed by a majority of the entire Board of Directors.

    SECTION 4. VICE CHAIRMAN OF THE BOARD OF DIRECTORS. The Vice Chairman of the Board of Directors shall, in the absence or disability of the Chairman of the Board of Directors, preside at meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

    SECTION 5. PRESIDENT. The President shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. The President may only be appointed or removed by a majority of the entire Board of Directors.

    SECTION 6. EXECUTIVE VICE PRESIDENTS AND VICE PRESIDENTS. At the request of the President or in his absence or in the event of his inability or refusal to act (and if there be no Chairman of the Board of Directors), the Senior Executive Vice President, and then the Executive Vice President or the Executive Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President (including Senior Executive and Executive Vice Presidents) shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

    SECTION 7. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

    SECTION 8. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall also serve as the Treasurer unless Treasurer shall be separately appointed by the Board of Directors and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the Corporation.

    SECTION 9. ASSISTANT SECRETARIES. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

    SECTION 10. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

    SECTION 11. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V

                                     STOCK

    SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    SECTION 2. SIGNATURES. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost stolen or destroyed (unless otherwise authorized by the Board). When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

    SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 6. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI

                                    NOTICES

    SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, facsimile or cable, in which event notice shall be deemed given upon receipt.

    SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business transacted or to be transacted at, nor the purpose of any meeting need be specified in any written waiver of notice thereof.

                                  ARTICLE VII

                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

    SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                INDEMNIFICATION

    The power, right and obligation of the Corporation to indemnify any director or officer of the Corporation and employees and agents of the Corporation shall be as set forth in Article EIGHTH of the Certificate of Incorporation. All directors and officers of the Corporation shall be entitled to indemnification as set forth in the Certificate of Incorporation.

                                   ARTICLE IX

                                   AMENDMENTS

    SECTION 1. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors.

                                   ANNEX III
                           THE 1998 STOCK OPTION PLAN
                                       OF
                            EXCEL LEGACY CORPORATION

    Excel Legacy Corporation, a Delaware corporation, has adopted The 1998 Stock
Option Plan of Excel Legacy Corporation (this "Plan"), effective             ,
1998, for the benefit of its eligible employees, consultants and directors.

    The purposes of this Plan are as follows:

    (1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock which recognizes such growth, development and financial success.

    (2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I

                                  DEFINITIONS

    1.1 GENERAL. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

    1.2 AWARD LIMIT. "Award Limit" shall mean 525,000 shares of Common Stock, as adjusted pursuant to Section 7.3.

    1.3  BOARD.  "Board" shall mean the Board of Directors of the Company.

    1.4  CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.5 COMMITTEE. "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 6.1.

    1.6 COMMON STOCK. "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

    1.7 COMPANY. "Company" shall mean Excel Legacy Corporation, a Delaware corporation.

    1.8 CORPORATE TRANSACTION. "Corporate Transaction" shall mean any of the following stockholder-approved transactions to which the Company is a party:

    (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

    (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

    (c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

                                     III-1

    1.9  DIRECTOR.  "Director" shall mean a member of the Board.

    1.10 DISTRIBUTION. "Distribution" shall mean the distribution of Common Stock to the stockholders of Excel Realty Trust, Inc.

    1.11 EMPLOYEE. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

    1.12 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.13 FAIR MARKET VALUE. "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the closing price of a share of Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of Options granted to Directors) acting in good faith.

    1.14 INCENTIVE STOCK OPTION. "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

    1.15 INDEPENDENT DIRECTOR. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

    1.16 NON-QUALIFIED STOCK OPTION. "Non-Qualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

    1.17 OPTION. "Option" shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; PROVIDED, HOWEVER, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

    1.18 OPTIONEE. "Optionee" shall mean an Employee, consultant or Director granted an Option under this Plan.

    1.19 PLAN. "Plan" shall mean The 1998 Stock Option Plan of Excel Legacy Corporation.

    1.20 QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

    1.21 RULE 16B-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

    1.22 SECTION 162(M) PARTICIPANT. "Section 162(m) Participant" shall mean any key Employee designated by the Committee as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

    1.23 SUBSIDIARY. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                     III-2

    1.24 TERMINATION OF CONSULTANCY. "Termination of Consultancy" shall mean the time when the engagement of an Optionee as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

    1.25 TERMINATION OF DIRECTORSHIP. "Termination of Directorship" shall mean the time when an Optionee who is a Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Directors.

    1.26 TERMINATION OF EMPLOYMENT. "Termination of Employment" shall mean the time when the employee-employer relationship between an Optionee and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; PROVIDED, HOWEVER, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that with respect to Incentive Stock Options, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

                                   ARTICLE II

                             SHARES SUBJECT TO PLAN

    2.1  SHARES SUBJECT TO PLAN.

    (a) The shares of stock subject to Options shall be Common Stock. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such awards under the Plan shall not exceed 5,250,380. The shares of Common Stock issuable upon exercise of such Options may be either previously authorized but unissued shares or treasury shares.

    (b) The maximum number of shares which may be subject to Options granted under the Plan to any individual in any fiscal year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is

                                     III-3
treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit.

    2.2 ADD-BACK OF OPTIONS. If any Option to acquire shares of Common Stock under this Plan expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration, cancellation or exercise may again be optioned hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Options which are adjusted pursuant to Section 7.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Optionee or withheld by the Company upon the exercise of any Option under this Plan, in payment of the exercise price thereof, may again be optioned hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                  ARTICLE III

                              GRANTING OF OPTIONS

    3.1 ELIGIBILITY. Any Employee or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(d).

    3.2 DISQUALIFICATION FOR STOCK OWNERSHIP. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

    3.3 QUALIFICATION OF INCENTIVE STOCK OPTIONS. No Incentive Stock Option shall be granted to any person who is not an Employee.

    3.4  GRANTING OF OPTIONS

    (a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

        (i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options under this Plan) such of them as in its opinion should be granted Options;

        (ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

       (iii) Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in
    Section 162(m)(4)(C) of the Code; and

        (iv) Determine the terms and conditions of such Options, consistent with this Plan; PROVIDED, HOWEVER, that the terms and conditions of Options intended to qualify as performance-based compensation as described in
    Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

    (b) Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Chief Executive Officer of the Company to issue the Option and may impose such

                                     III-4
conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an Option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

    (c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an "incentive stock option" under Section 422 of the Code.

    (d) During the term of the Plan, each person who is a Director as of the date of the Distribution automatically shall be granted an Option to purchase
        (      ) shares of Common Stock (subject to adjustment as provided in
Section 7.3) on the date of each annual meeting of stockholders after such Distribution at which the Director is reelected to the Board. During the term of the Plan, a person who is initially elected to the Board after the consummation of the Distribution and who is a Director at the time of such initial election
automatically shall be granted an Option to purchase         (      ) shares of
Common Stock (subject to adjustment as provided in Section 7.3) on the date of each annual meeting of stockholders after such initial election at which the Director is reelected to the Board. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board, to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Options as described in the preceding sentence.

                                   ARTICLE IV

                                TERMS OF OPTIONS

    4.1 OPTION AGREEMENT. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

    4.2 OPTION PRICE. The price per share of the shares subject to each Option shall be set by the Committee; PROVIDED, HOWEVER, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and (i) in the case of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (ii) in the case of Incentive Stock Options such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the
Code); (iii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and (iv) in the case of Options granted to Directors, such price shall equal 100% of the Fair Market Value of a share

                                     III-5
of Common Stock on the date the Option is granted; PROVIDED, HOWEVER, that the price of each share subject to each Option granted to Directors on the date of the Distribution shall equal the average of the trading price for the Common Stock for the twenty days commencing on the sixth day after the effective date of the Distribution.

    4.3 OPTION TERM. The term of an Option shall be set by the Committee in its discretion; PROVIDED, HOWEVER, that, (i) in the case of Options granted to Directors, the term shall be ten (10) years from the date the Option is granted, without variation or acceleration hereunder, but subject to Section 5.6, and
(ii) in the case of Incentive Stock Options, the term shall not be more than ten
(10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

    4.4  OPTION VESTING

    (a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; PROVIDED, HOWEVER, that, unless the Committee otherwise provides in the terms of the Option or otherwise, no Option shall be exercisable by any Optionee who is then subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted; and PROVIDED, FURTHER, that Options granted to Directors shall become exercisable in cumulative annual installments of 20% on each of the first, second, third, fourth and fifth anniversaries of the date of Option grant, without variation or acceleration hereunder except as provided in Section 7.3(b). At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to a Director) vests.

    (b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee following the grant of the Option.

    (c) To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

    4.5 CONSIDERATION. In consideration of the granting of an Option, the Optionee shall agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as a Director of, as applicable) the Company or any Subsidiary for a period of at least six months (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Committee following grant of the Option) after the Option is granted (or, in the case of a Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or

                                     III-6
as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

                                   ARTICLE V

                              EXERCISE OF OPTIONS

    5.1 PARTIAL EXERCISE. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

    5.2 MANNER OF EXERCISE. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

    (a) A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

    (b) Such representations and documents as the Committee (or the Board, in the case of Options granted to Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

    (c) In the event that the Option shall be exercised pursuant to Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

    (d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Directors), may in its discretion (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

                                     III-7

    5.3 CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate or certificates of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions, any of which may be waived by the Company, in its discretion:

    (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

    (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

    (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Directors) shall, in its absolute, discretion determine to be necessary or advisable;

    (d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Directors) may establish from time to time for reasons of administrative convenience; and

    (e) Subject to Section 5.2(d), the receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

    5.4 RIGHTS AS STOCKHOLDERS. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

    5.5 OWNERSHIP AND TRANSFER RESTRICTIONS. The Committee (or Board, in the case of Options granted to Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

    5.6 LIMITATIONS ON EXERCISE OF OPTIONS GRANTED TO DIRECTORS. No Option granted to a Director may be exercised to any extent by anyone after the first to occur of the following events:

    (a) the expiration of twelve (12) months from the date of the Optionee's death;

    (b) the expiration of twelve (12) months from the date of the Optionee's Termination of Directorship by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

    (c) the expiration of three (3) months from the date of the Optionee's Termination of Directorship for any reason other than such Optionee's death or his permanent and total disability, unless the Optionee dies within said three-month period; or

    (d) The expiration of ten years from the date the Option was granted.

                                     III-8

                                   ARTICLE VI

                                 ADMINISTRATION

    6.1 COMPENSATION COMMITTEE. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

    6.2 DUTIES AND POWERS OF COMMITTEE. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

    6.3 MAJORITY RULE; UNANIMOUS WRITTEN CONSENT. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

    6.4 COMPENSATION; PROFESSIONAL ASSISTANCE, GOOD FAITH ACTIONS. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

    7.1 NOT TRANSFERABLE. Options under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such options have been exercised, or the shares underlying such options have been issued, and all restrictions applicable to such shares have lapsed. No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted

                                     III-9
disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

    During the lifetime of the Optionee, only he may exercise an Option (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

    7.2 AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN. Except as otherwise provided in this Section 7.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 7.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan, and no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Furthermore, no modification of the Award Limit shall be effective prior to the approval of the Company's stockholders. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Options theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:

    (a) The expiration of ten years from the date the Plan is adopted by the Board; or

    (b) The expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 7.4.

    7.3 CHANGES IN COMMON STOCK OR ASSETS OF THE COMPANY, ACQUISITION OR LIQUIDATION OF THE COMPANY AND OTHER CORPORATE EVENTS.

    (a) Subject to Section 7.3(d), in the event that the Committee (or the Board, in the case of Options granted to Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion (or in the case of Options granted to Directors, the Board's sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Committee (or the Board, in the case of Options granted to Directors) shall, in such manner as it may deem equitable, adjust any or all of

        (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options may be granted under the Plan, (including, but not limited to, adjustments of the limitations in Section
    2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

        (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, and

                                     III-10

       (iii) the grant or exercise price with respect to any Option.

    (b) Subject to Section 7.3(d), in the event of any Corporate Transaction or other transaction or event described in Section 7.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of Options granted to Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of Options granted to Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

        (i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the optionee's request, for either the purchase of any such Option for an amount of cash equal to the positive difference, if any, between the amount that could have been obtained upon the exercise of such Option and the exercise price of such Option, or realization of the optionee's rights had such Option been currently exercisable or payable or fully vested or the replacement of such Option with other rights or property selected by the Committee (or the Board, in the case of Options granted to Directors) in its sole discretion;

        (ii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Option;

       (iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event, that upon such event, such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar Options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

        (iv) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options and Options which may be granted in the future.

    (c) Subject to Section 7.3(d) and 7.8, the Committee (or the Board, in the case of Options granted to Directors) may, in its discretion, include such further provisions and limitations in any Option as it may deem equitable and in the best interests of the Company.

    (d) With respect to Options which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 7.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such option to fail to so qualify under Section 162(m)(4)(C), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of

                                     III-11

Rule 16b-3 unless the Committee (or the Board, in the case of Options granted to Directors) determines that the option is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option shall always be rounded to the next whole number.

    7.4 APPROVAL OF PLAN BY STOCKHOLDERS. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options may be granted prior to such stockholder approval, provided that such Options shall not be exercisable prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted under this Plan shall thereupon be canceled and become null and void.

    7.5 TAX WITHHOLDING. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Option. The Committee (or the Board, in the case of Options granted to Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

    7.6 LOANS. The Committee may, in its discretion, extend one or more loans to key Employees in connection with the exercise or receipt of an Option granted under this Plan. The terms and conditions of any such loan shall be set by the Committee.

    7.7 FORFEITURE PROVISIONS. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of Options granted to Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of an Option, or upon the receipt or resale of any Common Stock underlying such Option, must be paid to the Company, and (ii) the Option shall terminate and any unexercised portion of such Option (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the Option, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

    7.8 LIMITATIONS APPLICABLE TO SECTION 16 PERSONS AND PERFORMANCE-BASED COMPENSATION. Notwithstanding any other provision of this Plan, this Plan, and any Option granted to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in
Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

    7.9 EFFECT OF PLAN UPON OPTIONS AND COMPENSATION PLANS. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or

                                     III-12
compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

    7.10 COMPLIANCE WITH LAWS. This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

    7.11 TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

    7.12 GOVERNING LAW. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

                                     III-13

                                   SIGNATURES


    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 3 to Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.



                                EXCEL LEGACY CORPORATION

Dated: March 23, 1998           By               /s/ GARY B. SABIN
                                     -----------------------------------------
                                                   Gary B. Sabin
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER